Exhibit 10

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

between

CONSOLIDATED EDISON, INC.

as Seller,

and

RWE RENEWABLES AMERICAS, LLC,

as Buyer

Dated as of October 1, 2022

A portion of this exhibit has been excluded because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

i

SCHEDULES

Schedule A	Accounting Principles and Policies

Buyer Disclosure Schedule
Seller Disclosure Schedule

EXHIBITS

Exhibit A	Organizational Chart
Exhibit B	Operating Projects
Exhibit C	Development Projects
Exhibit D	Form of Buyer Parent Guaranty
Exhibit E	Capital Expenditures Budget
Exhibit F	Form of Transition Services Agreement
Exhibit G	Allocated Value Schedule
Exhibit H	Financial Definitions Exhibit

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement is entered into as of October 1, 2022, by and between Consolidated Edison, Inc., a New York corporation (“Seller”), and RWE Renewables Americas, LLC, a Delaware limited liability company (“Buyer”). Each of Seller and Buyer is, individually, a “Party,” and, collectively, they are the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller owns all of the issued and outstanding Interests of Con Edison Clean Energy Businesses, Inc., a New York corporation (the “Company,” and such Interests, the “Company Interests”);

WHEREAS, the Company owns all of the issued and outstanding Interests in (a) Consolidated Edison Solutions, Inc., a New York corporation (“CES”), (b) Consolidated Edison Energy, Inc., a New York corporation (“CEE”), and (c) Consolidated Edison Development, Inc., a New York corporation (“CED”), which in turn own, directly or indirectly, the entities set forth on the organizational chart attached hereto as Exhibit A;

WHEREAS, CES and CED directly and indirectly own (a) operating wind or solar energy generation projects and battery storage projects (the “Operating Projects”) set forth on Exhibit B and (b) development stage wind, solar and battery storage projects that have not yet achieved commercial operation (the “Development Projects”) set forth on Exhibit C (the Operating Projects and Development Projects collectively, the “Projects”);

WHEREAS, CEE provides energy management services to third parties and Company Entities in the Northeast, Mid-Atlantic and California regions of the United States and leases and manages various energy assets (such as merchant transmission lines) (the “Energy Management Services”);

WHEREAS, CES provides energy efficiency and solar/battery installation services to a variety of commercial, retail, residential and governmental customers (the “Efficiency and Installation Services”);

WHEREAS, Seller desires to sell, transfer, convey and assign to Buyer, and Buyer desires to purchase from Seller, all of Seller’s right, title and interest in and to the Company Interests, on the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, as a material inducement to Seller’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, Buyer and RWE Aktiengesellschaft, a stock corporation incorporated under the laws of Germany (“Buyer Parent”), are entering into a guaranty in the form attached hereto as Exhibit D (the “Buyer Parent Guaranty”) in favor of Seller, pursuant to which Buyer Parent has guaranteed certain obligations of Buyer arising under or in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration the adequacy of which is hereby acknowledged, the Parties, intending to become legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Principles and Policies” means the accounting adjustments, principles, methodologies, practices and procedures set forth on Schedule A.

“Action” means any action, suit, investigation, hearing, inquiry, complaint, summons, examination or proceeding by or before any court or other Governmental Authority or any arbitrator.

“Adjusted Working Capital” means an amount (which may be positive or negative), calculated on a consolidated basis, and without duplication, equal to (a) an amount equal to the current assets, deposits in respect of Energy Management Services, unbilled revenues, accounts receivable, other receivables, prepaid expenses and other current assets of the Company, excluding Westside, minus (b) an amount equal to the current liabilities and accrued liabilities and other current liabilities of the Company, excluding Westside, in each case as reflected in the balance sheet line items and accounts specified as “Adjusted Working Capital” in Exhibit H (the “Financial Definitions Exhibit”) and determined in accordance with the Accounting Principles and Policies.

“Adjustment Amount” means as of the Effective Date, an amount (which may be positive or negative), equal to, calculated in accordance with the Accounting Principles and Policies:

(a)	the Working Capital Variance Amount; plus

(b)	the Company Closing Cash Amount; plus

(c)	the Interim Capital Expenditures Variance Amount; minus

(d)	the Company Indebtedness Amount; minus

(e)	the Outstanding Seller Transaction Expenses; minus

(f)	the Allocated Value attributed to any Exercised ROFR Asset; minus

(g)	the Allocated Value attributed to any Deferred Project minus

(h)	any Leakage pursuant to Section 6.1(f).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliate Contract” means any Contract between a member of the Remaining Seller Group, on the one hand, and any Company Entity, on the other hand.

“Agreement” means this Purchase and Sale Agreement, including all Exhibits and Schedules hereto (including the Disclosure Schedules), as the same may be amended, modified or supplemented from time to time in accordance with its terms.

“Allocated Target Working Capital” means the portion of the Target Working Capital allocable to the applicable Project.

“Allocated Value” means, for any Project set forth on Exhibit G, the value allocated to such Project set forth on Exhibit G.

“Alternative Financing” has the meaning set forth in Section 6.14(a).

“Anti-Corruption Laws” has the meaning set forth in Section 3.17(b).

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.17(b).

“Assumed Benefit Plans” has the meaning set forth in Section 6.11(b).

“Auditor” has the meaning set forth in Section 2.5(b)(ii).

“Balance Sheet Date” has the meaning set forth in Section 3.6.

“Base Purchase Price” means $6,800,000,000 (six billion eight hundred million dollars).

“Benefit Plan” means each (a) employee benefit plan (within the meaning of Section 3(3) of ERISA), (b) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, program or policy and (c) other compensation or benefit plan, agreement, program or policy, in each case, sponsored, maintained or contributed to or entered into, or required to be sponsored, maintained or contributed to or entered into, by Seller or any of its Subsidiaries for the benefit of any current or former Company Service Provider, or under which the Company or any of its Subsidiaries could reasonably be expected to have any direct or indirect Liability, excluding any statutory plan, agreement, program or policy maintained, in whole or in part, by any Governmental Authority.

“Business” means the clean energy business of Seller, consisting of (i) the Projects, (ii) the Energy Management Services and (iii) the Efficiency and Installation Services.

“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in New York, New York, U.S.A.; Luxembourg, Grand Duchy of Luxembourg; London, United Kingdom; Frankfurt a.M., Germany; or Essen, Germany are not open for the transaction of normal banking business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.11(d)(i).

“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Seller on the date hereof.

“Buyer Indemnified Parties” has the meaning set forth in Section 6.19(a)(ii).

“Buyer Parent” has the meaning set forth in the recitals to this Agreement.

“Buyer Parent Guaranty” has the meaning set forth in the recitals to this Agreement.

“Buyer Plans” has the meaning set forth in Section 6.11(h).

“Buyer Termination Fee” has the meaning set forth in Section 10.3(a).

“Capital Expenditures Budget” has the meaning set forth in Section 6.1(b)(xi).

“Cash” (which may be positive or negative) means, on a consolidated basis, all cash and cash equivalents (including all restricted cash and deposits other than deposits in respect of Energy Management Services), including any checks received and not yet deposited, all security or rent or other similar deposits held for the account of any of the Company Entities and cash collateral posted with brokers and counterparties, but excluding any checks issued but not yet drawn and in process outbound wire transfers, in each case as reflected in the balance sheet line items and accounts specified as “Cash” in the Financial Definitions Exhibit, and determined in accordance the Accounting Principles and Policies, but excluding any intercompany receivables solely between or among the Company Entities; provided that the total amount of Cash shall be decreased by any tax equity investor capital contributions received by any Company Entity from Seller or any of its Affiliates or a Third Party in respect of the Pleasant Hill and Watlington Projects and any Project that is placed in service prior to the Closing for which the Seller or any of its Affiliates or a Third Party provides tax equity financing.

“CEB AIP” has the meaning set forth in Section 6.11(e).

“CEB LTIP” has the meaning set forth in Section 6.11(e).

“CED” has the meaning set forth in the recitals to this Agreement.

“CEE” has the meaning set forth in the recitals to this Agreement.

“CES” has the meaning set forth in the recitals to this Agreement.

“CFIUS” means the Committee on Foreign Investment in the United States or any Governmental Authority acting in its capacity as a member of CFIUS or directly involved in CFIUS’s assessment, review or investigation of the transactions contemplated by this Agreement.

“CFIUS Approval” has the meaning set forth in Section 6.5(f).

“CFIUS Authorities” has the meaning set forth in Section 6.5(f).

“CFIUS Turndown” has the meaning set forth in Section 6.5(f).

“Change in Control Payments” means (a) any success, change in control, transaction bonus or similar payment or amount paid or payable under any Benefit Plan in effect at or prior to the Closing by any Company Entity to any current or former Company Service Provider solely as a result of the transactions contemplated by this Agreement, including the “Initial Payment” of each retention bonus under the Executive Retention Plan, (b) the “Initial Payment” and the “Subsequent Payment” of each retention bonus under the Designated Employees’ Retention Plan and the “Subsequent Payment” of each retention bonus under the Executive Retention Plan and (c) all payroll and other employer Taxes payable by the Company or any of its Subsidiaries with respect to any payment or amount described in the preceding clause (a) or (b), and (d) the Specified Adjustment Amount; provided, that clause (a) of this definition of “Change in Control Payments” shall exclude (i) any amounts payable by the Company Entities pursuant to any employment agreements that are incurred as the result of actions taken by Buyer or its Affiliates and (ii) payments made or required to be made pursuant to any agreement, contract, arrangement or plan entered into by and between Buyer or any of its Affiliates (as of the date hereof) and an employee of the Company Entities after the date hereof, except as otherwise contemplated by this Agreement or agreed in writing after the date hereof between Seller and Buyer. For purposes of this Agreement, “Initial Payment” and “Subsequent Payment” shall have the meanings set forth in the Executive Retention Plan or Designated Employees’ Retention Plan, as applicable.

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Adjustment Certificate” means a certificate signed by an officer of Buyer setting forth Buyer’s good faith calculation of the Adjustment Amount and any asserted Excess Payment or Shortfall Payment, together with the Closing Date Balance Sheet and other reasonable supporting calculations and documentation.

“Closing Date” means the date the Closing occurs pursuant to Section 2.3(a).

“Closing Date Balance Sheet” has the meaning set forth in Section 2.5(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Closing Cash Amount” means, without duplication, an amount (which may be positive or negative) equal to the aggregate amount of Cash of the Company Entities as of the Effective Date.

“Company Employee” means each employee (including individuals who are full-time, part-time, temporary, on vacation or on a paid or unpaid leave of absence) of any of the Company Entities.

“Company Entities” means the Company and each Subsidiary of the Company.

“Company Entity Plans” has the meaning set forth in Section 3.15(a).

“Company Indebtedness Amount” means, without duplication, an amount equal to the sum of (i) the aggregate amount of Indebtedness of the Company Entities as of the Effective Date and (ii) the Pre-Closing Tax Amount.

“Company Intellectual Property” has the meaning set forth in Section 3.21(a).

“Company Interests” has the meaning set forth in the recitals to this Agreement.

“Company IT Assets” has the meaning set forth in Section 3.22(c).

“Company Registered Intellectual Property” has the meaning set forth in Section 3.21(a).

“Company Service Provider” means any Company Employee and each other officer or individual independent contractor of the Company Entities.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of May 16, 2022, between Buyer Parent and Seller, including any supplements and amendments thereto from time to time.

“Consents” means consents, approvals, exemptions, waivers, authorizations, filings, registrations and notifications.

“Continuing Employees” has the meaning set forth in Section 6.11(c).

“Contract” means any agreement, contract, subcontract, lease, license, sublicense or other legally binding commitment or undertaking.

“Contracting Party” has the meaning set forth in Section 11.11.

“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or ownership interests, by contract or otherwise.

“Controlled Group Liability” has the meaning set forth in Section 3.15(b).

“Co-Operation Phase” has the meaning set forth in Section 2.4(g).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive or guideline issued by any Governmental Authority (including the Centers for Disease Control and Prevention or the World Health Organization) in relation to, arising out of, in connection with or in response to an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such Law, directive or guideline.

“Credit Facilities Agreements” means the agreements listed on Section 1.1(a) of the Seller Disclosure Schedule, in each case as may be amended, modified or supplemented from time to time in accordance with its terms and this Agreement.

“D&O Indemnified Persons” has the meaning set forth in Section 6.9(b).

“Damages” means all losses, claims, damages, payments, costs and expenses (including costs and expenses of Actions), amounts paid in connection with any assessments, judgments or settlements relating thereto, and out-of-pocket expenses and reasonable attorneys’ fees and expenses reasonably incurred in defending against any such Actions.

“Debt Commitment” has the meaning set forth in Section 5.5(c).

“Debt Documents” has the meaning set forth in Section 6.14(a).

“Debt Financing” has the meaning set forth in Section 5.5(c).

“Debt Financing Documents” has the meaning set forth in Section 5.5(c).

“Debt Financing Sources” means the Persons that are party to the Debt Commitment (including any amendments thereto) that have committed to provide or arrange all or any part of the Debt Financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements, credit agreements or similar debt agreements entered into pursuant thereto or relating thereto. Notwithstanding the foregoing and for the avoidance of doubt, neither Buyer nor any of its Affiliates shall constitute “Debt Financing Sources.”

“Deferred Closing” has the meaning set forth in Section 2.4(i).

“Deferred Closing Date” has the meaning set forth in Section 2.4(i).

“Deferred Project” has the meaning set forth in Section 2.4(e).

“Deferred Project Adjustment Amount” has the meaning set forth in Section 2.4(f).

“Deferred Project Purchase Price” has the meaning set forth in Section 2.4(i).

“Deferred Project SPV” has the meaning set forth in Section 2.4(c).

“Deferred Tax Obligations” means any payroll Taxes of the Company Entities that ordinarily would have been due and payable on or prior to the Closing Date but for which payment is not required until after the Closing Date as a result of deferral under any COVID-19 Measure, the Coronavirus Aid, Relief, and Economic Security Act, the American Rescue Plan Act of 2021 or the Presidential Memorandum on Deferred Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020.

“Deferred Transfer Trigger” has the meaning set forth in Section 2.4(i).

“Designated Employees’ Retention Plan” means the Con Edison Clean Energy Businesses, Inc. Retention Bonus Plan for Designated Employees.

“Development Projects” has the meaning set forth in the recitals to this Agreement.

“Disclosure Schedules” means the Buyer Disclosure Schedule and the Seller Disclosure Schedule.

“Draft Tax Returns” has the meaning set forth in Section 6.8(c).

“Effective Date” has the meaning set forth in Section 2.5(b).

“Efficiency and Installation Services” has the meaning set forth in the recitals to this Agreement.

“Energy Management Services” has the meaning set forth in the recitals to this Agreement.

“Environmental Law” means any and all federal, state and local Laws related to pollution or protection of the environment (including natural resources), the remediation of contamination, occupational exposures to hazardous or toxic materials or (to the extent such relates to exposures to hazardous or toxic materials) human health and safety.

“Environmental Permit” has the meaning set forth in Section 3.11(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Adjustment Amount” means the estimated Adjustment Amount set forth on the Estimated Adjustment Certificate.

“Estimated Adjustment Certificate” means a certificate signed by an officer of Seller setting forth Seller’s good faith estimate of the Adjustment Amount, together with reasonable supporting calculations and documentation.

“Excess Payment” has the meaning set forth in Section 2.5(f)(i).

“Executive Retention Plan” has the meaning set forth in Section 6.11(e).

“Exempt Wholesale Generator” means an “exempt wholesale generator” under PUHCA and applicable FERC regulations, as amended from time to time.

“Exercised ROFR Asset” has the meaning set forth in Section 6.3(c).

“FCC” has the meaning set forth in Section 6.5(g).

“FERC” means the Federal Energy Regulatory Commission, or its successor.

“Final Adjustment Certificate” has the meaning set forth in Section 2.5(e).

“Final Allocation” has the meaning set forth in Section 2.6(b).

“Final Settlement Date” has the meaning set forth in Section 2.5(d).

“Financial Statements” has the meaning set forth in Section 3.6.

“Financing” has the meaning set forth in Section 5.5(c).

“Financing Purposes” has the meaning set forth in Section 5.5(c).

“FPA” means the Federal Power Act, as amended, and FERC’s implementing regulations promulgated thereunder.

“Fraud” means (a) a false representation of a material fact by a Party, (b) made with knowledge or belief of its falsity, (c) with the intent of inducing another Person to act, or refrain from acting, to such other Person’s detriment and (d) upon which such other Person acted or did not act in justifiable reliance on the representation, with resulting Losses, and which shall expressly exclude any other claim of fraud that does not include the elements set forth in this definition, including constructive fraud, negligent misrepresentation or any similar theory.

“Fundamental Representation” means Section 3.1(a), Section 3.3 (solely as it relates to the Company Interests), Section 3.4 (solely as it relates to the Company Interests), Section 3.18, Section 3.23, Section 3.24, Section 4.1, Section 4.2, Section 4.6, Section 4.7, Section 5.1, Section 5.2, and Section 5.9.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governing Documents” means (a) with respect to any corporation, its articles or certificate of incorporation and bylaws, (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or governing or organizational documents of similar substance, (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance and (d) with respect to any other entity, governing or organizational documents of similar substance to any of the foregoing, in the case of each of clauses (a) through (d), as may be in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, legislature, judicial or arbitral body, court of competent jurisdiction, administrative agency or commission or other governmental, quasi-governmental or regulatory authority or instrumentality.

“Governmental Official” has the meaning set forth in Section 3.17(b).

“Governmental Order” means any binding order, writ, judgment, injunction, decree, verdict, determination, award or other restriction of any Governmental Authority.

“Harbor Healthcare Agreement” means that certain Amended and Restated Contract Management Agreement between Consolidated Edison Company of New York, Inc. and Consolidated Edison Solutions, Inc., to be entered into on the Closing Date, in form and substance reasonably satisfactory to Buyer and Seller, but in any event solely limited to the Harbor

Healthcare project; provided that (i) the economic and sub-contracting terms thereof shall be identical to the economic and sub-contracting terms set forth in the Contract Management Agreement, dated as of March 29, 2006, by and between Consolidated Edison Company of New York, Inc. and Consolidated Edison Solutions, Inc., as amended on September 14, 2007, April 17, 2014, June 25, 2020 and May 24, 2021 (“Original Harbor Healthcare Agreement”), as in effect on the date hereof, and (ii) the other terms and conditions thereof shall include provisions substantially similar to the other terms and conditions set forth in the Original Harbor Healthcare Agreement, as in effect on the date hereof.

“Hazardous Material” means (a) asbestos, polychlorinated biphenyls, petroleum, petroleum by-products or wastes, radioactive materials or wastes, heavy metals and per- or poly-fluorinated substances and (b) any material, waste or substance that is defined, listed or identified as “hazardous” or “toxic,” or as a “pollutant” or “contaminant,” or that is otherwise regulated or forms the basis in Liability, under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (without duplication), on a consolidated basis, the aggregate amount of the following obligations: (a) any indebtedness for borrowed money (whether granted by any Third Party or any member of the Remaining Seller Group, in the latter case to the extent not paid, settled, netted, cancelled, forgiven or released in accordance with Section 6.16), (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) the fair value of any swap, collar, cap, hedge or other Contract or obligation in respect of commodity, interest rate or currency fluctuations (which amount will reduce Indebtedness if in an asset position other than to the extent accounted for as Cash), (d) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities other than trade payables, in each case, to the extent drawn, (e) any finance lease obligations, (f) other long-term liabilities (as set forth in account no. 290000), (g) all obligations issued or assumed as the deferred purchase price of property (other than accounts payable), all conditional sale obligations, all obligations under any title retention agreement or “earn-out” or other similar performance-based contingent payment obligations, (h) obligations in respect of bank overdrafts (to the extent not reflected in the calculation of Cash), (i) all Liabilities with respect to any unfunded Company Entity Plans that are deferred compensation plans, pension plans, retiree medical and life insurance plans, profit sharing plans, non-qualified retirement plans and early retirement plans, to the extent that the amount of such obligations exceeds the fair market value of any assets of any Company Entity held in trust or otherwise dedicated solely to the satisfaction of such obligations; (j) all Liabilities with respect to any Company Entity Plans that are severance, bonus, long-term incentive or commissions (to the extent not included in the Outstanding Transaction Expenses, Target Working Capital or Adjusted Working Capital as of the Effective Date), in each case (whether payable prior to, on or after the Closing Date), that are earned or deemed earned and become payable solely based on services performed through, or a termination of employment prior to, the Closing and unpaid as of the Closing, in the case of clauses (i) and (j), including all payroll and other employer Taxes payable by the Company Entities with respect thereto, (k) preferred returns or priority distributions to the extent not paid on the distribution date on which they were otherwise required, (l) margin collateral (as set forth in account no. 220000), (m) all accrued and unpaid interest, premium, breakage cost, penalties, make-

whole payments, fees and other charges related to any of the foregoing and (n) any guaranty of any of the foregoing (without any double counting), in each case as reflected in the balance sheet line items and accounts specified as “Indebtedness” in the Financial Definitions Exhibit and determined in accordance with the Accounting Principles and Policies. For the avoidance of doubt, the term “Indebtedness” shall not include (w) any payments made as a result of a termination of employment following the Closing, (x) any intercompany indebtedness solely between or among the Company Entities, (y) any item that is an Outstanding Seller Transaction Expense or (z) any Taxes (other than Taxes included in clauses (i) and (j) of this definition) or the value of any Tax credit allocated to the Seller Consolidated Group (whether as result of any Company Entity being a member of such Seller Consolidated Group or otherwise).

“Independent Accounting Firm” means Ernst & Young; provided that, in the event that the designated Independent Accounting Firm refuses or is unable to accept or resigns from the appointment provided for hereunder, Seller and Buyer shall jointly appoint a replacement independent, nationally recognized accounting firm to serve in the capacity of the Independent Accounting Firm. In the event that the Parties are unable to agree on such replacement within ten (10) Business Days after either Party has requested the appointment in writing, they shall each nominate such a firm, and the two firms so nominated shall nominate a third such firm, with such third firm to serve as the Independent Accounting Firm.

“Information Privacy Laws” means (a) all applicable Laws concerning the privacy, data protection or security of personal data, including, to the extent applicable, the EU General Data Protection Regulation and federal, local and state data security and data privacy Laws and (b) each rule, code of conduct or other requirement of self-regulatory bodies to which Seller and its Affiliates have expressly and publicly committed to adhere.

“Intellectual Property” means all intellectual property rights, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including all (a) patents (including all reissues, reexaminations, supplemental examinations, substitutions, renewals and extensions thereof), patent applications (including provisional non-provisional applications, continuations, divisionals and continuations-in-part), and other patent rights, (b) Trademarks, (c) copyrights that are registered or unregistered (including copyrights in Software), rights in works of authorship (whether or not copyrightable), design or database rights (including rights in all website content and Software), and all registrations, applications, renewals, extensions and reversions of any of the foregoing, and (d) trade secrets or nonpublic know-how, including inventions, discoveries, improvements, concepts, ideas, methods, techniques, processes, procedures, programs, codes, designs, prototypes, patterns, plans, compilations, formulas, schematics, drawings, technical data, specifications, research and development information, technology, databases, data collections, customer lists, business plans and other technical information, and other rights in confidential and proprietary business information and know-how, in each case, to the extent qualifying as a trade secret under applicable Law (collectively, “Trade Secrets”) and (e) (i) computer programs, applications, files, user interfaces, application programming interfaces, diagnostics, software development tools and kits, templates, menus, analytics and tracking tools, compilers, libraries, version control systems and operating systems, including all software implementations of algorithms, models and methodologies for any of the foregoing, whether in source code, object code or other form, and (ii) user documentation, including user manuals and training materials, relating to any of the foregoing (collectively, “Software”).

“Intercompany Accounts” means any intercompany accounts, balances, payables, receivables or Indebtedness, including any amounts owing between a member of the Remaining Seller Group on the one hand, and any Company Entity, on the other hand.

“Interests” with respect to any Person means shares, partnership interests, limited liability company interests or any other equity interest in such Person.

“Interim Capital Expenditures Variance Amount” means the positive or negative amount by which actual capital expenditures vary from the amount set forth in the Capital Expenditures Budget, calculated for the period starting on the date hereof and ending on the Effective Date.

“Interim Period” has the meaning set forth in Section 6.1(a).

“IRS Notices” means IRS Notice 2013-29, 2013-20 I.R.B. 1085, and IRS Notice 2018-59, 2018-28 I.R.B. 196, in each case as modified by IRS Notice 2013-60, 2013-44 I.R.B. 431; IRS Notice 2014-46, 2014-36 I.R.B. 520; IRS Notice 2015-25, 2015-13 I.R.B. 814; IRS Notice 2016-31, 2016-23 I.R.B. 1025; IRS Notice 2017-4, 2017-4 I.R.B. 541; IRS Notice 2018-59, 2018-28 I.R.B. 196; IRS Notice 2019-43, 2019-31 I.R.B. 487; IRS Notice 2020-41, 2020-25 I.R.B. 954; IRS Notice 2021-5, 2021-3 I.R.B. 479; and IRS Notice 2021-41, 2021-29 I.R.B. -, as applicable, and including any subsequent amendment or modification thereto or any successor guidance.

“ITC” means the “energy credit” under Section 48 of the Code.

“Knowledge” means, with respect to Seller, the actual knowledge of any individual set forth on Section 1.1(b) of the Seller Disclosure Schedule, and, with respect to Buyer, the actual knowledge of any individual set forth on Section 1.1(b) of the Buyer Disclosure Schedule.

“Laws” means all applicable laws, statutes, constitutions, rules, regulations, ordinances and rulings of any Governmental Authority and all applicable Governmental Orders.

“Leakage” has the meaning set forth in Section 6.1(f).

“Leased Real Property” has the meaning set forth in Section 3.10(a).

“Lenders” has the meaning set forth in Section 5.5(c).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” means any mortgage, deed of trust, pledge, lien, encumbrance, charge, option, right of first refusal or offer, encroachment, security interest, transfer restriction or Uniform Commercial Code financing statement or preemptive right, whether or not relating in any way to credit or the borrowing of money.

“Losses” means all actual Liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel, court or arbitration fees, and other costs and expenses of investigation or defense).

“Material Adverse Effect” means: (a) with respect to the Company Entities, any change, event, circumstance, occurrence or development (“Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company Entities, taken as a whole; provided, however, that any Effect to the extent arising out of, resulting from or attributable to any of the following shall not constitute or be deemed to contribute to a Material Adverse Effect: (i) changes generally affecting the industries or geographies in which the Company Entities operate, whether national, regional, state, provincial or local, including (A) changes in the electric generating, transmission or distribution industries, (B) changes in the renewable energy industry or wholesale or retail markets for electric power, power generation (including capacity or resource adequacy), power transmission, battery storage or frequency modulation (or other ancillary services) or other electricity or fuel supply or transportation or related products and operations, including such changes due to actions by regulators, (C) changes in the electric transmission or distribution systems generally, including due to new generating facilities, and (D) changes in the markets for or costs of electricity, generally, including due to new generating facilities, (ii) changes in general regulatory or political conditions, including any acts of war, terrorism, sabotage, outbreak or escalation of hostilities or change in geopolitical conditions, (iii) effects of weather, meteorological conditions or events or other natural disasters, (iv) changes in Law or regulatory policy by a Governmental Authority after the date hereof, or the interpretation or enforcement thereof by a Governmental Authority, (v) any change in interest rates or economic, political, business or financial market conditions generally (including any changes or adverse conditions in the financial, banking, securities, credit or commodities markets, in each case, including any disruption thereof and any decline in the price of any market index, (vi) the announcement, pendency, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, including the identity of Buyer or any of its Affiliates or any communication by Buyer or any of its Affiliates regarding plans, proposals or projections with respect to the Company Entities (including any impact thereof on the relationship of the Company Entities, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees, partners or others having relationships with any of the Company Entities), (vii) changes in accounting requirements, standards or principles (including GAAP) after the date hereof, or the interpretation or enforcement thereof by a Governmental Authority, (viii) actions or omissions expressly required to be taken or not taken by the Company Entities in accordance with this Agreement or the other Transaction Documents (other than any actions or omissions pursuant to Section 6.1), (ix) failure by Seller or any Company Entity to meet any internal or publicly published projections or forecasts for any period occurring on or after the date hereof (it being understood and agreed that the exception in this clause (ix) shall not preclude any Party from asserting that the underlying facts, circumstances, changes, events, occurrences or developments giving rise to such failure should be taken into account in determining whether there has been a Material Adverse Effect if not otherwise excluded by another clause of this definition), (x) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority affecting a national or federal government as a whole, (xi) any pandemic (including COVID-19), public health event, outbreak of disease or illness, or any escalation or worsening relating to the foregoing, including any escalation or worsening of stoppages or shutdowns, or any response of any Governmental Authority (including any COVID-19 Measures), related to any of the foregoing, or (xii) any actual or potential break up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such political or economic union; (b) with respect to Buyer, any Effect that would reasonably be expected to prevent or materially delay the performance by Buyer or its Affiliates of any obligation under, or the consummation of the transactions contemplated by, this Agreement; and (c) with respect to Seller, any Effect that would reasonably be expected to prevent or materially delay the performance by Seller or its Affiliates of any obligation under, or the consummation of the transactions contemplated by, this Agreement; but in the case of clauses (a)(i) through (v), (vii), (x), (xi) and (xii), only to the extent that such change, event, circumstance, occurrence or development described in clauses (a)(i) through (v), (vii), (x), (xi) and (xii), does not disproportionately impact the Company Entities, taken as a whole, relative to other similarly situated industry participants.

“Material Contracts” means the following Contracts to which any Company Entity is a party: (a) each interconnection Contract; (b) each Contract for the purchase, sale or delivery of energy, capacity or ancillary services (other than consumer, residential or community solar or other similar arrangements); (c) each Contract for the transmission of electricity; (d) each swap, exchange, commodity option or hedging Contract; (e) each operation, maintenance and management Contract that is material to the operation of any project owned by any Company Entity and involves payments in excess of $1,000,000; (f) each Contract (other than any Benefit Plan) which provides for aggregate future payments to or from any Company Entity in excess of $5,000,000 in any calendar year, other than those that can be terminated without material monetary penalty by such Company Entity; (g) each Contract under which any Company Entity is obligated to sell or lease as lessor real property having a value in excess of $5,000,000 per year; (h) each Contract which contains any covenant which materially restricts any of the Company Entities from competing or engaging in any activity or business that is material to the Company Entities, taken as a whole; (i) each Contract under which any Company Entity has (i) created, incurred, assumed or guaranteed any outstanding Indebtedness with a principal balance in excess of $2,000,000, or (ii) extended credit to any Person in an amount in excess of $1,000,000 of committed credit; (j) each Affiliate Contract; (k) each Contract providing for the formation, creation, governance, economics or control of any joint venture, strategic alliance or other similar collaboration that is material to the Company Entities, taken as a whole, (l) each Contract contemplating the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $5,000,000 (in each case, excluding acquisitions or dispositions of supplies, inventory, merchandise or products in the ordinary course of business); (m) the Credit Facilities Agreements and the Contracts documenting the Tax Equity Transactions; (n) reflecting a settlement of any threatened or pending Action containing any material continuing obligations or restrictions on any Company Entity; and (o) each Contract under which any Company Entity grants or is granted a license or a covenant not to sue or consent to use or establishes any escrow, coexistence or concurrent use arrangement, in each case, relating to any Intellectual Property that is material to the Company Entities taken as a whole, other than non-exclusive licenses (X) for off-the-shelf software or (Y) granted in the ordinary course of business with respect to which annual fees are not in excess of $1,000,000, in each case of items (a) through (o), with a counterparty that is not another Company Entity.

“Matter Description” has the meaning set forth in Section 6.1(a).

“MBR Authority” means authorization by FERC pursuant to Section 205 of the FPA to sell electric energy, capacity or ancillary services at market-based rates, and granting such regulatory waivers and blanket authorizations as are customarily granted to persons with such authority, including blanket authorization to issue securities and assume liabilities and obligations pursuant to Section 204 of the FPA.

“Multiemployer Plan” has the meaning set forth in Section 3.15(b).

“NewCo” has the meaning set forth in Section 2.4(e)(iv).

“Non-Party Affiliate” has the meaning set forth in Section 11.11.

“Non-Transferable Asset” has the meaning set forth in Section 2.4(a).

“Notice of Disagreement” has the meaning set forth in Section 2.5(d).

“Operating Projects” has the meaning set forth in the recitals to this Agreement.

“Outstanding Seller Transaction Expenses” means the following fees, costs and expenses (to the extent unpaid as of the Closing, i.e., not being reflected in the Closing Date Balance Sheet through a reduction of Cash) incurred by or on behalf of any of the Company Entities as a result of the negotiation, documentation and consummation of the transactions contemplated hereby or any alternative sale transactions relating to the sale process for the Company: (a) fees and disbursements payable by any Company Entity to outside counsel in connection with the transactions contemplated hereby or any alternative sale transactions relating to the sale process for the Company; (b) fees and expenses of any other agents, advisors, consultants, experts and financial advisors (such as Barclays) payable by any Company Entity in connection with the transactions contemplated hereby or any alternative sale transactions relating to the sale process for the Company; and (c) Change in Control Payments; provided, that in no event shall Outstanding Seller Transaction Expenses include (i) any payments made or required to be made pursuant to arrangements entered into by, or at the written direction of, Buyer or any of its Affiliates, (ii) any payments made as a result of a termination of employment following the Closing, (iii) Transfer Taxes described in Section 2.7; or (iv) any expenses of Buyer or any of its Affiliates, whether related to their respective financing activities related to the transactions contemplated hereby or otherwise.

“Owned Real Property” has the meaning set forth in Section 3.10(a).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Partnership Entities” has the meaning set forth in Section 6.8(a).

“Payoff Indebtedness” means the Indebtedness of the Company Entities set forth on Section 1.1(c) of the Seller Disclosure Schedule, but excluding any such Indebtedness for which a consent for, or waiver relating to, the transactions contemplated by this Agreement reasonably satisfactory to Buyer has been obtained prior to, and remains effective as of, Closing.

“Payoff Letters” has the meaning set forth in Section 2.3(b)(iv).

“Permits” means permits, licenses, franchises, registrations, variances, authorizations, consents and approvals obtained from any Governmental Authority, but does not include any notices of self-certifications required to be filed with any Governmental Authority.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, in each case arising or incurred in the ordinary course of business or for which adequate cash reserves, bonds or other security have been established, (b) Liens for Taxes not yet due and payable or being contested in good faith through appropriate proceedings, for which adequate cash reserves, bonds or other security have been established, (c) purchase money Liens and Liens securing capital lease arrangements, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits, (f) pledges or deposits to secure public or statutory obligations or appeal bonds, (g) Liens referred to in the Financial Statements or in any Public Filings, (h) Liens that would be disclosed on current title reports or existing surveys with respect to Owned Real Property and Leased Real Property that have been provided to Buyer and that do not, individually or in the aggregate, materially detract from the value of the affected property, (i) other Liens securing Indebtedness under Credit Facilities Agreement and related documents, (j) with respect to the Owned Real Property or Leased Real Property, easements, covenants, rights-of-way, zoning ordinances and similar non-monetary encumbrances which do not materially impair the current use, occupancy or value of the property subject thereto, (k) non-monetary Liens consisting of (i) rights reserved to or vested in any Governmental Authority to control or regulate any property of any Company Entity, or to limit the use of such property in any manner which does not materially impair the use of such property for the purposes for which it is held by such Company Entity, or (ii) obligations or duties to any Governmental Authority with respect to any franchise, grant, license, lease or permit, and the rights reserved or vested in any Governmental Authority to terminate any such franchise, grant, license, lease or permit, or to condemn or expropriate any property, (l) Liens arising under or created by any Material Contract (other than as a result of any breach thereof by any Company Entity), (m) Liens or other imperfections of title, if any, that, individually or in the aggregate, are not material to the Company Entities, taken as a whole, (n) non-exclusive licenses of Intellectual Property granted in the ordinary course of business, consistent with past practice, (o) other non-monetary Liens arising in the ordinary course of business consistent with past practice and not incurred in connection with the borrowing of money and (p) Liens listed on Section 1.1(d) of the Seller Disclosure Schedule.

“Person” means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, Governmental Authority or other entity of any kind.

“Personal Data” has the meaning set forth in Section 3.22(b).

“Post-Closing Insurance Claims” has the meaning set forth in Section 6.9(a).

“Pre-Closing Reorganization” means the transactions described on Section 1.1(e) of the Seller Disclosure Schedule.

“Pre-Closing Tax Amount” means the sum of (a) the positive amount, if any, of accrued but unpaid income Taxes (whether or not due or payable) of any Company Entity (or for which any Company Entity is liable) for any Pre-Closing Tax Period or that result from the Pre-Closing Reorganization or any completed SPV Carve-Out pursuant to Section 2.4 (but excluding any accrued but unpaid income Taxes of a Seller Consolidated Group or of any Company Entity to the extent such Taxes are required to be paid by a Seller Consolidated Group), plus (b) the positive amount, if any, of Deferred Tax Obligations to the extent unpaid; provided that, notwithstanding anything herein to the contrary, clause (a) of this definition shall be calculated (i) as of the end of the day on the Closing Date (after giving effect to the Closing), (ii) with respect to any Straddle Period, in accordance with Section 6.8(d), (iii) excluding all income Tax assets of the Company Entities and (iv) to the extent relevant, taking into account the fair market value of any Non-Transferable Asset or Non-Transferable Project as equal to the value assigned to such Non-Transferable Asset or Non-Transferable Project in Section 2.4 of the Seller Disclosure Schedule.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date.

“Preliminary Purchase Price” means the Base Purchase Price, plus the Estimated Adjustment Amount.

“Privacy Legal Requirements” means all applicable (i) Information Privacy Laws, (ii) obligations under Contracts to which any Company Entity is a party that relate to the processing of Personal Data and (iii) publicly posted policies of any Company Entity regarding the collection, use, disclosure, transfer, storage, maintenance, retention, disposal, modification, protection or processing of Personal Data.

“Project Related Leakage” has the meaning set forth in Section 2.4(h)(i).

“Projects” has the meaning set forth in the recitals to this Agreement.

“Proposed Allocation” has the meaning set forth in Section 2.6(b).

“Public Filings” means any registration statements, prospectuses, reports, schedules, forms, statements and other documents filed or furnished with or to the SEC by Seller on or after January 1, 2020 and made publicly available prior to the date of this Agreement, other than any risk factor disclosure in any such Public Filing contained in the “Risk Factors” section thereof or other similarly cautionary, forward looking or predictive statements in such Public Filing.

“PUHCA” means the Public Utility Holding Company Act of 2005 and FERC’s implementing regulations promulgated thereunder.

“Purchase Price” has the meaning set forth in Section 2.2.

“PTC” means the “renewable electricity production credit” under Section 45 of the Code.

“QF” means a facility which is a “qualifying small power production facility” or a “qualifying cogeneration facility” within the meaning of Section 3 of the FPA and FERC’s implementing regulations promulgated thereunder.

“R&W Insurance Policy” has the meaning set forth in Section 6.15.

“Real Property Leases” has the meaning set forth in Section 3.10(a).

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

“Releasee” has the meaning set forth in Section 8.2.

“Releasor” has the meaning set forth in Section 8.2.

“Remaining Seller Group” means each of Seller and its controlled Affiliates, other than the Company Entities.

“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Representatives” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, partners, direct and indirect equityholders, attorneys, consultants, advisors, members or other Persons acting on behalf of such Person.

“Required Project Consents” has the meaning set forth in Section 2.4(c).

“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“Rights-of-Way” has the meaning set forth in Section 3.10(d).

“ROFR Assets” has the meaning set forth in Section 6.3(a).

“Sanctions” has the meaning set forth in Section 3.17(c).

“SDG&E” has the meaning set forth in Section 6.19(a).

“SEC” means the United States Securities and Exchange Commission.

“Section 338(h)(10) Election” has the meaning set forth in Section 6.8(g).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller 401(k) Plan” has the meaning set forth in Section 6.11(d)(i).

“Seller Consolidated Group” means any affiliated, combined, consolidated or similar group of which each of (i) a Company Entity and (ii) Seller or an Affiliate of Seller (other than any Company Entity) is or was a member on or prior to the Closing Date.

“Seller Deferred Compensation Plans” has the meaning set forth in Section 6.11(f).

“Seller Disclosure Schedule” means the disclosure schedule (together with all attachments and appendices thereto) delivered by Seller to Buyer on the date hereof.

“Seller Marks” has the meaning set forth in Section 6.17(a).

“Seller Regulated Affiliates” means each of Consolidated Edison Company of New York, Inc., Orange and Rockland Utilities, Inc., Con Edison Transmission, Inc. and each of their respective Subsidiaries.

“Seller’s Counsel” has the meaning set forth in Section 11.12(a).

“Sensitive Information” has the meaning set forth in Section 3.22(b).

“Shortfall Payment” has the meaning set forth in Section 2.5(f)(i).

“Specified Adjustment Amount” is the amount specified on Section 1.1(g) of the Seller Disclosure Letter.

“SPV Carve-Out” has the meaning set forth in Section 2.4(e)(iv).

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which fifty percent (50%) or more of the outstanding voting securities or ownership interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries. For the avoidance of doubt, each Tax Equity Partnership and each Subsidiary of a Tax Equity Partnership are Subsidiaries of the Company.

“Support Obligations” means any and all obligations or Liabilities relating to the guaranties, letters of credit, bonds and other credit assurances of a comparable nature (i) made or issued by or on behalf of a member of the Remaining Seller Group for the benefit of the Company Entities prior to the date hereof and listed or described on Section 1.1(f)(i) of the Seller Disclosure Schedule, or (ii) made or issued by or on behalf of a member of the Remaining Seller Group for the benefit of the Company Entities in the ordinary course of business, consistent with past practice, on or after the date hereof, other than any such obligation or Liability listed or described on Section 1.1(f)(ii) of the Seller Disclosure Schedule.

“Target Working Capital” means the average Adjusted Working Capital as of the end of each of the last of the 12 months ended December 31, 2022 minus the Allocated Target Working Capital (if any) attributable to any Exercised ROFR Asset minus the Allocated Target Working Capital (if any) attributable to any Deferred Project.

“Tax” means any federal, state, local, or foreign tax, and any other charge, duty, fee, levy or other assessment in the nature of a tax, including income, net proceeds, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, ad valorem, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind, imposed by any Governmental Authority, and including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Equity Partnership” means each limited liability company or other entity in which a Company Entity holds an Interest pursuant to a Tax Equity Transaction.

“Tax Equity Transaction” means any agreement or arrangement entered into between a Company Entity and another Person for the purpose of such other Person receiving Tax credits or other Tax benefits generated from one or more of the Projects.

“Tax Refund” has the meaning set forth in Section 6.8(e).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required or permitted to be filed with any Governmental Authority.

“Termination Date” has the meaning set forth in Section 10.1(b).

“Third Party” means any Person other than the Parties and their respective Affiliates.

“Third Party Rights” means the rights of first refusal, rights of first offer, pre-emptive rights of purchase, buy-out procedures or other similar rights whereby any Third Party has the right to acquire or purchase Seller’s interest in any of the ROFR Assets as a consequence of the Parties entering into this Agreement or completing the transactions contemplated by this Agreement.

“Trademarks” means all trademarks, service marks, trade dress, logos, slogans, business names, brand names, trade names, domain names, corporate names, any other indicia of source or origin, and all registrations and applications for registration, together with the goodwill symbolized by any of the foregoing.

“Transaction Documents” means this Agreement, the Buyer Parent Guaranty, the Debt Commitment, the Confidentiality Agreement and all other documents delivered or required to be delivered by any Party at the Closing pursuant to this Agreement.

“Transfer Taxes” means any and all transfer, sales, use, value-added, excise, stock, stamp, documentary, filing, recording and other similar Taxes, filing fees and similar charges, including all applicable real property or leasehold interest transfer Taxes, but excluding any Taxes measured by reference to gain or net income.

“Transferable Project” has the meaning set forth in Section 2.4(c).

“Transferred Employee” has the meaning set forth in Section 6.11(a).

“Transition Services Agreement” means the agreement substantially in the form attached hereto as Exhibit F.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“WARN” has the meaning set forth in Section 3.16(c).

“Westside” has the meaning set forth in Section 6.19(a).

“Westside Activities” has the meaning set forth in Section 6.19(a)(i).

“Westside BOT Agreement” has the meaning set forth in Section 6.19(a)(i).

“Westside Expenses” has the meaning set forth in Section 6.19(a)(ii).

“Working Capital Variance Amount” means the positive or negative amount by which Adjusted Working Capital as of the Effective Date exceeds the Target Working Capital.

“Wrong Pocket Asset” has the meaning set forth in Section 6.12.

Section 1.2 Terms Generally.

(a) The definitions in Section 1.1 shall apply equally to both the singular and plural forms and to correlative forms of the terms defined.

(b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c) The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(d) The words “hereby,” “herewith,” “hereto,” “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement and the Disclosure Schedules) in its entirety and not to any part hereof unless the context shall otherwise require.

(e) The words “true,” “correct,” “complete,” “accurate” and other words of similar import shall be deemed to refer to “true and correct” regardless of which word or combination of words are used.

(f) The word “or” has the inclusive meaning represented by the phrase “and/or.”

(g) Unless the context shall otherwise require, all references herein to Articles, Sections, Exhibits, Schedules and the Disclosure Schedules shall be deemed references to Articles, Sections and Exhibits of, and Schedules and the Disclosure Schedules to, this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

(h) Unless the context shall otherwise require, any references to any Law shall be deemed to be references to such Law as amended, supplemented or modified from time to time and in effect at any given time (and, in the case of any Law, to any successor provisions).

(i) Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities.

(j) Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require.

(k) Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(l) All monetary figures or references to dollars and/or “$” shall be in United States dollars unless otherwise specified.

(m) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(n) The phrases “delivered,” “provided to,” “made available” and “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, mean, with respect to any statement in Article III or Article IV to the effect that any information, document or other material has been “delivered,” “provided to,” “made available to” or “furnished to” Buyer, that such information, document or material was made available for review by Buyer or any of its Representatives prior to the date hereof (i) in the Intralinks virtual data room set up by Seller in connection with this Agreement or (ii) as specified in Section 1.2(n) of the Seller Disclosure Schedule.

ARTICLE II.

PURCHASE AND SALE OF THE COMPANY INTERESTS

Section 2.1 Purchase and Sale of the Company Interests. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Company Interests at the Closing, for the consideration specified in Section 2.2.

Section 2.2 Purchase Price. At the Closing, Buyer shall pay, or cause to be paid, in immediately available funds by wire transfer (i) the Preliminary Purchase Price to an account or accounts that have been designated by Seller to Buyer in writing at least five (5) Business Days prior to the Closing (such Preliminary Purchase Price, as adjusted in accordance with Section 2.5, shall be the “Purchase Price”) and (ii) the amount set forth in each Payoff Letter to the account or accounts designated in such Payoff Letter.

Section 2.3 Closing.

(a) Subject to the satisfaction or, when permissible, waiver in writing of the conditions set forth in Article VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of closing deliveries (i) on the first Business Day of the first month following the day that is (A) five (5) Business Days after the date on which the last of the conditions set forth in Article VII (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date, but subject to the satisfaction, or when permissible, waiver in writing of such conditions) is satisfied or, when permissible, waived in writing, and (B) if such Business Day is less than one hundred and twenty (120) calendar days after the date hereof, the first Business Day of the first month following expiry of one hundred and twenty (120) calendar days after the date hereof or (ii) on such other date or at such other time or place as the Parties may mutually agree upon in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. The Closing shall be effective for all purposes at 12:01 a.m. New York City time on the Closing Date, other than to the extent otherwise provided for in this Agreement in respect of the Effective Date.

(b) At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i) evidence of resignations or removals, effective as of the Closing, of the directors, managers and officers of the Company Entities that have been appointed or designated to such positions by Seller or its Affiliates and that are not employees of the Company Entities, with respect to whom Buyer has delivered written notice requesting resignation or removal at least five (5) Business Days prior to the Closing;

(ii) a duly executed IRS Form W-9 of Seller (or, if Seller is treated as an entity disregarded as separate from its regarded owner for U.S. federal income Tax purposes, the Person that is treated as its regarded owner);

(iii) certificate(s) evidencing the Company Interests, duly endorsed in blank or accompanied by transfer powers duly executed by Seller;

(iv) if applicable, duly executed payoff letters (the “Payoff Letters”) and duly executed guarantee and lien release documents contemplated thereunder, as applicable, each in form and substance reasonably satisfactory to Buyer and substantially final drafts of which shall have been provided to Buyer at least two (2) Business Days prior to the Closing providing for the satisfaction and discharge of all obligations (other than contingent obligations for which no claim has been made), and the automatic release of all Liens thereunder, in respect of each item of Payoff Indebtedness (if any), effective upon the payment of the amounts set forth in such Payoff Letters at the Closing in accordance with Section 2.2;

(v) evidence of the completion of the Pre-Closing Reorganization;

(vi) evidence of Required Project Consents obtained (if any);

(vii) a duly executed copy of the Harbor Healthcare Agreement, subject to the receipt of all required Consents with respect thereto; and

(viii) the certificate referred to in Section 7.3(c).

(c) At the Closing, Buyer shall deliver, or cause to be delivered, to Seller (i) the certificate referred to in Section 7.2(c), and (ii) a duly executed copy of the Harbor Healthcare Agreement, subject to the receipt of all required Consents with respect thereto.

Section 2.4 Certain Consents.

(a) Non-Transferable Assets. The Parties agree that this Agreement shall not constitute an agreement to sell, transfer, assign or deliver, directly or indirectly, any asset, Contract or Project (including underlying entities, Contracts, Permits and other assets related to such Project) held by any Company Entity, or any benefit arising thereunder, if and to the extent the consummation of the transactions contemplated by this Agreement is prohibited by applicable Law or, without the Consent of a Third Party (including a Governmental Authority) would constitute a breach, default or violation of the terms of such asset, Contract or Project (“Non-Transferable Assets”).

(b) Pass-Through. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Closing shall take place irrespective of Section 2.4(a) on the terms set forth herein (with no adjustment to the Purchase Price) and, except as otherwise set forth in this Agreement, including in Section 2.4(c), the Parties shall, (x) for a period of two (2) years from the Closing Date (or the earlier expiration of such Non-Transferable Asset in accordance with its terms (without any extensions or renewals thereof by Seller)), use reasonable best efforts to obtain any such required Consent of such Third Party or clearance under applicable Law and, (y) pending obtaining such required Consent of such Third Party or clearance under applicable Law:

(i) solely to the extent permitted by the terms of the applicable Non-Transferable Asset and applicable Law, effective as of the Closing, Seller shall cause such Non-Transferable Asset to be transferred or assigned to a member of the Remaining Seller Group;

(ii) solely to the extent permitted by the terms of the applicable Non-Transferable Asset and applicable Law, the Remaining Seller Group shall operate such Non-Transferable Asset in the ordinary course of business consistent with past practice on Buyer’s behalf and at Buyer’s lawful and reasonable direction and use reasonable best efforts to cooperate in any lawful and commercially reasonable pass-through arrangement under which Buyer shall obtain (without infringing upon the legal rights of any Third Party (including a Governmental Authority) or violating any Law), for no additional consideration, the same economic rights and benefits, and shall assume and bear the same economic burden, of such Non-Transferable Asset as if such Non-Transferable Asset had been assigned to Buyer as of Closing; and

(iii) Buyer shall indemnify and hold harmless Seller, any of its Affiliates and any of its or their respective Representatives from and against any and all Liability arising out of or relating to any Non-Transferable Asset that is held by the Remaining Seller Group for the benefit of Buyer following the Closing, except for any Liabilities incurred as a result of fraud or willful misconduct or failure of any member of the Remaining Seller Group to comply with this Section 2.4.

Once Consent for the transfer or assignment of a Non-Transferable Asset is obtained from the applicable Third Party or clearance under applicable Law is received, Seller shall as promptly as practicable transfer and assign or cause the transfer and assignment of such Non-Transferable Asset (including all rights, obligations and other Liabilities thereunder) to Buyer without payment of any further consideration and Buyer, without the payment of any further consideration, shall assume such Non-Transferable Asset (including all rights, obligations and other Liabilities thereunder).

(c) Non-Transferable Projects. Notwithstanding anything to the contrary in Section 2.4(a) or Section 2.4(b), the Parties have identified certain Projects (i) with power purchase agreements, interconnection agreements, other Contracts, or other rights, such as land-use rights, or other assets, or subject to financing arrangements or Tax Equity Transactions, that upon the consummation of the transactions contemplated by this Agreement without the Consent of a Third Party (including a Governmental Authority) would constitute a breach, default or violation of the terms of such Contract, right, asset, arrangement or transaction or applicable Law or (ii) that are subject to purchase or similar options which may be waived with Consent and which options become exercisable as a result of the Parties entering into this Agreement or consummation of the transactions contemplated by this Agreement (any such Project is herein referred to as a “Non-Transferable Project”, any such Consent (including the waiver of any purchase or similar option) is herein referred to as a “Required Project Consent” and any Company Entity owning any such Project (or acting as a pledgor under such financing arrangements or a sponsor member under such Tax Equity Transactions) is herein referred to as “Deferred Project SPV”). Any Project that is not a Non-Transferable Project as well as any Non-Transferable Project for which the Required Project

Consent has been obtained is herein referred to as a “Transferable Project”. The Non-Transferable Projects, the Required Project Consents and the Deferred Project SPVs identified by Seller as of the date hereof are set forth in Section 2.4 of the Seller Disclosure Schedule. The Parties, acting reasonably, shall update Section 2.4 of the Seller Disclosure Schedule from time to time in the event any Non-Transferable Projects, Required Project Consents or Deferred Project SPVs have been inadvertently omitted; provided that Seller shall procure that, following the execution of this Agreement, no Contracts are entered into that would make any Project a Non-Transferable Project without Buyer’s prior written approval, unless all related Required Project Consent(s) are obtained at the same time.

(d) Cooperation and No Further Condition to Closing. Seller shall use reasonable best efforts to obtain all Required Project Consents prior to the Closing Date. The Parties agree that no Required Project Consent shall be a condition to consummate the transactions contemplated by this Agreement. Buyer shall provide such cooperation (including by attending any reasonably required meetings with counterparties) in obtaining Required Projects Consents as Seller may reasonably require. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall Seller, Buyer or any of their respective Affiliates be required to make any payment, incur any Liability, commence any litigation or make any concession to obtain any Required Project Consent.

(e) Retention of Deferred Projects. If on the date that is ten (10) Business Days prior to the Closing Date, (x) any Required Project Consent in respect of a Non-Transferable Project has not been obtained and (y) Buyer has not notified Seller in writing that the Non-Transferable Project shall nevertheless transfer, such Non-Transferable Project shall be treated as a “Deferred Project” as follows if the SPV Carve-Out (as hereinafter defined) is permissible by the terms of the assets, Contracts, financing arrangements and Tax Equity Transactions applicable to such Non-Transferable Project and applicable Law:

(i) the Base Purchase Price shall be reduced by the sum of the Allocated Value of all Deferred Projects;

(ii) the Target Working Capital shall be reduced by the sum of the Allocated Target Working Capital of all Deferred Projects;

(iii) any Cash, Indebtedness and Adjusted Working Capital of any Deferred Projects on the Effective Date shall not be factored into the Adjustment Amount; and

(iv) no later than the Closing Date (with economic effect as of the Effective Date), (i) all Interests in the Deferred Project SPVs shall be transferred to a member of the Remaining Seller Group, or (ii) if no such Deferred Project SPV exists in respect of such Non-Transferable Project, all assets and Contracts associated with such Non-Transferable Project shall be transferred to a newly formed company held by a member of the Remaining Seller Group (“NewCo”) that is treated as an entity disregarded as separate from its owner for U.S. Federal and applicable state and local income tax purposes and such NewCo following such transfer shall be treated as a Deferred Project SPV for the purposes of this Agreement (such transfer pursuant to (i) or (ii) the “SPV Carve-Out”).

In the event that the SPV Carve-Out is not permissible by the terms of the assets, Contracts, financing arrangements and Tax Equity Transactions applicable to such Non-Transferable Project and applicable Law, Seller shall be entitled to decide in Seller’s reasonable discretion (taking into account any adverse impact on Buyer) to perform the SPV Carve-Out in respect of such Deferred Project, provided that Seller shall indemnify and hold harmless the Company Entities and their Affiliates against any liability resulting from any breach of the terms of the assets, Contracts, financing arrangements and Tax Equity Transactions applicable to such Non-Transferable Project or applicable Law by the SPV Carve-Out.

(f) Deferred Project Adjustment Amount. For purposes of this Agreement, the “Deferred Project Adjustment Amount” (which may be positive or negative) means, with respect to any Deferred Project, (i) the Cash of such Deferred Project on the Effective Date, minus (ii) the Indebtedness of such Deferred Project on the Effective Date, plus (iii) the Adjusted Working Capital of such Deferred Project on the Effective Date, minus (iv) the Allocated Target Working Capital of such Deferred Project. Any Deferred Project Adjustment Amount shall be derived from the Closing Date Balance Sheet together with the Adjustment Amount and be determined in accordance with Section 2.5 applied mutatis mutandis.

(g) Post-Closing Co-operation. The Parties shall, for a period of two (2) years from the Closing Date (“Co-Operation Phase”) (or the earlier expiration of the Contract requiring such Required Project Consent in respect of such Deferred Project in accordance with its terms (without any extensions or renewals thereof by Seller)), use reasonable best efforts to obtain any Required Project Consent of the applicable Third Party.

(h) Ring-Fencing. Between the Effective Date and the earlier of (i) the end of the Co-Operation Phase and (ii) the Deferred Closing Date, Seller shall procure that (A) the applicable Deferred Project and Deferred Project SPV are operated for no additional consideration in the ordinary course of business consistent with past practice, (B) no action described in Section 6.1(b)(xvi) is taken with respect to the applicable Deferred Project and Deferred Project SPV, including, for the avoidance of doubt, making any election to treat any Deferred Project SPV as an association taxable as a corporation for U.S. Federal (or applicable state and local) income Tax purposes, (C) for all Tax purposes, all Tax Returns and other Tax reporting of Seller and its Affiliates (including any Deferred Project SPV) with respect to the applicable Deferred Project and Deferred Project SPV are prepared in a manner consistent with past practice and (D) no Project Related Leakage either occurs or has been agreed (irrespective of the agreement being entered into prior to, on or after the Effective Date) and falls due after the Deferred Closing Date.

(i) With respect to any Deferred Project SPV, “Project Related Leakage” shall mean any payment or transfer of cash or assets by such Deferred Project SPV to, or for the benefit of, any member of the Remaining Seller Group (which shall include for the purpose of this Section 2.4 all other Deferred Project SPVs) such as (i) any declaration of any interim or other dividend or similar distribution (whether in cash or in kind); (ii) any return of share capital (whether by reduction of share capital or redemption or purchase of shares); (iii) any payment or assumption of, or any granting of guarantees or securities for, any liabilities owed by a member of the Remaining Seller Group vis-à-vis third parties; (iv) any waiver, forgiveness or release of a claim against any member of the Remaining Seller Group under any Affiliate Contract that has not been terminated prior to the Closing Date, (v) any lending or borrowing between a Deferred Project SPV and any member of the Remaining Seller Group, and any increase or reduction thereof other than the provision of funds required for the operations of such Deferred Project SPV, (vi) any payment or transfer of assets or rendering of services to, or for the benefit of, any member of the Remaining Seller Group; (vii) any external advisory, management, transaction or other professional services charges or fees owed by such Deferred Project SPV for services rendered to any member of the Remaining Seller Group or in connection with the preparation, negotiation or conclusion of this Agreement or the consummation of the transactions contemplated under this Agreement, including in this Section 2.4; and (viii) any agreement to do any of the foregoing; in each case except to the extent (1) pursuant to the asset management agreement entered into pursuant to Section 2.4(k), or (2) approved by Buyer in writing.

(i) Transfer of Deferred Project. If during the Co-Operation Phase, in respect of any Deferred Project, (i) the Required Project Consent(s) are obtained, (ii) the power purchase agreement or other agreement triggering the Required Project Consent(s) requirement in respect of such Deferred Project expire in accordance with their respective terms (without any extensions or renewals thereof by Seller) or (iii) Buyer requests the transfer of the Deferred Project from Seller in writing (“Deferred Transfer Trigger”), all Interests in the applicable Deferred Project SPV(s) (including, for the avoidance of doubt, any applicable NewCos) shall be transferred to Buyer, the Company or any other Affiliate of Buyer, as designated by Buyer (each such transfer a “Deferred Closing”). Subject to the following sentence, any Deferred Closing shall occur on the first Business Day of the first calendar quarter that begins following expiry of ten (10) Business Days following the respective Deferred Transfer Trigger. Any Deferred Closings due for the first Business Day of any calendar quarter shall be deferred to the first Business Day of the subsequent calendar quarter(s) if the aggregate transferred generation capacity to be transferred in such Deferred Closings would be below 50 megawatts, provided that any Deferred Closings remaining thus deferred shall occur on the first Business Day of the first calendar quarter that begins following expiry of the Co-Operation Phase. The date of transfer of the Deferred Project SPV in accordance with the foregoing is herein referred to as the “Deferred Closing Date”. On the Deferred Closing Date, in exchange for the transfer of the Interests in the Deferred Project SPV, Buyer shall pay to Seller a purchase price equal to the result of (i) the Allocated Value of the applicable Deferred Project, (ii) plus the Deferred Project Adjustment Amount of such Deferred Project, (iii) minus any Project Related Leakage in respect of such Deferred Project and (iv) plus any equity-funded capital expenditures required for the operation of such Deferred Project made by Seller in respect of such Deferred Project in the period commencing on the Closing Date and ending on the Deferred Closing Date in accordance with this Agreement (such result, the “Deferred Project Purchase Price” in respect of the applicable Deferred Project). In addition to the Deferred Project Purchase Price, Buyer shall pay interest to Seller at a rate per annum (calculated daily on the basis of a year of three hundred sixty-five (365) days and the actual number of days elapsed)

equal to the rate then-payable on U.S. government treasury bills with a maturity of three months on such date on the Deferred Project Purchase Price for the time between the Closing Date (exclusive) and the Deferred Closing Date (exclusive), provided that any interest on clauses (iii) and (iv) of the definition of Deferred Project Purchase Price shall only apply from the date of the respective Project Related Leakage or equity-funded expenditure, as applicable. The closing deliverables in Sections 2.3(i) through (iv) and (vi) shall be required for any Deferred Closing, mutatis mutandis. Upon any Deferred Closing, the Parties intend to be in the position they would have been in if the applicable Deferred Project SPV had been transferred at the Closing (for the avoidance of doubt, with commercial effect as of the Effective Date).

(j) Failure to Obtain Consent. The Interests in any Deferred Project SPV for which no Deferred Transfer Trigger occurs during the Co-Operation Phase shall be retained by Seller and no purchase price shall become payable by Buyer in respect thereof.

(k) Management of Deferred Projects. As of the Closing, Seller and Buyer shall enter into an asset management agreement governing the operation of any Deferred Projects retained by Seller, whether temporarily during the Co-Operation Phase or permanently, by Buyer as service provider in a form reasonably acceptable to Buyer and Seller for a period not exceeding five (5) years following the Closing Date. The management fee under the asset management agreement shall amount to $[    ] per megawatts per annum (p.a.), adjusted for inflation in accordance with Producer Price Index (PPI). The other terms of the asset management agreement shall be substantially consistent with the Transition Services Agreement, including in respect of cost reimbursement for operational maintenance and other services.

(l) Failure of SPV Carve-Out. In the event that an SPV Carve-Out is not permissible by the terms of the assets, Contracts, financing arrangements and Tax Equity Transactions applicable to such Non-Transferable Project and applicable Law and such SPV Carve-Out is not performed, such Deferred Project shall transfer as part of Closing and, if the market value of such Deferred Project as at the Effective Date (taking into account the effect of the lacking Consent) is lower than the Allocated Value of such Deferred Project, the Base Purchase Price shall be reduced by the difference between the Allocated Value and the market value of such Deferred Project.

(m) Portfolio Level Financing. If one or more Projects subject to portfolio-level financing or a portfolio-level Tax Equity Transaction are Transferable Projects and one or more Projects subject to the same portfolio-level financing or portfolio-level Tax Equity Transaction are and remain Non-Transferable Projects, or such portfolio-level financing or portfolio-level Tax Equity Transaction is a Non-Transferable Asset, but the SPV Carve-Out of the applicable Deferred Project SPVs would violate the terms of the applicable financing arrangements or Tax Equity Transactions without the Consent of the lender(s) or investor(s) party thereto, Section 2.4(d) shall apply mutatis mutandis and, if on the date that is ten (10) Business Days prior to the Closing Date, any such Consent has not been obtained, all Projects subject to the applicable portfolio-level financing or portfolio-level Tax Equity Transaction, together with the applicable financing and the applicable borrowing and pledgor entities or tax equity company and sponsor member entity, as applicable, shall be treated as Deferred Projects and Deferred Project SPVs, as applicable, with Section 2.4(c) et seq. applying mutatis mutandis.

Section 2.5 Purchase Price Adjustments.

(a) Estimated Adjustment Certificate. Seller shall deliver the Estimated Adjustment Certificate to Buyer no later than five (5) Business Days prior to the Closing Date.

(b) Closing Date Balance Sheet. As promptly as practicable after the Closing Date but in no event later than ninety (90) Business Days following the Closing Date, Buyer shall prepare, or cause to be prepared, the consolidated balance sheet (the “Closing Date Balance Sheet”) of the Company and its Subsidiaries as of 11:59 p.m. on the last day of the month that is immediately prior to Closing (the “Effective Date”).

(i) The Closing Date Balance Sheet shall be prepared in accordance with the Accounting Principles and Policies.

(ii) Buyer shall deliver the Closing Date Balance Sheet to PricewaterhouseCoopers (the “Auditor”) for audit pursuant to AICPA AU-C Section 805. The Auditor shall be engaged by Seller and Buyer. Each Party shall bear fifty per cent (50%) of the fees and expenses charged by the Auditor. Buyer shall instruct the Auditor to deliver a copy of the Closing Date Balance Sheet to Seller and Buyer within five (5) Business Days after the audit has been completed. The Parties acknowledge that the Auditor may request the acceptance by Seller and Buyer of a customary release letter before the report on the audit of the Closing Date Balance Sheet is released by the Auditor.

(c) Closing Adjustment Certificate. Within ten (10) Business Days after the delivery of the Closing Date Balance Sheet by the Auditor to both Parties, Buyer shall prepare and deliver to Seller the Closing Adjustment Certificate (excluding the Closing Date Balance Sheet which shall have been delivered to Seller by the Auditor); provided, that if Buyer fails to deliver the Closing Adjustment Certificate within such time period, Seller notifies Buyer in writing of such failure and Buyer does not deliver the Closing Adjustment Certificate within thirty (30) calendar days following such notice, then the Estimated Adjustment Certificate shall be deemed to be the Closing Adjustment Certificate. Following the delivery of the Closing Adjustment Certificate, up to and until the Final Settlement Date, Buyer shall (subject to the execution of customary work paper access letters) cause the Company Entities to provide Seller and its Representatives reasonable access to relevant records and personnel of the Company Entities relating to the preparation of the Closing Adjustment Certificate, and shall cause the relevant knowledgeable personnel of the Company Entities to reasonably cooperate with Seller, in each case solely to the extent reasonably necessary to permit Seller to review the Closing Adjustment Certificate.

(d) Notice of Disagreement. The Closing Adjustment Certificate shall become final and binding upon the Parties on the earlier of the date that is (i) sixty (60) days after receipt of the Closing Adjustment Certificate by Seller and (ii) ten (10) days after the expiration of the 30 (thirty)-calendar day time period specified in Section 2.5(c) in the event Buyer does not deliver a

Closing Adjustment Certificate within such time period (the “Final Settlement Date”) unless but only to the extent Seller gives written notice of its disagreement (“Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the dollar amount, nature and basis of any such disagreement. If a Notice of Disagreement is received by Buyer, then the Closing Adjustment Certificate (as revised in accordance with (e) below, if applicable) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (i) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Closing Adjustment Certificate and (ii) the date upon which the Final Adjustment Certificate is issued by the Independent Accounting Firm.

(e) Final Adjustment Certificate. In the event the Notice of Disagreement is timely provided by Seller, during the first twenty (20) Business Days thereafter, the Parties shall attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such twenty (20)-Business Day period (or earlier by mutual agreement) the Parties have not reached agreement with respect to all matters specified in the Notice of Disagreement, the matters that remain in dispute at any time within thirty (30) days thereafter (or such date as mutually agreed) shall be submitted to the Independent Accounting Firm by either Seller or Buyer for review and resolution; provided, however, that all materials so provided to the Independent Accounting Firm shall also simultaneously be made available to the other Party. The Parties shall instruct the Independent Accounting Firm to schedule a hearing as soon as reasonably practicable, and such hearing shall be conducted on a confidential basis. Seller and Buyer shall, not later than seven (7) days prior to the hearing date set by the Independent Accounting Firm, submit a brief (to include their respective calculations with regard to amounts in dispute on the Closing Adjustment Certificate) for settlement of any amounts set forth in the Notice of Disagreement that remain in dispute. The Parties shall instruct the Independent Accounting Firm to render a decision (which decision shall include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions) resolving the matters in dispute in accordance with this Section 2.5, and the Final Adjustment Certificate reflecting such decision, within three (3) Business Days after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from the Independent Accounting Firm. The Independent Accounting Firm shall, and the Parties shall ensure that the Independent Accounting Firm will, (i) act as an expert and not an arbitrator, (ii) address only those items in dispute and make all determinations based solely on the written presentations of Seller and Buyer and their respective Representatives, and not by independent review, and (iii) for each item, not assign a value greater than the greatest value for such item claimed by either Seller or Buyer or smaller than the smallest value for such item claimed by either Seller or Buyer. The decision of the Independent Accounting Firm shall be final and binding on the Parties, and not subject to any appeal, save for manifest errors or fraud. Any fees and expenses of the Independent Accounting Firm pursuant to this Section 2.5(e) shall be borne by Seller and Buyer in inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm. The Parties shall instruct the Independent Accounting Firm to determine such proportionate allocations at the time the determination of the Independent Accounting Firm is rendered. By way of illustration, (x) if Buyer’s calculations would have resulted in a $1,000,000 net payment to Buyer, and Seller’s calculations would have resulted in a $1,000,000 net payment to Seller and the Independent Accounting Firm’s final determination results in an aggregate net payment of $500,000 to Seller, then Buyer and Seller shall pay seventy-

five percent (75%) and twenty-five percent (25%,) respectively, of such fees and expenses, and (y) if each of such Parties’ calculations differs from the Independent Accounting Firm’s calculation by $1,000,000, Buyer and Seller shall split such fees and expenses evenly. As used in this Agreement, the term “Final Adjustment Certificate” shall mean the Closing Adjustment Certificate delivered (or deemed delivered) pursuant to Section 2.5(c), as subsequently adjusted, if applicable, pursuant to this Section 2.5(e) to reflect any subsequent written agreement between the Parties with respect thereto and, if submitted to the Independent Accounting Firm, any amendments or modifications to the Closing Adjustment Certificate decided by the Independent Accounting Firm.

(f) Final Settlement and Adjustment to Purchase Price; Payment.

(i) (x) If the Adjustment Amount set forth on the Final Adjustment Certificate is less than the Estimated Adjustment Amount, then the Purchase Price shall equal the Preliminary Purchase Price decreased by an amount equal to the absolute value of such excess of the Estimated Adjustment Amount over the Adjustment Amount set forth on the Final Adjustment Certificate (a “Shortfall Payment”) and (y) if the Adjustment Amount set forth on the Final Adjustment Certificate is greater than the Estimated Adjustment Amount, then the Purchase Price shall equal the Preliminary Purchase Price increased by an amount equal to such excess of the Adjustment Amount set forth on the Final Adjustment Certificate over the Estimated Adjustment Amount (an “Excess Payment”).

(ii) Any Shortfall Payment or Excess Payment shall be paid by Seller to Buyer or Buyer to Seller, respectively, not later than five (5) Business Days after the Final Settlement Date by wire transfer of immediately available funds to an account or accounts specified by Buyer or Seller, as applicable.

Section 2.6 Purchase Price Allocation.

(a) The Parties agree to allocate the Purchase Price (and any liabilities taken into account as consideration for the Company Interests under applicable Tax Law) for tax purposes among the Interests of the Company Entities consistent with the methodology set forth on Section 2.6(a) of the Seller Disclosure Schedule. For purposes of Section 338 and Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any comparable or similar provisions of applicable state and local Tax Law), as the case may be, the Parties further agree to allocate the “aggregate deemed sales price,” as defined in Treasury Regulation Section 1.338-4, for the assets of each Company Entity for which a Section 338(h)(10) Election is made among the separate classes of assets (as described in Treasury Regulation Section 1.338-6) of such Company Entity consistent with the methodology set forth on Section 2.6(a) of the Seller Disclosure Schedule.

(b) No later than thirty (30) Business Days after the Final Settlement Date, Buyer shall prepare and deliver to Seller a proposed allocation for tax purposes (the “Proposed Allocation”) consistent with Section 2.6(a). If Seller disagrees with any items reflected in the Proposed Allocation, then Seller shall notify Buyer in writing of such disputed items within thirty (30) Business Days after receipt thereof, and, thereafter, Seller and Buyer shall cooperate in good faith to resolve such dispute for a period of thirty (30) Business Days (or such longer period as mutually agreed by the Parties). To the extent that Seller and Buyer are unable to resolve any disputed items, the Parties shall jointly submit any remaining disputed items for resolution to the Independent Accounting Firm, and shall instruct the Independent Accounting Firm to render its decision (which decision shall include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions) resolving the matters in dispute in accordance with this Section 2.6 and Section 2.6(a) of the Seller Disclosure Schedule within thirty (30) days after such firm is retained. Seller, on the one hand, and Buyer, on the other hand, shall each bear fifty percent (50%) of the fees and expenses of the Independent Accounting Firm pursuant to this Section 2.6. The purchase price allocation as finally agreed or determined pursuant to this Section 2.6 shall be the “Final Allocation.” Buyer and Seller shall, and shall cause their respective Affiliates to, reasonably cooperate to adjust the Final Allocation to reflect any subsequent adjustments to the Purchase Price (and any liabilities taken into account as consideration for the Company Interests under applicable Tax Law).

(c) The Final Allocation, as adjusted to take into account any subsequent adjustments to the Purchase Price (and any liabilities taken into account as consideration for the Company Interests under applicable Tax Law), shall be binding on Buyer, the Company Entities and Seller and their respective Affiliates for all Tax purposes, save for manifest errors or fraud; provided that, for the avoidance of doubt, the Parties may allocate the Purchase Price for any financial accounting purposes in accordance with applicable accounting rules, policies and procedures. The Buyer, the Company Entities and Seller and their respective Affiliates shall report, act, and file Tax Returns (including Internal Revenue Service Form 8883) in all respects and for all purposes consistent with the Final Allocation, as adjusted, and shall not take any Tax position contrary thereto; provided, however, that nothing contained herein shall be construed so as to prevent any Party from settling, or require any Party to commence or participate in any litigation or administrative process challenging any determination made by any Governmental Authority based upon or arising out of the Final Allocation.

Section 2.7 Transfer Taxes. Notwithstanding anything herein to the contrary, any and all Transfer Taxes imposed as a result of the transactions contemplated by this Agreement shall be the responsibility of Buyer. To the extent any such Transfer Taxes are paid or payable by Seller, Buyer shall promptly reimburse Seller for such Transfer Taxes, upon Buyer’s receipt of reasonably satisfactory evidence of the amount of such Transfer Taxes. The Parties will reasonably cooperate in the preparation and filing of any Tax Returns or other documentation in connection with any Transfer Taxes subject to this Section 2.7, including joining in the execution of any such Tax Returns and other documentation to the extent required by Law.

Section 2.8 Withholding. Assuming the form described in Section 2.3(b)(ii) is delivered to Buyer at or before Closing, Buyer and Seller are not aware of any applicable withholding Taxes other than with respect to amounts treated as compensation under applicable Law (if any). Accordingly, Buyer shall not be entitled to deduct and withhold from any consideration otherwise payable or deliverable pursuant to the terms of this Agreement, except for any withholding (i) for Taxes owed as a result of the failure of Seller to deliver the form described in Section 2.3(b)(ii) or (ii) with respect to any amounts treated as compensation under applicable Law (if any).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES

Seller represents and warrants to Buyer, except as set forth in the Seller Disclosure Schedule or in the Public Filings of Seller with respect to the “Clean Energy Businesses” principal business segment of Seller, as of the date of this Agreement and as of the Closing Date, as follows:

Section 3.1 Organization.

(a) Each Company Entity (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) has all requisite organizational power and authority to carry on its respective business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated.

(b) Each Company Entity is duly qualified or licensed to do business (where applicable) and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification, licensure or standing necessary, except in such jurisdictions where the failure to be so duly qualified, licensed or in good standing would not, individually or in the aggregate, be material to the Company Entities taken as a whole.

Section 3.2 Noncontravention. Except as set forth on Section 3.2 of the Seller Disclosure Schedule, neither the execution and delivery by Seller of this Agreement nor the other Transaction Documents to which it is or will at the Closing be a party, nor the consummation by Seller of the transactions contemplated hereby or thereby (a) conflicts with any provision of the respective Governing Documents of the Company Entities, (b) violates or results in a breach of any Material Contract, (c) results in the creation of any Lien (other than a Permitted Lien) on Interests of the Company Entities or (d) assuming receipt of the Consents of Governmental Authorities described in Section 3.5, violates any Law or Governmental Order to which any Company Entity is subject, except, in the case of each of clause (a) (as it relates to any limited liability company agreement entered into in connection with a Tax Equity Transaction) and clauses (b) through (d), for such violations, breaches or Liens as would not, individually or in the aggregate, be material to the Company Entities taken as a whole, or reasonably be expected to prevent or materially delay the performance by Seller or its Affiliates of any obligation under, or the consummation of the transactions contemplated by, this Agreement.

Section 3.3 Capitalization. Section 3.3(a) of the Seller Disclosure Schedule sets forth as of the date hereof a list of the Company Entities, and with respect to each Company Entity, (i) its name and jurisdiction of organization or incorporation, (ii) its form of organization or incorporation, and (iii) the beneficial and record owner of the issued and outstanding Interests. Except for this Agreement, as provided in the Governing Documents of the Company Entities made available to Buyer, under Contracts evidencing Tax Equity Transactions, Credit Facilities Agreements and related documents, or as set forth on Section 3.3(b) of the Seller Disclosure Schedule, neither Seller nor any Company Entity is a party to any Rights or Contracts that would require Seller or a Company Entity to sell, transfer, return, redeem or otherwise dispose of any

Interests of the Company Entities. Except as provided in the Governing Documents of the Company Entities or in the Credit Facilities Agreements and related documentation, neither Seller nor any Company Entity is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Interests of the Company Entities. Except for the Interests of the Company Entities set forth on Section 3.3(a) of the Seller Disclosure Schedule, none of the Company Entities owns any Interest in any other Person. None of the issued and outstanding Interests in any Company Entity were issued in violation of any Rights.

Section 3.4 Ownership. Seller owns, directly or indirectly, beneficially and of record, good and valid title to the issued and outstanding Interests of the Company Entities reflected to be owned, directly or indirectly, by Seller on Section 3.3(a) of the Seller Disclosure Schedule, free and clear of all Liens, except (a) as may be created by this Agreement, (b) as set forth in the Governing Documents of the applicable Company Entity, (c) for any restrictions on sales of securities under applicable securities Laws and (d) other than on the Interests of the Company, for Permitted Liens. The Interests of the Company Entities set forth on Section 3.3(a) of the Seller Disclosure Schedule have been duly authorized and validly issued and are fully paid and non-assessable.

Section 3.5 Government Authorizations. No Consent of, with or to any Governmental Authority is required to be obtained or made by Seller or any Company Entity in connection with the execution and delivery by Seller of this Agreement or the consummation of the transactions contemplated hereby, other than (a) required filings under the HSR Act, (b) Consents required pursuant to the FPA set forth in Section 7.1(c), (c) CFIUS Approval, (d) Consents set forth on Section 3.5 of the Seller Disclosure Schedule, (e) Consents that, if not obtained or made, would not, individually or in the aggregate, be material to the Company Entities, taken as a whole or reasonably be expected to prevent or materially delay the performance by Seller or its Affiliates of any obligation under, or the consummation of the transactions contemplated by, this Agreement, (f) notifications not required to be made or given until after the Closing or (g) requirements applicable as a result of the specific legal or regulatory status of Buyer or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which Buyer or any of its Affiliates is or proposes to be engaged, other than the business of the Company Entities.

Section 3.6 Financial Statements. Set forth on Section 3.6 of the Seller Disclosure Schedule (collectively, the “Financial Statements”) are the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2021 (the “Balance Sheet Date”), and the related consolidated statements of operations, equity and cash flows for the respective years then-ended. The Financial Statements present fairly, in all material respects, respectively, the consolidated financial position, statements of operations, equity and cash flows of the Company and its Subsidiaries, at the respective dates set forth therein and for the respective periods covered thereby, and were prepared from the books and records of the Company and its Subsidiaries in accordance with GAAP, consistently applied (except as otherwise noted therein).

Section 3.7 Undisclosed Liabilities. The Company Entities have no Liabilities that would be required under GAAP to be reflected in, reserved against or disclosed in a balance sheet of the Company Entities (or the notes thereto), except for (a) Liabilities reflected in, reserved against or disclosed in the Financial Statements (including the notes thereto), (b) Liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet

Date, (c) Liabilities under Contracts of the Company Entities made available to Buyer (other than as a result of a breach thereof by any Company Entity), (d) Liabilities incurred in connection with the transactions contemplated hereby, and (e) such other Liabilities as would not, individually or in the aggregate, be material to the Company Entities taken as a whole.

Section 3.8 Absence of Certain Changes. Since the Balance Sheet Date except as expressly contemplated by this Agreement or in response to COVID-19 or any COVID-19 Measures, each Company Entity has conducted its respective business in the ordinary course, consistent with past practice, in all material respects, and there has not been (a) through the date hereof, any declaration, setting aside or payment of any non-cash or in-kind dividend or other distribution of Interests or property other than cash or cash equivalents with respect to the Company Interests, (b) through the date hereof, any change in accounting methods, principles or practices affecting the Company Entities, except as required or permitted by GAAP or (c) any Effect that would, individually or in the aggregate, have a Material Adverse Effect on the Company Entities taken as a whole.

Section 3.9 Tax Matters.

(a) Each Company Entity has (i) timely filed, or caused to be filed, all income and other material Tax Returns that it was required to file on or prior to the date hereof, taking into account all permitted extensions, and (ii) timely paid, or caused to be paid, to the appropriate Governmental Authority, all material amounts of Taxes due and payable by or with respect to such Company Entity (whether or not shown on such Tax Returns), including Taxes required to be withheld and collected. All such Tax Returns are correct and complete in all material respects, and any such Tax Returns filed with respect to any affiliated, consolidated, combined or unitary group included all Company Entities required to be included in such group under applicable Tax Law, excluding any omissions from such a group that are not material. There are no Liens for material Taxes on any of the assets of any Company Entity other than Permitted Liens.

(b) There are no outstanding or unsettled claims, asserted deficiencies or assessments against any Company Entity for the assessment or collection of any material Taxes and no Company Entity has been notified in writing (i) of any material proposed Tax claims or assessment against any Company Entity or (ii) that any Company Entity is or may be subject to taxation by a taxing jurisdiction where such Company Entity does not file Tax Returns. Except as set forth on Section 3.9(b) of the Seller Disclosure Schedule, there are no ongoing or pending audits, examinations or other administrative or judicial proceedings with respect to any material Taxes of any Company Entity. None of the Company Entities (A) is or has been a member of any affiliated, consolidated, combined or unitary group for U.S. federal, state or non-U.S. income Tax purposes, other than a Seller Consolidated Group, or (B) has any liability for the Taxes of any Person (other than a member of a Seller Consolidated Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. income Tax Law) or as a transferee or successor. None of the Company Entities is a party to any Tax indemnification, Tax allocation, Tax sharing or similar agreement (in each case, other than (i) any provisions contained in contracts entered into in the ordinary course of business and not primarily related to Taxes, (ii) any Tax Equity Transactions, and (iii) any tax sharing agreement between members of a Seller Consolidated Group).

(c) There has been no waiver of any statute of limitations in respect of Taxes of any Company Entity that remains in effect.

(d) No Company Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof beginning after the Closing Date as a result of any (i) change in or improper use of a method of accounting for a Pre-Closing Tax Period, (ii) installment sale or open transaction disposition occurring on or prior to the Closing Date, (iii) intercompany transaction occurring on or prior to the Closing Date or excess loss account established on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date or (v) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date.

(e) No Company Entity has been a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code in the preceding three (3) years.

(f) There are no “listed” transactions, as defined in Treasury Regulation Section 1.6011-4(b)(2) that a Company Entity has entered into for which the statute of limitations remains open.

(g) The U.S. federal income tax classification of each Company Entity is set forth on Section 3.9(g) of the Seller Disclosure Schedule.

(h) A valid election under Section 754 of the Code is in effect for each Company Entity that is classified as a partnership for U.S. federal income tax purposes.

(i) The Company Entities have no liabilities in respect of Deferred Tax Obligations.

(j) Each Company Entity has complied with the requirements for each Tax abatement or Tax exemption agreement, agreement relating to payments in lieu of Taxes, or any similar program or agreement from which such Company Entity has benefitted.

(k) Each Company Entity is, and since formation has been, a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(l) No Company Entity is related (within the meaning of Section 45(e)(4) of the Code or for purposes of Section 267(a) or Section 707(b)(1) of the Code) to any purchaser of electricity produced by such Company Entity.

(m) No Company Entity is a “tax-exempt entity” or a “tax-exempt controlled entity” within the meaning of Section 168(h) of the Code or has otherwise caused any property of any Company Entity to be treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(n) Neither Seller nor any Company Entity nor any of their Affiliates has applied to the IRS for a private letter ruling with respect to any Company Entity or Project or with respect to any Tax benefit (including any ITC or PTC), including a private letter ruling request that has been withdrawn.

(o) No event has occurred with respect to any Project included in a Tax Equity Transaction that would result, or has resulted, in recapture of credits allowed under Section 38 of the Code for which any Company Entity would reasonably be expected to be required to indemnify any Person (other than any Company Entity or the Buyer).

(p) All electricity with respect to which any Company Entity has claimed any PTC was produced from “qualified energy resources” at a “qualified facility” (each within the meaning of Section 45(a)(2)(A) of the Code) during the ten-year period beginning on the date such facility was originally placed in service.

(q) All property the basis of which was taken into account to determine the amount of any ITC claimed by any Company Entity consisted of “energy property” (within the meaning of Section 48(a)(3)(A)(1) of the Code).

(r) No Company Entity has, with respect to any Project, claimed (x) both (i) any PTC and (ii) any ITC or other credit under Section 45K or 49 of the Code or (y) both (i) any ITC and (ii) any PTC or other credit under Section 45K or 49 of the Code.

(s) No Project placed into service (within the meaning of the IRS Notices) before August 2022 and with respect to which any Company Entity has claimed any PTC was funded with funds attributable to (i) any grant from the United States, any state or any subdivision thereof, (ii) an issue of any state or local government obligations or (iii) any subsidized energy financing provided under any federal, state or local program in connection with such Project.

Section 3.10 Real Property.

(a) All real property owned in fee by any Company Entity (together with all right, title and interest in, to and under all buildings, structures, improvements and fixtures thereon, collectively, the “Owned Real Property”) and all real property leased, subleased, licensed or occupied by any Company Entity as a lessee, sublessee, licensee or occupant (together with all right, title and interest in, to and under all buildings, structures, improvements and fixtures thereon, collectively, the “Leased Real Property”, and the leases, subleases, licenses and occupancy agreements with respect thereto, the “Real Property Leases”) are in good operating condition and are sufficient to conduct the business of the Company Entities as currently conducted and operated, except as would not, individually or in the aggregate, be material to the Company Entities taken as a whole. Set forth on Section 3.10(a)(i) of the Seller Disclosure Schedule is a true and complete list of the addresses of the material Owned Real Property and the material Leased Real Property, and set forth on Section 3.10(a)(ii) of the Seller Disclosure Schedule is the true and complete list of all rights-of-way and other grants of interest from the United States Department of the Interior Bureau of Land Management to any Company Entity, true and complete copies of which have been made available to Buyer.

(b) The applicable Company Entity has good and marketable title to its Owned Real Property, free and clear of all Liens (other than Permitted Liens). Except for Permitted Liens or as set forth in Section 3.10(b) of the Seller Disclosure Schedule, no Company Entity has (i) leased, licensed or otherwise granted any Person that is not a Company Entity the right to use or occupy any Owned Real Property or (ii) subleased, sublicensed or otherwise granted any Person that is not a Company Entity the right to use or occupy any Leased Real Property. To Seller’s Knowledge, no Company Entity has collaterally assigned any Real Property Lease. No Company Entity has received notice of any active proceedings of condemnation and, to Seller’s Knowledge, there are no proceedings of condemnation threatened with respect to any Owned Real Property or Leased Real Property.

(c) True and complete copies of each material Real Property Lease have been made available to Buyer. Each Real Property Lease is in full force and effect and is the legal, valid, binding and enforceable obligation of the Company Entity which is a party to such Real Property Lease and, to Seller’s Knowledge, the other parties thereto, in each case, subject to the Remedies Exception. Except as set forth in Section 3.10(c) of the Seller Disclosure Schedule, no Company Entity is in default in any material respect under any material Real Property Lease to which it is a party, and, to Seller’s Knowledge, no counterparty is in default in any material respect under any such material Real Property Lease. No Company Entity has received a written notice of default from a counterparty to any of the Real Property Leases which has not been either waived, cured, resolved or remedied. The applicable Company Entity has good, valid and insurable leasehold or easement interests in and to the Leased Real Property, free and clear of all Liens on or senior to such leasehold or easement interests, other than Permitted Liens.

(d) The Company owns and has the right to use (subject to Permitted Liens) all easements or rights-of-way (collectively, “Rights-of-Way”) from each Person as are necessary to use, own and operate the Company’s assets in the same manner as such assets are currently used, owned and operated by the Company. To Seller’s Knowledge, the Company holds good and marketable title to its interests in all material respects in the Rights-of-Way free and clear of all Liens (except Permitted Liens). All Rights-of-Way are in full force and effect, valid and effective and enforceable in all material respects against the applicable Company Entity and, to Seller’s Knowledge, the respective counterparties thereto, in accordance with their respective terms. No Company Entity has received notice of any active proceedings of condemnation and, to Seller’s Knowledge, there are no proceedings of condemnation threatened with respect to any Rights-of-Way.

Section 3.11 Environmental Matters. Except as would not, individually or in the aggregate, be material to the Company Entities taken as a whole:

(a) the Company Entities and their respective operations and businesses are, and since January 1, 2020 have been, in compliance with Environmental Laws and have not received any written notice, which remains uncured, from any Governmental Authority or other Person alleging that any Company Entity is in violation of any Environmental Law;

(b) the Company Entities hold and are, and since January 1, 2020 have been, in compliance with all Permits required under Environmental Laws to conduct their respective businesses as currently conducted (“Environmental Permits”), each such Environmental Permit is in full force and effect and there are no proceedings pending or, to Seller’s Knowledge, threatened which would reasonably be expected to result in the revocation or termination of any such Environmental Permit;

(c) there are no Actions pending or, to Seller’s Knowledge, threatened under Environmental Law against any Company Entity, and the Company Entities are not subject to any outstanding Governmental Order issued pursuant to any Environmental Law, and have not received any written notice, complaint or claim seeking to impose or alleging any Liability under Environmental Laws against any Company Entity;

(d) no Company Entity has retained or assumed by contract any Liabilities that would reasonably be expected to form the basis of any Action under Environmental Law against any Company Entity; and

(e) there has not been any Release of or exposure to any Hazardous Material at any Owned Real Property, Leased Real Property or any other location that would reasonably be expected to give rise to any Liability under applicable Environmental Laws for any Company Entity.

Section 3.12 Contracts. True and correct copies of each Material Contract in effect as of the date hereof have been made available to Buyer. Each Material Contract is in full force and effect and is the legal, valid, binding and enforceable obligation of the Company Entity which is a party to such Material Contract and, to Seller’s Knowledge, the other parties thereto, in each case, subject to the Remedies Exception. No Company Entity nor, to Seller’s Knowledge, any of the other parties thereto is in breach, violation or default under any Material Contract, and, to Seller’s Knowledge, no event has occurred which with notice or lapse of time or both would constitute any such breach, violation or default, or permit termination, modification, or acceleration by such other parties, under such Material Contract, except (a) for breaches, violations or defaults as would not, individually or in the aggregate, be material to the Company Entities taken as a whole, and (b) that, in order to avoid a default, violation or breach in connection with the transactions contemplated hereby under any Material Contract in effect as of the date hereof and set forth on Section 3.2 of the Seller Disclosure Schedule, the Consent of such other parties set forth on Section 3.2 of the Seller Disclosure Schedule may be required.

Section 3.13 Insurance. With respect to each material insurance policy held by, or for the benefit of, any of the Company Entities, except as would not, individually or in the aggregate, be material to the Company Entities, taken as a whole, since January 1, 2020 (a) neither Seller nor any Company Entity has received any written notice from the insurer under any such insurance policy disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling or materially amending any such policy, and there is no material claim by Seller or any Company Entity pending under any such policy, and (b) all premiums due and payable for such insurance policies have been duly paid, and such policies (or extensions, renewals or replacements thereof with comparable policies) have been and shall be in full force and effect without interruption until the Closing Date. To Seller’s Knowledge, no facts or circumstances exist which would reasonably be expected to result in the cancellation or termination of any material insurance policy held by, or for the benefit of, any of the Company Entities. The Companies Entities have, to Seller’s Knowledge, notified the relevant insurers under any material insurance policy of all matters in respect of which the Company Entities consider that they have grounds to make a claim under such policy.

Section 3.14 Litigation. Since January 1, 2020, there have been no Actions pending or, to Seller’s Knowledge, threatened in law or in equity or before any Governmental Authority against any Company Entity that would reasonably be expected to result in any Liability for any Company Entity that would, individually or in the aggregate, be material to the Company Entities taken as a whole.

Section 3.15 Employee Matters.

(a) Section 3.15(a) of the Seller Disclosure Schedule sets forth, as of the date hereof, an accurate and complete list of all material Benefit Plans; provided that any award agreement, participation agreement, individual retention bonus agreement, employment agreement (or offer letter) or individual consulting agreement that is consistent with the applicable template made available to Buyer and set forth on Section 3.15(a) of the Seller Disclosure Schedule shall not be required to be listed in Section 3.15(a) of the Seller Disclosure Schedule. Except as would not, individually or in the aggregate, be material to the Company Entities taken as a whole, each Benefit Plan has been established and administered in all respects in accordance with its terms, and in compliance in all respects with the applicable provisions of ERISA, the Code and other applicable Laws. The Company Entities are in compliance with the requirements of all applicable Laws with respect to the establishment and maintenance of compensation and benefit plans, agreements, programs or policies, except for instances of noncompliance that would not, individually or in the aggregate, be material to the Company Entities taken as a whole. With respect to each material Benefit Plan, the Company has made available to Buyer complete and accurate copies of (i) such Benefit Plan (or, in the case of any Benefit Plan that is unwritten, a description of the material terms thereof), including any amendments thereto, (ii) the most recent annual report on Form 5500 filed, (iii) the most recent summary plan description, (iv) the most recent actuarial valuation report and (v) any material non-routine, written correspondence or communications between Seller and any of its Affiliates and the Department of Labor, IRS or other Governmental Authority since January 1, 2020; provided that the requirements under clauses (ii), (iv) and (v) shall be limited to Company Entity Plans and Assumed Benefit Plans only. Except for the Benefit Plans denoted as “Company Entity Plans” on Section 3.15(a) of the Seller Disclosure Schedule (the “Company Entity Plans”), no Benefit Plan is sponsored or maintained by any Company Entity.

(b) No Company Entity Plan or Assumed Benefit Plan is a single employer plan or other pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. None of Seller or any of its Affiliates is obligated to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) on behalf of any Company Employee. No circumstances exist that would reasonably be expected to result in the imposition of Controlled Group Liability with respect to any Benefit Plan on any Company Entity following the Closing as a result of a Company Entity being treated as a single employer under Section 414 of the Code with Seller or any of its Affiliates prior to the Closing. The following definition shall apply: “Controlled Group Liability” means any and all Liabilities (a) arising out of or relating to any Multiemployer Plan that can be imposed on entities that are treated as a single employer under Section 414 of the Code (including any Liability on account of a “partial withdrawal”, a “complete withdrawal” or “mass withdrawal”, in each case within the meaning of Title IV of ERISA), (b) under Title IV of ERISA, (c) under Section 302 of ERISA or Section 412 or 4971 of the Code, or (d) as a result of the failure to comply with the continuation of coverage requirements of ERISA Section 601 et. seq. and Section 4980B of the Code.

(c) Except as would not, individually or in the aggregate, be material to the Company Entities taken as a whole, there are no pending Actions, investigations or audits that have been instituted or, to the Knowledge of Seller, threatened, by any Governmental Authority against any Company Entity Plan or Assumed Benefit Plan, the assets of or any trust under any such Benefit Plan or the plan sponsor, the plan administrator or any fiduciary of any such Benefit Plan (other than routine benefit claims).

(d) Except as set forth on Section 3.15(d) of the Seller Disclosure Schedule, neither Seller nor any of its Affiliates has any obligation or liability to provide post-termination health, life or other welfare benefits or similar coverage to current or former Company Service Providers (or any spouse or former spouse or other dependent thereof), other than (i) to the extent such benefits are required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar state Law or (ii) coverage through the end of the month of termination of employment.

(e) Except as set forth on Section 3.15(e) of the Seller Disclosure Schedule, the execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) result in (i) an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former Company Service Provider, (ii) any funding (through a grantor trust or otherwise) of any compensation or benefit, (iii) any limitation or restriction on the right to amend, terminate or transfer the assets of any Company Entity Plan or Assumed Benefit Plan on or following the Closing or (iv) the payment of any amount that could, individually or in combination with any other payment, be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f) Neither Seller nor any of its Affiliates has any obligation under any Benefit Plan or otherwise to gross-up or otherwise reimburse any current or former Company Service Provider for excise Taxes payable pursuant to Section 409A or 4999 of the Code.

Section 3.16 Labor Matters.

(a) Except as set forth in Section 3.16(a) of the Seller Disclosure Schedule, no Company Entity is a party or subject to any labor union or collective bargaining Contract or similar agreement in respect of any Company Employee and no Company Employees are subject to any such agreement. Except as set forth in Section 3.16(a) of the Seller Disclosure Schedule or as would not, individually or in the aggregate, be material to the Company Entities, taken as a whole, (i) there are no pending strikes, lockouts, work stoppages or slowdowns, pickets, boycotts, unfair labor practice charges, labor disputes, or grievances involving the Company Employees and (ii) no demand for recognition as the exclusive bargaining representative of any Company Employee has been made by or on behalf of any labor or similar organization. Except as would not, individually or in the aggregate, be material to the Company Entities, taken as a whole, each Company Entity is in compliance with all applicable Laws relating to labor or employment practices.

(b) Except as would not, individually or in the aggregate, be material to the Company Entities taken as a whole, all Company Service Providers have been properly classified under applicable Law (i) as employees or individual independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the Fair Labor Standards Act and state Law), and no such individual has been improperly included in or excluded from any Benefit Plan. Except as set forth in Section 3.16(b) of the Seller Disclosure Schedule, none of Seller or any of its Affiliates has received notice of any pending or, to Seller’s Knowledge, threatened Action before any Governmental Authority concerning any such classifications. No Company Service Provider has a principal place of employment outside of the United States.

(c) None of the Company Entities has engaged in or effectuated any employee “mass layoff” or “plant closing” (in each case, as defined by the Worker Adjustment and Restraining Act of 1988 or any similar state, local or non-U.S. Law (collectively, “WARN”)) affecting any single site of employment operated by Seller or any of its Affiliates in which Company Employees work within the past three (3) years.

(d) Since January 1, 2020, no allegations or reports of sexual harassment have been made against a Company Employee with annualized base compensation in excess of $200,000 to Seller or any of its Affiliates.

(e) Section 3.16(e) of the Seller Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of each Company Employee, together with such Company Employee’s job title, classification as exempt or non-exempt for wage and hour purposes, date of hire, annual salary or hourly wage rate, status as inactive or active (including, if such employee is on a leave of absence, the purpose of such leave, the date upon which the leave began and the expected date of return), location of employment and employing entity (the “Company Employee Census”). As soon as reasonably practicable following the date of this Agreement, Seller shall deliver to Buyer an updated Company Employee Census that will include incentive compensation opportunities (including any equity-based incentive opportunities or retention bonus awards).

Section 3.17 Legal Compliance.

(a) No Company Entity is, and since January 1, 2020, no Company Entity has been, in violation of any Law, Permit or Governmental Order applicable to it or its business or operations, except for violations as would not, individually or in the aggregate, be material to the Company Entities taken as a whole.

(b) The Company Entities and, to Seller’s Knowledge, any Person acting for or on behalf of any Company Entity (in their capacity as such) currently are in compliance with and have, for the past five (5) years, complied with all applicable Anti-Corruption Laws and Anti-Money Laundering Laws. For the past five (5) years, (i) there has been no action taken by any Company Entity nor, to Seller’s Knowledge, any of its officers, directors, managers, employees, consultants, agents, Affiliates or other Person, in each case, acting on behalf of any Company Entity, in violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) no Company Entity has been convicted of violating any Anti-Corruption Laws or Anti-Money Laundering Laws or has been subjected to any investigation by a Governmental Authority for an actual or potential violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, (iii) no Company Entity has conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws or Anti-Money Laundering Laws and (iv) no Company Entity has received any written notice or citation, or, to Seller’s Knowledge, any oral notice or citation, from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Laws or Anti-Money Laundering Laws. The Company Entities have instituted, and maintain and enforce, policies and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws and Anti-Money Laundering Laws by each of the Company Entities and each of the officers, directors, managers, employees, consultants, agents, Affiliates or other Persons, in each case, acting on behalf of any Company Entity. The following definitions shall apply: (A) “Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Governmental Official or representative of a Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions. (B) “Anti-Money Laundering Laws” means the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and any other foreign, federal, state or local Laws relating to fraud or money laundering. (C) “Governmental Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including any political subdivision, any sovereign wealth fund or any corporation or other Person owned or controlled in whole or in part by any Governmental Authority or department, agency or instrumentality thereof, or of a public international organization, or any Person acting in an official capacity for or on behalf of any such Governmental Authority or department, agency or instrumentality thereof, or for or on behalf of any public international organization.

(c) None of the Company Entities or, to Seller’s Knowledge, any of the officers, directors, managers, employees, consultants, agents, Affiliates or other Persons, in each case, acting on behalf of any Company Entity (i) is, or is directly or indirectly owned or controlled by, a Person with whom transactions are prohibited or limited under any applicable Laws relating to economic sanctions or export controls, including those administered by the U.S. government (including the Department of the Treasury’s Office of Foreign Assets Control, the Department of State or the Department of Commerce), the United Nations Security Council or the European Union (“Sanctions”), (ii) has, for the past five (5) years, knowingly engaged in any dealings or transactions with any person that, at the time of the dealing or transaction, is or was the subject or target of Sanctions or located, organized or resident in a country or territory that is or was the subject of comprehensive country- or territory-wide Sanctions (as of the date of this Agreement, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea or Syria) or (iii) has violated applicable Sanctions in the past five (5) years. No Action involving any Company Entity with respect to Sanctions is pending or, to the Seller’s Knowledge, threatened. The Company Entities have instituted, and maintain and enforce, policies and procedures reasonably designed to ensure compliance with applicable Sanctions by each of the Company Entities and each of the officers, directors, managers, employees, consultants, agents, Affiliates or other Persons, in each case, acting on behalf of any Company Entity.

Section 3.18 Brokers’ Fees. No Company Entity has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Buyer or any of its Affiliates (including, after the Closing, the Company Entities) to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.19 Permits. The Company Entities have all Permits that are used in or required to conduct their businesses as currently conducted and operated, except where the failure to have or obtain such Permits would not, individually or in the aggregate, be material to the Company Entities taken as a whole. Each such Permit is, and has been since January 1, 2020, in full force and effect and the applicable Company Entity is in compliance in all material respects with all its obligations with respect thereto. None of Seller or any of its Affiliates (including the Company Entities) has received any notification from any Governmental Authority alleging that any Company Entity is in violation in any material respect of any such Permit. There are no proceedings pending or, to Seller’s Knowledge, threatened which would reasonably be expected to result in the revocation or termination of any material Permit of any Company Entity.

Section 3.20 Regulatory Status.

(a) Each Company Entity that directly owns or operates a FERC jurisdictional energized electric generation or storage facility used for wholesale power sales (a) is an Exempt Wholesale Generator, or (b) owns or operates a generation facility that is a QF. Each Company Entity that directly owns or operates an energized electric generation or storage facility (i) has MBR Authority in full force and effect, (ii) is eligible for the exemption from wholesale rate regulation under Sections 205 and 206 of the FPA set forth in 18 C.F.R. § 292.601(c), (iii) sells power solely at retail, or (iv) sells power solely within the market operated by the Electric Reliability Council of Texas, Inc. Each QF has, since initial certification, continuously met the standards to be, and has been, a QF, and the most recent self-certification filed with FERC with respect to each QF is complete and materially accurate and in full force and effect. The most recent order by FERC confirming Exempt Wholesale Generator status or the most recent self-certification of Exempt Wholesale Generator status filed with FERC with respect to each Exempt Wholesale Generator is in full force and effect.

(b) Except for a Company Entity engaged in a net metering program, no Company Entity holds a Permit from a state energy regulatory authority authorizing such Company Entity to make retail sales of energy or approving construction or operation of an electric generation asset. Since January 1, 2020, each Company Entity has filed or caused to be filed with the applicable state or local utility commissions or regulatory bodies with jurisdiction over such Company Entity and its business, assets, properties or liabilities, as the case may be, all material forms, statements, reports, and documents (including all exhibits, amendments and supplements thereto) required under all applicable Laws to be filed by such Company Entity with respect to itself or its business, assets, properties or liabilities, except as would not, individually or in the aggregate, be material to the Company Entities taken as a whole. All such forms, statements, reports and documents that have been filed complied in all material respects with all applicable requirements of the Laws in effect on the date of such filing, and to Seller’s Knowledge there are no material misstatements or omissions in any such form, statement, report or document, except as would not, individually or in the aggregate, be material to the Company Entities taken as a whole.

Section 3.21 Intellectual Property.

(a) Section 3.21(a) of the Seller Disclosure Schedule sets forth a correct and complete list, as of the date of this Agreement, of all Company Registered Intellectual Property. Except as would not, individually or in the aggregate, be material to the Company Entities, taken as a whole, none of the Company Registered Intellectual Property is the subject of any Action before any Governmental Authorities challenging the ownership, validity or enforceability thereof. Except as set forth on Section 3.21(a) of the Seller Disclosure Schedule, the Company Entities are the sole and exclusive owner, free and clear of all Liens except Permitted Liens, of each item of Company Registered Intellectual Property. The following definitions shall apply: (A) “Company Registered Intellectual Property” means all Intellectual Property owned by any Company Entity that has been registered with or issued by, or is the subject of a pending application for such, with or by any Governmental Authority or an Internet domain name registrar, by or on behalf of any Company Entity. (B) “Company Intellectual Property” means all Intellectual Property owned or purported to be owned by any Company Entity.

(b) Except as would not, individually or in the aggregate, be material to the Company Entities, taken as a whole, each of the Company Entities owns free and clear of all Liens, except Permitted Liens, or otherwise has a valid license or right to use, all Intellectual Property currently used by it in its respective business, that will be reasonably required upon Closing for Buyer to operate the business as currently operated (other than the Seller Marks), and such ownership or right to use such Intellectual Property will not be materially and adversely affected by the execution, delivery and performance of this Agreement.

(c) Except as would not, individually or in the aggregate, be material to the Company Entities, taken as a whole, the conduct of the business of the Company Entities does not infringe, misappropriate or otherwise violate any Intellectual Property of any Third Party and has not infringed, misappropriated or otherwise violated any Intellectual Property of any Third Party. Except as would not, individually or in the aggregate, be material to the Company Entities, taken as a whole, no claims are pending or, to Seller’s Knowledge, threatened against any Company Entity alleging that any Company Entity is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Intellectual Property of any Third Party.

(d) To Seller’s Knowledge, no Third Party has, since January 1, 2020, infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, the rights of any Company Entity with respect to any material Company Intellectual Property. Except as would not, individually or in the aggregate, be material to the Company Entities, taken as a whole, no Company Entity has since January 1, 2020 made any claim to a Third Party alleging that such Third Party has infringed, misappropriated or otherwise violated any Company Intellectual Property.

(e) Except as would not, individually or in the aggregate, be material to the Company Entities, taken as a whole, the Company Entities have taken commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets included in the Company Intellectual Property, and no Company Entity has disclosed, delivered or licensed any Trade Secrets included in the Company Intellectual Property to any Third Party, other than subject to valid, written nondisclosure or confidentiality obligations, which have not been breached.

(f) Except as would not, individually or in the aggregate, be material to the Company Entities, taken as a whole, any current or former Company Employee or other Person who, either alone or with others, creates, develops or invents, or has created, developed or invented, any material Company Intellectual Property has entered into a written agreement with Seller or one of its Affiliates or the applicable Company Entity that obliges such Company Employee or other Person to disclose and assigns such Company Intellectual Property to such Company Entity or Seller or one of its Affiliates or such Company Entity or Seller or one of its Affiliates is the owner of such Company Intellectual Property by operation of law. Except as would not, individually or in the aggregate, be material to the Company Entities, taken as a whole, no current or former Company Employee or other Person owns any rights in or to any Company Intellectual Property.

(g) The Company Entities are not using any software that is licensed, distributed or made available under the terms of any license that is recognized as an “open source software license” by the Open Source Initiative in a manner that would require any Company Entity to grant a license or other right in, to or under any material Software included in the Company Intellectual Property.

Section 3.22 Cybersecurity and Data Privacy.

(a) Except as would not, individually or in the aggregate, be material to the Company Entities, taken as a whole, in the past three (3) years, each Company Entity has complied with all Privacy Legal Requirements.

(b) Except as would not, individually or in the aggregate, be material to the Company Entities, taken as a whole, since January 1, 2020, no Company Entity has (i) been subject to any Action regarding its collection, storage, transfer, maintenance or use of any Personal Data and there are no such Actions pending or, to Seller’s Knowledge, threatened related to any applicable Privacy Legal Requirements or (ii) notified, or been legally required to provide any notices to any Governmental Authority, data subjects or individuals in connection with a breach, loss or disclosure of, or unauthorized access to, Personal Data. The following definitions shall apply: (A) “Personal Data” means (i) any information relating to an identified or identifiable natural person or that is reasonable capable of being used to identify a natural person or (ii) any piece of information considered “personally identifiable information,” “personal information”, “personal data” or other comparable term under applicable Information Privacy Laws. (B) “Sensitive Information” means confidential and proprietary information of any Company Entity or of a third party in the possession or control of any Company Entity, including Personal Data.

(c) Except as would not, individually or in the aggregate, be material to the Company Entities, taken as a whole, the Company IT Assets operate and perform in accordance with their documentation and functional specifications, and are adequate and sufficient for the current conduct of the respective businesses of the Company Entities. To the Seller’s Knowledge, none of the Company IT Assets contain any material virus, “trojan horse”, worm or other code, software routine or instructions designed and intended to permit unauthorized access to or to disable, erase or otherwise harm the Company IT Assets or Sensitive Information. The following definition shall apply: “Company IT Assets” means the software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and other information technology equipment owned, leased or licensed by and, in each case, in the possession of and controlled by any Company Entity.

(d) Except as would not, individually or in the aggregate, be material to the Company Entities, taken as a whole, (i) no Company IT Assets have, in the past five (5) years, experienced any failures, crashes, cybersecurity or data breaches or similar incidents, and (ii) to the Seller’s Knowledge, since January 1, 2020, no Person has gained unauthorized access to the Company IT Assets or engaged in unauthorized processing, disclosure, use or access to, or unlawfully destroyed, lost or altered, any Sensitive Information. Except as would not, individually or in the aggregate, be material to the Company Entities, taken as a whole, the Company Entities have implemented and maintain commercially reasonable backup, security and disaster recovery measures and technology that are designed to protect and restore the Company IT Assets, Trade Secrets and Sensitive Information from any unauthorized processing, disclosure, use or access or unlawful destruction, loss or alteration.

Section 3.23 Sufficiency of Assets. Other than (a) the Seller Marks, (b) assets disposed of after the date of this Agreement in compliance with Section 6.1(b)(v), (c) the Pre-Closing Reorganization and (d) as set forth in Section 2.4 and Section 6.3, and assuming all necessary Consents as provided in Section 3.5 have been obtained, the assets, properties, rights and facilities owned by the Company Entities, together with the services to be provided under the Transition Services Agreement, constitute all of the material assets, properties, rights and facilities necessary and sufficient to enable Buyer, immediately following the Closing, to continue to conduct the Business in a manner that is in all material respects the same as that conducted by Seller as of the date hereof.

Section 3.24 Affiliate Contracts. Section 3.24 of the Seller Disclosure Schedule sets forth a list of all Affiliate Contracts.

Section 3.25 No Additional Representations and Warranties. Except for the express representations and warranties provided in this Article III and Article IV, neither Seller nor any of its Affiliates (including the Company Entities), nor any of its or their respective directors, officers, employees, stockholders, partners, members or other Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to any of the Company Entities (including any representation or warranty relating to financial condition, results of operations, assets or liabilities of the Company Entities) to Buyer or any of its Affiliates or its or their respective directors, officers, employees, stockholders, partners, members or other Representatives, and Seller, on behalf of itself and its Affiliates (including the Company Entities), hereby disclaims any such other representations or warranties and, except for the express representations and warranties provided in this Article III and Article IV, all Liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of Buyer’s Affiliates or Representatives, including omissions therefrom, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or any of its Affiliates or its or their respective directors, officers, employees, stockholders, partners, members or other Representatives other than the express representations and warranties provided in this Article III and Article IV.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

REGARDING SELLER

Seller represents and warrants to Buyer, except as set forth in the Seller Disclosure Schedule, as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.1 Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of New York and Seller has all requisite corporate power and authority to carry on its business as it is currently conducted. Seller is duly qualified or licensed to do business and (where applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification, licensure or standing necessary, except in such jurisdictions where the failure to be so duly qualified, licensed or in good standing would not reasonably be expected to prevent or materially delay the performance by Seller of any obligation under, or the consummation of the transactions contemplated by, this Agreement.

Section 4.2 Authorization. Seller has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller (and no action by any equityholders of Seller is required to duly authorize the execution, delivery and performance by Seller of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby). This Agreement has been duly executed and delivered by Seller and constitutes (and the other Transaction Documents to which Seller is or will at the Closing be a party will at the Closing be duly executed and delivered and will constitute) a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Remedies Exception.

Section 4.3 Noncontravention. Neither the execution and delivery by Seller of this Agreement nor the other Transaction Documents to which it is or will at the Closing be a party, nor the consummation by Seller of the transactions contemplated hereby or thereby (a) conflicts with any provision of the Governing Documents of Seller, (b) violates or results in a breach of any material agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which any of its assets or properties are bound or (c) assuming receipt of the Consents specified in Section 3.5 and Section 4.4 and compliance with the HSR Act, violates any Law to which Seller is subject, except as would not reasonably be expected to prevent or materially delay the performance by Seller of any obligation under, or the consummation of the transactions contemplated by, this Agreement.

Section 4.4 Government Authorizations. No Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents by Seller or the consummation by Seller of the transactions contemplated hereby and thereby, except for (a) required filings under the HSR Act, (b) Consents required pursuant to the FPA set forth in Section 7.1(c), (c) CFIUS Approval, (d) Consents set forth on Section 4.4 of the Seller Disclosure Schedule, (e) notifications not required to be made or given until after Closing, or (f) Consents that, if not obtained or made, would not reasonably be expected to prevent or materially delay the performance by Seller of its obligations under this Agreement.

Section 4.5 Solvency. Immediately prior to and as of the Closing and immediately after consummating the transactions contemplated hereby, Seller and its consolidated Subsidiaries (excluding the Company Entities), taken as a whole, will not (a) be insolvent (either because their financial condition is such that the sum of their debts and Liabilities is greater than the fair value of their assets or because the present fair salable value of its assets will be less than the amount required to pay their probable liability on their debts and Liabilities as they become absolute and matured), (b) have unreasonably small capital with which to engage in their businesses or (c) have incurred or plan to incur debts beyond their ability to repay such debts as they become absolute and matured. No transfer of property is being made by Seller and no obligation is being incurred by Seller in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Seller or any of its Subsidiaries (excluding the Company Entities).

Section 4.6 Ownership. Seller owns 100% of the issued and outstanding Interests of the Company, free and clear of all Liens, except (a) as may be created by this Agreement, (b) as may be set forth in the Governing Documents of the Company and (c) for any restrictions on sales of securities under applicable securities Laws.

Section 4.7 Brokers’ Fees. Other than as set forth on Section 4.7 of the Seller Disclosure Schedules, Seller has not entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Buyer or any of its Affiliates (including, after the Closing, the Company Entities) to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the other Transaction Documents to which Seller is or will at the Closing be a party or the consummation of the transactions contemplated hereby or thereby.

Section 4.8 Litigation. There are no Actions pending or, to Seller’s Knowledge, threatened in law or in equity or before any Governmental Authority against Seller that would reasonably be expected to result in any Liability for Seller that would reasonably be expected to prevent or materially delay the performance by Seller of its obligations under this Agreement or the Transaction Documents and Seller is not subject to any Governmental Order which would reasonably be expected to prevent or materially delay the performance by Seller of its obligations under this Agreement or the Transaction Documents.

Section 4.9 No Additional Representations and Warranties. Except for the express representations and warranties provided in Article III and this Article IV, neither Seller nor any of its Affiliates (including the Company Entities), nor any of its or their respective directors, officers, employees, stockholders, partners, members or other Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to Seller or any of the Company Entities (including any representation or warranty relating to financial condition, results of operation, assets or liabilities of the Company Entities) to Buyer or any of its Affiliates or its or their respective directors, officers, employees, stockholders, partners, members or other Representatives, and Seller, on behalf of itself and its Affiliates (including the Company Entities), hereby disclaims any such other representations or warranties and, except for the express representations and warranties provided in Article III and this Article IV, all Liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of Buyer’s Affiliates or Representatives, including omissions therefrom, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or any of its Affiliates or its or their respective directors, officers, employees, stockholders, partners, members or other Representatives other than the express representations and warranties provided in Article III and this Article IV.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer represents and warrants to Seller, except as set forth in the Buyer Disclosure Schedule, as of the date of this Agreement and as of the Closing Date, as follows:

Section 5.1 Organization. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of Delaware and Buyer has all requisite limited liability company power and authority to carry on its business as it is currently conducted. Buyer is duly qualified or licensed to do business and (where applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification, licensure or standing necessary, except in such jurisdictions where the failure to be so duly qualified, licensed or in good standing would not reasonably be expected to prevent or materially delay the performance by Buyer of any obligation under, or the consummation of the transactions contemplated by, this Agreement.

Section 5.2 Authorization. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes (and the other Transaction Documents to which Buyer is or will at the Closing be a party will at the Closing be duly executed and delivered and will constitute) a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception.

Section 5.3 Noncontravention. Neither the execution and delivery by Buyer of this Agreement or the other Transaction Documents to which it is or will at the Closing be a party, nor the consummation by Buyer of the transactions contemplated hereby or thereby (a) conflicts with any provision of the Governing Documents of Buyer, (b) violates or results in a breach of any material agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which any of its assets or properties are bound, or (c) assuming receipt of the Consents described in Section 3.5 and Section 5.4 and compliance with the HSR Act, violates any Law to which Buyer is subject, except as would not reasonably be expected to prevent or materially delay the performance by Buyer of any obligation under, or the consummation of the transactions contemplated by, this Agreement.

Section 5.4 Government Authorizations. No Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents by Buyer or the consummation by Buyer of the transactions contemplated hereby and thereby, except for (a) required filings under the HSR Act, (b) Consents required pursuant to the FPA set forth in Section 7.1(c), (c) CFIUS Approval, (d) Consents set forth on Section 5.4 of the Buyer Disclosure Schedule, (e) notifications not required to be made or given until after Closing or (f) Consents that, if not obtained or made, would not reasonably be expected to prevent or materially delay the performance by Buyer of its obligations under this Agreement.

Section 5.5 Financial Capacity.

(a) Buyer will have at Closing sufficient cash or other sources of immediately available funds to pay in cash the Preliminary Purchase Price in accordance with the terms of Article II and for all other actions necessary for Buyer to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is or will at the Closing be a party. Buyer has not incurred any financial obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any financial obligation, commitment, restriction or liability of any kind, in either case, which would reasonably be expected to prevent or materially delay the performance by Buyer of any obligation under, or the consummation of the transactions contemplated by, this Agreement. Buyer acknowledges that receipt or availability of funds or financing by Buyer or any of its Affiliates shall not be a condition to Buyer’s obligations hereunder. No funds to be paid to Seller have derived from or will have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering Laws of the United States.

(b) Concurrently with the execution of this Agreement, Buyer has delivered to Seller the duly executed Buyer Parent Guaranty. The Buyer Parent Guaranty is in full force and effect, has not been amended or modified, and is a legal, valid, binding and enforceable obligation of Buyer and Buyer Parent, subject to the Remedies Exception. No event has occurred which (with or without notice, lapse of time or both) would constitute a breach, violation or default on the part of, or permit termination, modification or acceleration by, Buyer or Buyer Parent under the Buyer Parent Guaranty.

(c) As of the date of this Agreement, Buyer Parent has received an executed commitment letter, dated as of September 27, 2022 (including the bridge facility agreement attached to such debt commitment letter, the “Debt Commitment”), from Barclays Bank Ireland PLC, Deutsche Bank AG, Luxembourg Branch and Goldman Sachs Bank Europe SE (collectively, “Lenders”), pursuant to which Lenders have committed, subject to the terms and conditions set forth therein, to provide to Buyer Parent the amount of debt financing set forth therein (the “Debt Financing” or the “Financing”). A true and complete copy of the Debt Commitment has been previously provided to Seller only redacting in the bridge facility agreement attached thereto fees and amounts and economic terms that do not impact the amount or availability of the Debt Financing on the Closing Date. Buyer has fully paid any and all commitment fees or other fees required by the Debt Financing Documents to be paid on or before the date hereof and will pay all additional fees as they become due. As of the date of this Agreement, the Debt Commitment is (i) a legal, valid and binding obligation of Buyer Parent and, to the Knowledge of Buyer, each other party thereto, (ii) enforceable in accordance with its terms against Buyer Parent and, to the Knowledge of Buyer, each other party thereto, in each case subject to the Remedies Exception. As of the date of this Agreement, the Debt Financing Documents have not been amended, modified, withdrawn, terminated or rescinded in any respect, and does not contain any material misrepresentation by Buyer Parent. As of the date of this Agreement, assuming the satisfaction of the conditions in Section 7.1 and Section 7.3, the accuracy of the representations and warranties set forth in Article III and Article IV and the performance by Seller of its obligations hereunder, no event has occurred that (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach, violation or default thereunder on the part of Buyer Parent or, to the Knowledge of Buyer, each other party thereto, or permit termination, modification or acceleration thereof. No amendment or modification to, or withdrawal, termination or rescission of, the Debt Financing Documents is currently contemplated (except (I) for the addition of Debt Financing Sources or other relevant entities who did not execute the Debt Financing Documents as of the date hereof, (II) in connection with the establishment of the bridge facility contemplated by the Debt Commitment or (III) in connection with any reduction in commitments pursuant to the terms of the Debt Commitment or in respect of the proceeds of public or private equity or debt capital markets transactions). Assuming the Financing is funded in accordance with the Debt Financing Documents, the aggregate proceeds contemplated by the Debt Commitment, together with available cash of Buyer and other liquidity available to Buyer, will be sufficient for Buyer to complete the transactions to be effected at the Closing contemplated by this Agreement and the other Transaction Documents to which it is or will at the Closing be a party, and to satisfy all of the payment obligations of Buyer hereunder and thereunder at the Closing, including the Preliminary Purchase Price at the Closing (collectively, the “Financing Purposes”). Except for the syndication letter, the underwriting fee letter, the participation fee letter and customary engagement and other fee letters (none of which affect the conditionality of the Debt Commitment and copies of such syndication letter, participation fee letter and underwriting fee letter which have been provided to Seller, only redacting fees and amounts and economic terms that do not impact the amount or availability of the Debt Financing on the Closing Date) (together with the Debt Commitment, the “Debt Financing Documents”), there are no side letters or other agreements, contracts, arrangements or understandings related to the Debt Financing that would affect the conditionality of the Debt Commitment. The only conditions precedent related to the funding of the Debt Financing on the Closing Date shall be the financing conditions contained in the Debt Commitment. No Contract between Lenders, on the one hand, and Buyer or any of its Affiliates, on the other hand, contains any conditions precedent or other contingencies (1) related to the funding of the full amount of the Financing or any provisions that could reduce the aggregate amount of the Financing set forth in the Debt Commitment or the aggregate proceeds contemplated by the Debt Commitment to an amount that is less than an amount sufficient to pay the Financing Purposes, in each case, other than any reduction in commitments pursuant to the terms of the Debt Commitment in respect of the proceeds of public or private equity or debt capital markets transactions or (2) that would otherwise adversely affect the conditionality, enforceability or availability of the Debt Commitment with respect to all or any portion of the Financing, in each case. As of the date hereof, assuming the satisfaction of the conditions in Section 7.1 and Section 7.3, the accuracy of the representations and warranties set forth in Article III and Article IV and the performance by Seller of its obligations hereunder, Buyer has no reason to believe that any of the conditions to the Financing would not reasonably be expected to be satisfied on a timely basis or that the Financing would not reasonably be expected to be available to Buyer Parent on the date on which the Closing should occur. Buyer understands and acknowledges that under the terms of this Agreement, Buyer’s obligation to consummate the transactions contemplated by this Agreement is not in any way contingent upon or otherwise subject to Buyer or Buyer Parent’s consummation of any financing arrangements, Buyer or Buyer Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to Buyer or Buyer Parent.

Section 5.6 Investment. Buyer is aware that the Company Interests being acquired by Buyer pursuant to the transactions contemplated hereby have not been registered under the Securities Act or under any state securities Laws. Buyer is not an underwriter, as such term is defined under the Securities Act, and Buyer is purchasing the Company Interests for its own account solely for investment. Buyer and its Affiliates acknowledge that none of them may sell or otherwise dispose of the Company Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Laws. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

Section 5.7 Litigation. As of the date hereof, (a) there are no Actions pending or, to Buyer’s Knowledge, threatened in law or in equity or before any Governmental Authority against Buyer or any of its Affiliates that would reasonably be expected to result in any Liability for Buyer that would reasonably be expected to prevent or materially delay the performance by Buyer of its obligations under this Agreement or the Transaction Documents and (b) neither Buyer nor any of its Affiliates is subject to any Governmental Order which would reasonably be expected to prevent or materially delay the performance by Buyer of its obligations under this Agreement or the Transaction Documents.

Section 5.8 Solvency. As of the Closing and immediately after consummating the transactions contemplated hereby (including any debt and equity financings being entered into in connection therewith), Buyer and its consolidated Subsidiaries (including the Company Entities), taken as a whole, will not (a) be insolvent (either because their financial condition is such that the sum of their debts and Liabilities is greater than the fair value of their assets or because the present fair salable value of their assets will be less than the amount required to pay their probable liability on their debts and Liabilities as they become absolute and matured), (b) have unreasonably small capital with which to engage in their businesses or (c) have incurred or plan to incur debts beyond their ability to repay such debts as they become absolute and matured. No transfer of property is being made by Buyer and no obligation is being incurred by Buyer in connection with the transactions contemplated hereby (including any debt and equity financings being entered into in connection therewith) with the intent to hinder, delay or defraud either present or future creditors of Buyer, the Company or any of their respective Subsidiaries.

Section 5.9 Brokers’ Fees. None of Buyer or any of its Affiliates has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Seller or any of its Affiliates (including, prior to the Closing, the Company Entities) to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the other Transaction Documents to which Buyer is or will at the Closing be a party or the consummation of the transactions contemplated hereby or thereby.

Section 5.10 Information.

(a) Seller and the Company Entities have provided Buyer with such access to the facilities, books, records and personnel of the Company Entities as Buyer has deemed necessary and appropriate in order for Buyer to investigate to its satisfaction the businesses and properties of the Company Entities. Buyer (either alone or together with its advisors) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Company Interests and is capable of bearing the economic risks of such purchase.

(b) Buyer has relied on its own legal, tax and financial advisors for its evaluation of its investment decision to purchase the Company Interests and to enter into this Agreement and not on the advice of Seller or its legal, tax or financial advisors. Buyer acknowledges that any financial projections that may have been provided to it are based on assumptions of future operating results based on assumptions about certain events (many of which are beyond the control of Seller). Buyer understands that no assurances or representations can be given that the actual results of the operations of any Company Entity will conform to the projected results for any period. Buyer specifically acknowledges that no representation or warranty has been made, and that Buyer has not relied on any representation or warranty as to the accuracy of any projections, estimates or budgets, future revenues, future results from operations, future cash flows, the future condition (whether financial or other) of any Company Entity, or the businesses or assets thereof, except as expressly set forth in this Agreement.

(c) Buyer, on behalf of itself and each of its Affiliates and its and their respective directors, officers, employees, stockholders, partners, members and other Representatives, acknowledges and agrees that (i) none of Seller or any Company Entity, or any of their respective Affiliates, agents or other Representatives, or any other Person, has made, or is making, any representation or warranty whatsoever, express or implied, beyond those expressly given by Seller in Article III and Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the asset of the Company Entities, (ii) none of Buyer, any of its Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members and other Representatives has relied on or is relying on any representation, warranty or statement of any kind by Seller or any Company Entity, or any of their respective Affiliates, agents or other Representatives, or any other Person, beyond those expressly given by Seller in Article III and Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any of the Company Entities, and (iii) each of Seller, the Company Entities, and each of their respective Affiliates, agents and other Representatives have specifically disclaimed and do hereby specifically disclaim any such representations or warranties made by any Person, beyond those expressly given by Seller in Article III and Article IV. Without limiting the generality of the foregoing, it is understood that, except as set forth in Article III or Article IV, (A) any information, documents or other materials (including any such materials contained in the Intralinks virtual data room or management presentations), including any costs estimates, financial or other projections or other predictions therein, that have been or shall hereafter be provided to Buyer or any of its Affiliates, agents or other Representatives are not and will not be deemed to be representations or warranties of Seller or any Company Entity, or any of their respective Affiliates, agents or other Representatives, and (B) no representation or warranty is made as to the accuracy or completeness of any of the foregoing.

Section 5.11 FPA/PUHCA. Buyer is not a “public utility” under the FPA. Buyer is not a “holding company” under PUHCA, except with respect to one or more “public-utility companies” within the United States, each of which is an Exempt Wholesale Generator or a QF.

Section 5.12 Tax Matters.

(a) Buyer (or if Buyer is disregarded as separate from its owner for U.S. federal income tax purposes, the Person that is treated as the owner of Buyer’s assets for U.S. federal income tax purposes) is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(b) With respect to a Project subject to a Tax Equity Transaction, the Buyer is not a “related party” within the meaning of Section 45(e)(4) of the Code to any purchaser of electricity produced by any Company Entity.

(c) Buyer (or if Buyer is disregarded as separate from its owner for U.S. federal income tax purposes, the Person that is treated as the owner of Buyer’s assets for U.S. federal income tax purposes) is not a “tax-exempt entity” or a “tax-exempt controlled entity” within the meaning of Section 168(h) of the Code and will not otherwise cause any of the property of any Company Entity to be treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.

Section 5.13 No Additional Representations and Warranties. Except for the express representations and warranties provided in this Article V, neither Buyer nor any of its Affiliates, nor any of its or their respective directors, officers, employees, stockholders, partners, members or other Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever (including any representation or warranty relating to financial condition, results of operation, assets or liabilities of Buyer), oral or written, express or implied, relating to Buyer or its Affiliates to Seller, the Company Entities or any of their respective Affiliates or its or their respective directors, officers, employees, stockholders, partners, members or other Representatives, and Buyer, on behalf of itself and its Affiliates, hereby disclaims any such other representations or warranties and, except for the express representations and warranties provided in this Article V, all Liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Seller, the Company Entities or any of their respective Affiliates or Representatives, including omissions therefrom, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Seller, the Company Entities or any of their respective Affiliates or their respective directors, officers, employees, stockholders, partners, members or other Representatives other than the express representations and warranties provided in this Article V.

ARTICLE VI.

COVENANTS

Section 6.1 Conduct of the Company.

(a) From the date hereof and prior to the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article X (the “Interim Period”), except (i) as otherwise expressly contemplated by this Agreement (including as described on Section 6.1 of the Seller Disclosure Schedule and the other matters contemplated by the other Schedules and Exhibits hereto) or any of the other Transaction Documents, or as required by applicable Law, and (ii) as otherwise consented to in advance in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) (provided that, if Seller requests consent from Buyer by delivering a written notice to Buyer describing in reasonable detail the matter for which consent is requested (the “Matter Description”) and Buyer does not respond to such request within ten (10) Business Days after receipt by Buyer of the request and the Matter Description and after response to Buyer’s commercially reasonable questions relating to such consent, Buyer shall be deemed to have consented to such request), Seller shall cause the Company Entities to (x) conduct their respective businesses in the ordinary course of business consistent with past practice (including ordinary course development activities, including the Development Projects), (y) subject to the Pre-Closing Reorganization, use reasonable best efforts to preserve intact in all material respects the current business organization and goodwill of the Company Entities and the present relationships of the Company Entities with customers, employees, suppliers and others having business dealings with the Company Entities provided that such efforts shall not include any requirement or obligation to make any payment or assume any Liability not otherwise required to be paid or assumed by the terms of an existing Contract or offer or grant any financial accommodation or other benefit not otherwise required to be made by the terms of an existing Contract, and (z) use reasonable best efforts to maintain and keep in good repair (ordinary wear and tear excepted) the properties and assets of the Company Entities.

(b) Without limiting the generality of the foregoing, during the Interim Period, except as otherwise contemplated by this Agreement (including as described on Section 6.1 of the Seller Disclosure Schedule and the other matters contemplated by the other Schedules and Exhibits hereto) or any of the other Transaction Documents, and except as otherwise approved in advance in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), Seller shall not and shall cause the Company Entities not to:

(i) amend the Governing Documents of any Company Entity;

(ii) (x) authorize for issuance, issue, grant, sell, deliver, dispose of or pledge or otherwise encumber any Interests of any Company Entity, (y) issue any Rights to subscribe for or acquire any Interests of any Company Entity or (z) split, combine, reclassify or subdivide any Interests of any Company Entity;

(iii) except as required by GAAP, change any financial accounting methods, principles or practices;

(iv) materially accelerate or materially delay collection/payment of any notes or accounts receivable/payable generated by the Business in advance of or beyond their regular due dates or the dates when the same would have been collected/paid in the ordinary course of the business consistent with past practice;

(v) (A) sell, transfer or otherwise dispose of outside of the ordinary course of business (which includes development and disposition of build-operate-transfer project opportunities) any of the material properties or assets (excluding Company Intellectual Property) of the Company Entities to any Person (other than to any other Company Entity), other than disposal of the Projects set forth on Section 6.1(v) of the Seller Disclosure Schedule, or (B) pledge or otherwise encumber any such properties or assets, except for pledges or encumbrances that are Permitted Liens;

(vi) (A) sell, assign, transfer, grant, license (other than non-exclusive licenses) or dispose of any material Company Intellectual Property, other than the disposal of obsolete properties, or (B) fail to renew, maintain or pursue application for any material Company Intellectual Property, except in each case in the ordinary course of business;

(vii) except in the ordinary course of business (including (A) in connection with borrowings and extensions of credit under the Credit Facilities Agreements or (B) in accordance with the Development Projects), permit any Company Entity to create, incur or assume any Indebtedness for borrowed money in an aggregate principal amount in excess of $5,000,000;

(viii) (y) assume, guarantee, endorse or otherwise become liable or responsible (whether directly or indirectly) for any material obligations of any Person (other than any Company Entity) or (z) make any material loans, advances or capital contributions to or material investments in any Person (other than any Company Entity);

(ix) cancel any Third Party indebtedness owed to any Company Entity in excess of $1,000,000 individually, or $5,000,000 in the aggregate;

(x) enter into or amend or waive any material provision of any Affiliate Contract (except for Affiliate Contracts that are terminated in accordance with this Agreement no later than Closing without any further obligation or liability of any Company Entity);

(xi) except for the amounts contemplated by the capital expenditures budget set forth on Exhibit E (the “Capital Expenditures Budget”), make any acquisitions, investments or capital expenditures in excess of $5,000,000 individually, or $15,000,000 in the aggregate;

(xii) except as may be required under any Benefit Plan as in effect on the date hereof or as required by applicable Law, (A) adopt, extend, amend or terminate any Benefit Plan with respect to any Company Service Provider other than with respect to any Benefit Plan providing welfare benefits (other than severance) in connection with the annual benefit enrollment process, which action will not materially increase the cost to the Company Entities, taken as a whole, including under Section 6.11(c) to provide the applicable benefits; provided, that, providing offer letters to newly hired employees shall not be covered by this clause (A), (B) increase the compensation or benefits of any Company Service Provider (other than, after prior notice to Buyer Parent, (x) base compensation and annual incentive increases for budgeted Company Employees implemented pursuant to the Company Entities’ normal annual merit-based compensation review in an aggregate amount not to exceed 3% of annualized base compensation for budgeted Company Employees, (y) increases in base compensation and annual incentives pursuant to competitive market adjustments in the ordinary course of business consistent with past practice or based on market or other external third-party data, not to exceed 15% of annualized base compensation, for up to 50 Company Employees, and (z) increases in base compensation and annual incentives in the ordinary course of business consistent with past practice to reflect promotions, not to exceed 15% of annualized base compensation, for up to 50 non-officer Company Employees, provided that such increased compensation is consistent with that provided to other similarly situated employees, provided further, the foregoing shall not permit any increases in long-term incentive compensation), (C) grant to any Company Service Provider any equity-based awards or remove or modify existing restrictions in any such awards made to any Company Service Provider, (D) take any action to accelerate the vesting or payment of any compensation or benefits for any Company Service Provider (including any equity-based awards) (other than to the extent that such acceleration is in connection with a termination of employment), (E) make any loans or cash advances to any Company Service Provider, (F) enter into or amend any arrangement providing for change of control or retention bonuses, payments or other benefits or (G) adopt, extend, amend or terminate any collective bargaining Contract or similar agreement covering any Company Employees;

(xiii) (A) terminate (other than (1) for cause (as reasonably determined by Seller or its applicable Subsidiary) or (2) due to death or disability) the employment or services of any Company Service Provider with annualized base compensation of $200,000 or above; (B) hire or engage any Company Service Provider with annualized compensation of $200,000 or above (other than hires that are made in order to fill vacant positions in the ordinary course of business consistent with past practice or budgeted by the Company as previously disclosed to Buyer as of the date of this Agreement), or (C) take any action that affects whether or not an employee is primarily dedicated to the Business or otherwise qualifies as a Company Employee (other than the actions required under Section 6.11(a)) or (D) implement any lay-offs or other such actions affecting the Company Employees that require delivery of notices under WARN;

(xiv) delay or fail to make capital expenditures provided for in the Capital Expenditures Budget with respect to the Interim Period;

(xv) in the case of the Company Entities, cancel, settle, waive or acknowledge any claim, litigation, arbitration or other proceeding exceeding an amount of $2,000,000 individually or exceeding an amount of $5,000,000 in the aggregate, or resulting in any material obligations or restrictions of the Company Entities after the Closing, other than in the ordinary course of business, consistent with past practice;

(xvi) in the case of the Company Entities, other than in the ordinary course of business, (a) make, change or revoke any material election in respect of Taxes, (b) adopt or change any material method of accounting for Tax purposes, (c) amend or re-file any material Tax Return, (d) settle any material claim or assessment in respect of Taxes, (e) consent to any extension or waiver of the limitations period applicable to any claim or assessment in respect of Taxes or (f) enter into any Tax allocation agreement, Tax sharing agreement or closing agreement (as described in Section 7121 of the Code) in respect of Taxes with any Governmental Authority;

(xvii) enter into, amend or terminate, or waive any material claims or rights related to, (i) any Material Contract other than in the ordinary course of business, consistent with past practice or (ii) any Real Property Lease unless in the ordinary course of business or not exceeding an annual net rent of $1,000,000 (excluding utility charges);

(xviii) amend or terminate or waive any rights related to any Contract the effect of which would make any Project a Non-Transferable Project, provided that Buyer shall not unreasonably withhold, condition or delay its consent as long as and to the extent that the amendment, termination or waiver does not require any Company Entity to make any payment or incur any Liability towards any Third Party; or

(xix) agree or commit, whether in writing or otherwise, to do any of the foregoing.

(c) Notwithstanding any provision in this Agreement to the contrary, without the consent of Buyer, Seller, prior to the Effective Date, will be permitted in its sole discretion to (x) declare and pay dividends and distributions of, or otherwise transfer or advance to Seller or any of the Company Entities, any Cash, (y) conduct its activities regarding cash management matters (including the collection and transfer of accounts receivable and disbursement of funds, or in connection with any “cash sweep” practices), including to settle intercompany payables and receivables and to effect intercompany funding, in each case, in the ordinary course of business, and (z), make any payments under, or repay (in part or in full), any Indebtedness, provided that, with respect to each case of clauses (x), (y) and (z), (1) the Company Entities will have available on the Closing Date all Cash required to continue to conduct their business in the ordinary course and (2) no action set forth in such clause (x), (y) or (z) may be taken if expressly prohibited pursuant to Section 6.1(b) including Section 6.1(b)(iv), (b)(vii) or (b)(xv).

(d) Notwithstanding the foregoing or anything in this Agreement to the contrary, Seller, and the Company Entities may take (or not take, as the case may be) any of the actions described in this Section 6.1 if reasonably necessary under emergency circumstances (or as required pursuant to applicable Law), including to prevent damage to facilities, property, injury or illness, violation of applicable Law or integrity of operation of the Projects; provided that the Company shall, to the extent reasonably practicable under the circumstances, provide advance written notice to Buyer, such notice to include in reasonable detail a Matter Description of such action (or inaction), and shall consult Buyer in good faith regarding such action (or inaction). Nothing contained in this Agreement shall be construed to give Buyer or any of its Affiliates, directly or indirectly, any right to control or direct the businesses of the Company Entities prior to the Closing or any other businesses or operations of Seller or its Affiliates. Prior to the Closing, Seller shall exercise such control and supervision of the Company Entities and of their respective businesses and operations as is consistent with the terms and conditions of this Agreement and their respective Governing Documents. Notwithstanding any of the foregoing or anything else contained in this Agreement to the contrary, nothing herein will prevent the Company Entities from taking or failing to take any action, including the establishment of any policy, procedure or protocol, in good faith in response to COVID-19 or any COVID-19 Measures; provided that the Company shall, to the extent reasonably practicable under the circumstances, provide advance written notice to Buyer, such notice to include in reasonable detail a Matter Description of such action (or inaction), and shall consult Buyer in good faith regarding such action (or inaction).

(e) Seller shall use, and cause the Company Entities and its other Affiliates to use, reasonable best efforts to raise, consistent with the terms and conditions set out in the business plan disclosed to Buyer prior to the date hereof and consistent with past practice, Third Party tax equity for Projects entering commercial operation after the date hereof (other than with respect to Pleasant Hill and Watlington Projects), and in connection therewith, consult with the Buyer and keep the Buyer regularly and reasonably informed. In the event that Third Party tax equity is not procured for any Project which attains completion prior to the Effective Date, Seller or one of its Affiliate shall provide tax equity funding to monetize the available Tax credits in respect of such Project prior to the Effective Date on substantially the same terms as Seller or one of its Affiliates provided tax equity financing for Pleasant Hill and Watlington Projects. No Project shall be completed between the Effective Date and the Closing Date.

(f) Seller shall procure that, in the period between the Effective Date and the Closing, no Leakage occurs or is or remains agreed (irrespective of the agreement being entered into prior to, on or after the Effective Date) that will fall due after the Closing Date between any Company Entity (other than any Deferred Project SPV) and any member of the Remaining Seller Group (including, for the purpose of this Section 6.1(f) any Deferred Project SPV). “Leakage” shall mean any payment or transfer of cash or assets by such Company Entity to, or for the benefit of, any such member of the Remaining Seller Group such as (i) any declaration of any interim or other dividend or similar distribution (whether in cash or in kind); (ii) any return of share capital (whether by reduction of share capital or redemption or purchase of shares); (iii) any payment or assumption of, or any granting of guarantees or securities for, any liabilities owed by a member of the Remaining Seller Group vis-à -vis third parties; (iv) any waiver, forgiveness or release of a claim against any member of the Remaining Seller Group under any Affiliate Contract that has not been terminated prior to the Closing Date, (v) any lending or borrowing between such Company Entity and any such member of the Remaining Seller Group, and any increase or reduction thereof, (vi) any payment or transfer of assets or rendering of services to, or for the benefit of, any member of the Remaining Seller Group; (vii) any external advisory, management, transaction or other professional services charges or fees owed by such Company Entity for services rendered to any such member of the Remaining Seller Group or in connection with the preparation, negotiation or conclusion of this Agreement or the consummation of the transactions contemplated under this Agreement; (viii) any payment by, on behalf or for the account of any such Company Entity of any bonus, extra compensation, fees or commissions to any director, officer, similar executive, member of a corporate body, employees, brokers, finders, agents or advisers, in each case to the extent granted in connection with the preparation, negotiation or conclusion of this Agreement or the consummation of the transactions contemplated under this Agreement and (ix) any agreement to do any of the foregoing; in each case except to the extent approved by Buyer in writing. Any such Leakage shall be reimbursed by Seller to Buyer following Closing dollar-for-dollar (to the extent not reflected in the Adjustment Amount as finally determined in accordance with Section 2.5).

Section 6.2 Access to Information; Confidentiality; Management Accounts.

(a) Seller shall, and shall cause the Company Entities to permit Buyer and its authorized agents or Representatives (including its independent accountants and advisors) to, have reasonable access to the properties, books, Contracts and other records of the Company Entities during normal business hours to review information and documentation related to the properties, books, Contracts and other records of the Company Entities for a reasonable business purpose related to the consummation of the transactions contemplated by this Agreement; provided, that such investigation shall only be upon reasonable advance notice and shall not disrupt personnel and operations of the Company Entities or otherwise interfere with the prompt and timely discharge by such personnel of their normal duties and shall be at Buyer’s sole cost and expense; provided, further, that none of Buyer, its Affiliates or their respective Representatives shall conduct any Phase II environmental site assessment or other environmental sampling, testing or invasive compliance evaluation or investigation with respect to any property of Seller or any

Company Entity without the prior written consent of Seller and without ongoing consultation with Seller with respect to any such activity (it being understood and agreed that in no event shall any subsurface investigation or testing of any environmental media be conducted). All requests for access to the properties, books, Contracts and other records of the Company Entities shall be made to such Representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that none of Buyer, its Affiliates or its or their respective Representatives shall, prior to the Closing Date, contact any of the employees, customers, suppliers, distributors, contractors, lenders, agents or parties (or Representatives of any of the foregoing) that are reasonably known to have business relationships with the Company Entities, or any Governmental Authority or Representative thereof, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the prior written consent of Seller (other than pursuant to Section 6.5). Any access to the properties, books, Contracts and other records of the Company Entities shall be subject to the following additional limitations: (i) Buyer, its Affiliates, and their respective Representatives, as applicable, shall give Seller reasonable advance notice prior to conducting any inspections or communicating with any Third Party relating to any property of the Company Entities, and a Representative of Seller shall have the right to be present when Buyer, its Affiliates or its or their respective Representatives conducts its or their investigations on such property; (ii) none of Buyer, its Affiliates or its or their respective Representatives shall damage the property of the Company Entities or any portion thereof; (iii) Buyer, its Affiliates, and their respective Representatives, as applicable, shall use reasonable best efforts to perform all on-site reviews and all communications with any Representative of Seller in an expeditious and efficient manner; and (iv) any access shall be subject to any COVID-19 Measures generally in effect at the affected facility. Notwithstanding anything herein to the contrary, Seller shall not be required to provide any access or information to Buyer, its Affiliates or any of its or their respective Representatives, whether during the Interim Period or from and after the Closing, which Seller reasonably believes it or the Company Entities are prohibited from providing to Buyer, its Affiliates or its or their respective Representatives by reason of applicable Law, which would jeopardize attorney-client or similar privilege, or which Seller or its Affiliates (or, prior to the Closing, the Company Entities) are required to keep confidential or prevent access to by reason of any Contract with a Third Party or which would otherwise expose Seller or its Affiliates (or, prior to the Closing, the Company Entities) to a risk of material Liability; provided that Seller shall use its reasonable best efforts in any such circumstance to utilize an alternative mechanism to permit Buyer such access or information in a manner that would avoid such prohibition, jeopardy, requirement or risk.

(b) Buyer, its Affiliates and its and their respective Representatives shall hold in confidence all confidential information obtained from Seller, the Company Entities or their respective Affiliates, or Representatives, whether or not relating to the business of the Company Entities, in accordance with the provisions of the Confidentiality Agreement which, notwithstanding anything contained herein or therein, shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement in accordance with its terms and shall terminate with respect to any information relating to the Company Entities or the Business upon Closing (for the avoidance of doubt, the Confidentiality Agreement shall continue in force after Closing in accordance with the terms thereof with respect to any information provided thereunder with respect to the business of the Remaining Seller Group other than the Business).

(c) After the Closing Date, Buyer shall and shall cause the Company Entities to promptly return or destroy all confidential information obtained from Seller, the Company Entities or their respective Affiliates or Representatives, or other Third Parties, to the extent relating to the Remaining Seller Group, provided that the exceptions specified in Section 4 of the Confidentiality Agreement shall apply mutatis mutandis.

(d) From and after the Closing, Seller shall, and shall cause each of its Affiliates and its and their Representatives to, keep confidential and not disclose to any other Person, or use for their own benefit or the benefit of any other Person, any Trade Secrets or other confidential information regarding (a) Buyer and its Affiliates (including the Company Entities) or (b) the Business. The obligations of Seller under this Section 6.2(d) shall not apply to information which (i) is or becomes generally available to the public without breach of obligations under this Section 6.2(d) or (ii) is required in the opinion of legal counsel to be disclosed by applicable Law; provided, however, that, in the case of this clause (ii), Buyer shall be notified as early as practicable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such information or Trade Secrets.

(e) From the date hereof until the expiration of the Interim Period, Seller shall deliver to Buyer the monthly management reports of the Company Entities (in a form consistent with past practice and prepared in accordance with the same accounting principles, applied on a consistent basis, as used in the preparation of the Company Entities’ monthly management reports prior to the date hereof) within ten (10) Business Days after the end of the relevant month for which such reports have been prepared.

Section 6.3 Certain Third Party Rights.

(a) Buyer acknowledges that the Contracts set forth in Section 6.3 of the Seller Disclosure Schedule (the “ROFR Assets”) are subject to Third Party Rights that are triggered by the Parties entering into this Agreement.

(b) Seller shall serve all notices required in respect of Third Party Rights promptly after the execution of this Agreement and in accordance with the timing set out in the applicable Contract for such ROFR Asset. Each such notice shall be approved by Buyer in writing (such approval not to be unreasonably withheld, conditioned or delayed) and shall include a request for a waiver of the Third Party Right and the granting of any consent that may be required to complete the transactions contemplated by this Agreement.

(c) In the event that any Third Party to a Contract for any ROFR Asset exercises its Third Party Rights in respect of such ROFR Asset (such ROFR Asset, an “Exercised ROFR Asset”), notwithstanding anything to the contrary in this Agreement, (i) the Base Purchase Price shall be reduced by the Allocated Value associated with such ROFR Asset, (ii) the Target Working Capital shall be reduced by the Allocated Target Working Capital associated with such ROFR Asset, (iii) Seller shall take any and all actions necessary to exclude and remove such ROFR Asset (and its outstanding equity interests, if any) from the Company Entities to be conveyed to Buyer hereunder, and (iv) the Parties shall negotiate in good faith and enter into such other amendments or modifications to this Agreement, if any, as may be reasonably necessary to exclude such ROFR Asset (and its outstanding equity interests, if any).

Section 6.4 Further Assurances.

(a) Subject to the terms and conditions of this Agreement and applicable Law, the Parties shall, and shall cause their respective Affiliates (other than Seller Regulated Affiliates) and Representatives to, cooperate and use their respective reasonable best efforts to (i) take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable and (ii) take such actions or do such things as the other Party may reasonably request in order to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

(b) Except as expressly provided herein, nothing in this Agreement shall require any Party or any of their respective Affiliates (i) to pay any consideration or offer or grant any financial accommodation to induce a waiver or obtain a Consent from any Person, including in respect of the Support Obligations, or (ii) to agree to modify any terms of any Contract to induce any such waiver or obtain any such Consent.

(c) Notwithstanding anything contained in this Agreement, Seller shall not be required to cause the Seller Regulated Affiliates to, and the Seller Regulated Affiliates shall not be required to, take any actions to obtain any Consents from any Person with respect to the transactions contemplated by this Agreement or the other Transaction Documents.

Section 6.5 Regulatory Approvals.

(a) Each Party shall (and shall each cause their respective Affiliates (other than Seller Regulated Affiliates) to) use reasonable best efforts to make, give or obtain Consent under the HSR Act, which shall include to: (i) make or cause to be made the filings required of such Party or any of its Affiliates (other than Seller Regulated Affiliates) under the HSR Act as promptly as practicable, and in any event within twenty (20) Business Days after the date of this Agreement; (ii) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings in respect of the HSR Act; (iii) use reasonable best efforts to cause the expiration or termination of all applicable waiting periods under the HSR Act as soon as possible; (iv) promptly inform the other Party of the occurrence and contents of any oral communication from, and promptly provide to the other Party copies of any written communications from, any Governmental Authority in respect of the HSR Act, and permit the other Party to review in advance, and consider in good faith the comments of the other Party regarding, any proposed communication by such Party to any Governmental Authority in respect of the HSR Act (excluding personally identifiable information); (v) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions to be made or submitted by or on behalf of any Party in connection with the HSR Act, and all related meetings and Actions; (vi) comply promptly and certify substantial compliance with any requests received by such Party or any of its Affiliates (other than Seller Regulated Affiliates) under the HSR Act and any other antitrust, competition or merger control

Laws for additional information, documents or other materials; (vii) use reasonable best efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under any antitrust, competition or merger control Law; (viii) use reasonable best efforts to contest and resist any Action instituted (or threatened to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as being in violation of any antitrust, competition or merger control Law; (ix) request expedited and, as appropriate, confidential treatment of any such filings; and (x) cooperate in good faith with all Governmental Authorities and, except as set forth on Section 6.5(d) of the Buyer Disclosure Schedule, not take any action or enter into any agreement that would reasonably be expected to materially delay, materially adversely impact, hinder or prevent obtaining Consent under the HSR Act. No Party shall agree to participate in any substantive meeting with any Governmental Authority in respect of any filings, investigation or other inquiry under any antitrust, competition or merger control Law, unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting. Neither Party shall withdraw its HSR Act notification and report form nor enter into any agreement any Governmental Authority to materially delay closing pursuant to any antitrust, competition or merger control Law without the prior written consent of the other Party. In particular, no Party shall enter into a so-called timing agreement with any Governmental Authority without the prior written consent of the other Party. Buyer shall be responsible for the payment of all filing fees in connection with filings under the HSR Act, and the costs of such fees shall be borne by the Parties as provided in Section 11.10(a).

(b) Notwithstanding anything to the contrary set forth in this Section 6.5, Buyer and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other Party under this Agreement as “outside counsel only.” Such designated materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials; it is understood that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of the Company Entities, (ii) as necessary to comply with contractual arrangements or (iii) as necessary to address reasonable privilege concerns or concerns regarding the privacy of personally identifiable information. Buyer and Seller shall jointly, and on an equal basis, control the strategy for obtaining Consent under the HSR Act; provided that in case of a disagreement, the Parties shall use reasonable best efforts to come to a joint resolution and, should these efforts fail, Buyer’s position taking reasonably into account any concerns of Seller shall prevail unless Seller releases Buyer from its undertaking pursuant to this Section 6.5.

(c) In respect of the regulatory clearances that are a condition to Closing pursuant to Section 7.1(b) (HSR Act), Section 7.1(c) (FERC), or Section 7.1(d) (CFIUS), Buyer shall take, and cause its Affiliates to take, any and all actions necessary to obtain such regulatory clearances and avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any Governmental Order, Law or Action that would prevent, prohibit, restrict or materially delay the consummation by Buyer of the transactions contemplated hereby, in each case, to allow Buyer to consummate the transactions contemplated hereby as expeditiously as possible, and in any event prior to the Termination Date, including, whether by consent decree, mitigation agreement, or otherwise: (i) proposing, offering, negotiating, committing to and effecting, by consent decree, a hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, properties, rights, products, leases, businesses, services or other operations or interests therein of the Company or Buyer or their respective Affiliates; (ii) taking or committing to take actions, or accepting any restrictions or impairments, that would limit Buyer’s or its Affiliates’ freedom of action with respect to, or their ability to own, retain, control, operate or manage, any capital stock, assets, properties, rights, products, leases, businesses, services or other operations or interests therein of the Company, Buyer and their respective Affiliates or any interest or interests therein, including providing all such assurances as may be necessary, requested or imposed by any Governmental Authority, including entering into a mitigation agreement, letter of assurance, national security agreement, proxy agreement, trust agreement or other similar arrangement or agreement in relation to the Company Entities, provided that Buyer shall have the ability to negotiate any actions, restrictions or impairments requested or proposed by any relevant Governmental Authority for a reasonable period of time, that shall not extend beyond nine (9) months following the date of this Agreement, before agreeing to implement them; (iii) creating, terminating or amending any relationships, contractual rights, obligations, licenses, ventures or other arrangements of the Company, Buyer and their respective Affiliates; (iv) proposing, offering, negotiating, committing to and effecting any other remedy or condition of any kind, including committing to notify, or seek prior approval from, any Governmental Authority with respect to any future merger or acquisition by Buyer or its Affiliates; and (v) contesting, defending, challenging and appealing any threatened or pending proceeding, or preliminary or permanent injunction, or other Law or Governmental Order that would materially adversely affect, materially delay or prevent the ability of any Party to consummate the transactions contemplated hereby, and taking any and all other actions to prevent the entry, enactment or promulgation thereof.

(d) Except as set forth on Section 6.5(d) of the Buyer Disclosure Schedule, each of Seller and Buyer and their respective Affiliates shall not enter into any other transactions or make any other agreements that would be reasonably expected to materially delay the expiration of the waiting period under the HSR Act for the transactions contemplated by this Agreement.

(e) Seller and Buyer shall use reasonable best efforts to obtain Consents from FERC pursuant to Section 203 of the FPA in order to consummate the transactions contemplated hereby. Buyer and its Affiliates shall reasonably cooperate and consult with Seller and its Affiliates (other than Seller Regulated Affiliates) in such efforts, including the execution of, or consenting to, FPA Section 203-related applications or submissions with FERC, including any inquiries from staff, which applications or submissions shall be made as soon as practicable, but in no event later than twenty (20) Business Days after the date of this Agreement. Buyer and its Affiliates shall make all necessary filings and submissions pursuant to FERC’s rules (i) within earlier of thirty (30) days after the Closing or the deadline established by FERC to update the FERC Order No. 860 relational database and (ii) within thirty (30) days of finalizing all corporate name changes as required by Section 6.17 of this Agreement.

(f) Seller and Buyer shall, and shall cause their respective Affiliates to, use reasonable best efforts to obtain CFIUS Approval, which shall include (i) preparing and filing a draft joint voluntary notice with CFIUS with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and (ii) as promptly as practicable after the resolution of all questions and comments received from CFIUS staff regarding such draft joint voluntary notice (or receipt of confirmation that CFIUS staff have no such questions or comments), filing a final joint voluntary notice with CFIUS with respect to the transactions contemplated by this Agreement, in each case pursuant to the CFIUS Authorities. Without limiting the generality of anything contained in this Section 6.5(f), Seller and Buyer shall, and shall cause their respective Affiliates to, use reasonable best efforts to provide CFIUS with any additional or supplemental information requested by CFIUS in connection with its review or investigation of the transactions contemplated by this Agreement as promptly as practicable and in any event within the time required by the CFIUS Authorities, including pursuant to any extension permitted by CFIUS. Notwithstanding anything to the contrary in this Agreement, in the event of a CFIUS Turndown, no Party shall have any further obligation to seek CFIUS Approval. The following definitions shall apply: (A) “CFIUS Approval” means any of the following: (a) the Parties have received written notice from CFIUS (including by email) that CFIUS has determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement and that action under the CFIUS Authorities with respect to the transactions contemplated by this Agreement is concluded; (b) the Parties have received written notice from CFIUS (including by email) that the transactions contemplated by this Agreement do not constitute a Covered Transaction (as such term is defined in 31 C.F.R. § 800.213); or (c) if CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the transactions contemplated by this Agreement, either (i) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (ii) the time permitted under the CFIUS Authorities for the President to take action to suspend or prohibit the transactions contemplated by this Agreement shall have lapsed without any such action being threatened, announced or taken. (B) “CFIUS Authorities” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and its implementing regulations located at 31 C.F.R. Parts 800 through 802. (C) “CFIUS Turndown” means (a) CFIUS has notified the Parties, orally or in writing, that CFIUS has unresolved national security concerns with respect to the transactions contemplated by this Agreement and that it intends to refer such transactions to the President of the United States unless the Parties abandon such transactions, (b) CFIUS has referred, or has notified the Parties orally or in writing that it intends to refer, the transactions contemplated by this Agreement to the President of the United States without offering the Parties the opportunity to abandon such transactions in lieu of such referral or (c) the President of the United States has issued an order suspending or prohibiting the transactions contemplated by this Agreement.

(g) Seller and Buyer shall, and shall cause their respective Affiliates to, use reasonable best efforts to prepare, as soon as is practical following the date of this Agreement, all applications and supporting materials, and shall thereafter use reasonable best efforts to take all other actions as may be necessary to obtain and maintain approval under the Communications Act of 1934, as amended, and the rules of the Federal Communications Commission (“FCC”) with respect to the transactions contemplated by this Agreement. Each Party shall reasonably cooperate with the other Party to the extent necessary to effectuate timely and complete filings with the FCC.

Section 6.6 Public Announcements. Each Party shall not, and shall cause its Affiliates and Representatives not to, issue or cause the publication of any press release or public announcement, or otherwise communicate or make any disclosures regarding this Agreement, other Transaction Documents or the transactions contemplated hereby or thereby without the prior written approval of the other Party, except that each of the Parties and the Company Entities may deliver notices to contractual counterparties that are Governmental Authorities or as are otherwise necessary to comply with Law or the requirements of any Contract to which any Party or Company Entity is a party, provided that the respective other Party shall be notified in advance to the extent legally permissible. Notwithstanding the foregoing, any Party may make such press release, public announcement, communication or disclosure to the extent (i) required by applicable Law or (ii) as necessary in the determination of such Party to comply with applicable stock exchange rules (such as disclosure obligations under the European market abuse regulation or the SEC). In each such case, the other Party shall, to the extent reasonably practicable, have the right to review such press release, public announcement, communication or disclosure prior to its issuance, distribution or publication, and such press release, public announcement, communication or disclosure shall incorporate any comments or changes reasonably requested by such other Party. The Parties acknowledge and agree that Seller (or any Affiliate thereof) may file this Agreement, including a summary thereof with the SEC.

Section 6.7 Post-Closing Access; Preservation of Records. From and after the Closing, for a period of seven (7) years after the Closing, each Party and its Affiliates shall make, or cause to be made, available to the other Party all books, records, Tax Returns and documents to the extent relating to the Company Entities prior to the Closing (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action (other than, without limiting any right to discovery, any Action between Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, with respect to this Agreement or the transactions contemplated hereby), (ii) preparing reports to equity holders and Governmental Authorities or (iii) such other purposes for which access to such documents is determined by such requesting Party to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit, or the determination of any matter relating to the rights and obligations of the Parties under any Transaction Documents; provided, however, that access to such books, records, documents and employees shall not interfere with the normal operations of the disclosing Party and the reasonable out-of-pocket expenses of the disclosing Party incurred in connection therewith shall be paid by the requesting Party; provided, further, no Party shall be required to provide any access or information to the other Party, its Affiliates or any of its or their respective Representatives, if such first Party reasonably believes it is prohibited from providing to the other Party, its Affiliates or its or their respective Representatives by reason of applicable Law, which would jeopardize attorney-client or similar privilege, or which the first Party or its Affiliates are required to keep confidential or prevent access to by reason of any Contract with a Third Party or which would otherwise expose such first Party or its Affiliates to a risk of material Liability; provided that such first Party shall use its reasonable best efforts in any such circumstance to utilize an alternative mechanism to permit the other Party such access or information in a manner that would avoid such prohibition, jeopardy, requirement or risk. Buyer shall cause each Company Entity to maintain and preserve Tax Returns, books, records and other documents for the greater of (A) seven (7) years after the Closing Date and (B) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to Seller at the end of any such period (at Seller’s sole cost and expense).

Section 6.8 Tax Matters.

(a) With respect to each Company Entity treated as of the Closing Date as a partnership for U.S. federal income tax purposes (the “Partnership Entities”), in any case in which the tax year of a Partnership Entity does not end on the Closing Date, for purposes of Section 706 of the Code, to the maximum extent permitted by Law and such Partnership Entity’s Governing Documents, the Parties shall cause such Partnership Entity to use the “interim closing method” and “monthly convention” (in each case as defined in Treasury Regulations Section 1.706-4) for purposes of allocating tax items of such Partnership Entity to the portion of such tax year ending on the Closing Date and beginning after the Closing Date, respectively.

(b) Seller shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of any Seller Consolidated Group for any Pre-Closing Tax Period. Seller shall timely pay or cause to be timely paid all Taxes due with respect to such Tax Returns.

(c) Buyer shall prepare drafts of all Tax Returns (other than the Tax Returns described in Section 6.8(b)) (the “Draft Tax Returns”) of the Company Entities for (A) any Tax period ending on or before the Closing Date that become due after the Closing Date and (B) any Straddle Period, in each case, that are required to be filed after the Closing Date and prior to the final determination of the Purchase Price pursuant to Section 2.5. Each such Draft Tax Return shall be prepared in a manner consistent with the past practices of such Company Entity unless required by applicable Law. Buyer shall provide Seller with a draft of each such Draft Tax Return at least fifteen (15) days prior to the due date thereof for Seller’s review and comment, and Buyer shall consider in good faith Seller’s reasonable comments. Any such Taxes shown as due with respect to such Draft Tax Returns that are attributable to a Pre-Closing Tax Period, determined in accordance with Section 6.8(d), shall be taken into account, without duplication, in the calculation of the Pre-Closing Tax Amount and the Purchase Price as finally determined pursuant to Section 2.5. Notwithstanding anything in this Section 6.8(c) to the contrary, but subject to Section 2.6, the preparation of all Tax Returns filed by any Company Entity (other than Seller Consolidated Returns that include a Company Entity for a Pre-Closing Tax Period) after the Closing Date shall be in Buyer’s sole discretion.

(d)

(i) Solely for purposes of calculating the Pre-Closing Tax Amount and the Purchase Price as finally determined pursuant to Section 2.5, in the case of any Taxes imposed with respect to a Straddle Period, the portion of such Tax that is allocable to the Pre-Closing Tax Period shall be deemed to equal (i) in the case of real or personal property Taxes or other similar Taxes imposed on an ad valorem basis, the amount of such Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in the Straddle Period; provided, that any such Taxes that are attributable to an increase in the assessed value of the property of a Company Entity as a result of the purchase and sale of the Company Interests pursuant to this Agreement shall be allocated to the portion of the Straddle Period beginning after the Closing Date (and, for the avoidance of doubt, the amount of any such Taxes allocated to the Pre-Closing Tax Period shall not exceed the amount of such Taxes that would have been allocable thereto if the transactions contemplated by this Agreement had not occurred), and (ii) in the case of any other Taxes, the amount of Taxes that would be payable based on an interim closing of the books of the applicable Company Entity as of the end of the day on the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (such as depreciation) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in the Straddle Period.

(ii) Notwithstanding the foregoing, any Taxes of any Company Entity that are allocable to the Pre-Closing Tax Period and attributable to any of Buyer, its Affiliates (including any Company Entity), or any Representatives thereof, without Seller’s consent (which shall not be unreasonably withheld, conditioned or delayed), (A) causing any Company Entity to take any actions outside the ordinary course of business on the Closing Date following the Closing, (B) amending or approving or consenting to the amendment of any Tax Return of a Company Entity for a Pre-Closing Tax Period or Straddle Period, (C) taking any position on any Tax Return of a Company Entity that is inconsistent with past practice, (D) making, changing, revoking, approving or consenting to any Tax election with respect to any Company Entity or (E) compromising or settling any Tax liability of a Company Entity, in each case, shall be excluded from the determination of the Pre-Closing Tax Amount and the Purchase Price as finally determined pursuant to Section 2.5.

(iii) The Parties acknowledge and agree that, for each Company Entity for which a Section 338(h)(10) Election is made, such Company Entity will be treated for U.S. federal and applicable state income Tax purposes as transferring all of its assets to a new corporation at the end of the day on the Closing Date and all federal and applicable state income Tax liabilities will be allocated to a Pre-Closing Tax Period to the extent Section 338(h)(10) of the Code (or any comparable provisions of state or local Tax Law) applies.

(e) Except to the extent specifically included in Adjusted Net Working Capital (as finally determined pursuant to Section 2.5), any non-income Tax refunds of a Company Entity actually received by Buyer or its Affiliates (including any Company Entity following the Closing) prior to the final determination of the Purchase Price pursuant to Section 2.5 with respect to any Tax period (or portion thereof) ending on or before the Closing Date (determined in accordance with the principles of Section 6.8(d)) (collectively, “Tax Refunds”) shall be for the account of Seller. Buyer shall pay, or cause to be paid, to Seller the amount of any such excess Tax Refund (plus any interest actually received with respect thereto from an applicable Governmental Authority), net of any reasonable out-of-pocket expenses (including Taxes) incurred in connection with receiving such Tax Refund, within ten (10) days of receipt of such Tax Refund.

(f) Except as otherwise provided in Section 6.8(g) or as required by applicable Law, without Seller’s consent, which shall not be unreasonably withheld, conditioned or delayed, none of Buyer, any of its Affiliates (including any Company Entity), or any Representatives thereof, shall cause any Company Entity to take any actions outside the ordinary course of business on the Closing Date following the Closing, that reasonably would be expected to materially increase the amount of any Taxes of Seller or its Affiliates for any Tax period (or portion thereof) ending on or prior to the Closing Date or any Straddle Period.

(g) Seller and Buyer shall jointly make, or cause to be made, elections under Section 338(h)(10) of the Code (and any comparable provisions of state or local Tax Law) (each, a “Section 338(h)(10) Election”) for each Company Entity that is classified as a corporation for U.S. federal income tax purposes with respect to the sale and purchase of each such Company Entity and, at Closing, the Parties shall execute an IRS Form 8023 (and any similar state or local forms). The Parties shall reasonably cooperate to take all actions necessary (including filing such additional forms, returns, elections, schedules and other documents as may be required, which shall be prepared in a manner consistent with the Final Allocation as determined in accordance with Section 2.6) to effect such elections in accordance with the provisions of Treasury Regulations Section 1.338(h)(10)-1 (or any comparable provisions of state or local Tax Law). Notwithstanding the foregoing, promptly after the date hereof, the Parties shall reasonably cooperate to determine whether it would be beneficial to each Party (in each Party’s sole discretion) not to make such an election for any state or local jurisdiction under any comparable provision of state or local Tax Law; provided that, if the Parties agree not to make any such election for any state or local jurisdiction, the Parties will reasonably cooperate to make any necessary corresponding amendments to this Agreement.

(h) For the avoidance of doubt, Buyer and Seller agree that, in conformance with Treasury Regulation Section 1.1502-76(b)(ii), any federal income Tax deductions incurred by a Company Entity on the Closing Date resulting from the transactions contemplated by this Agreement are each properly allocable to the Pre-Closing Tax Period. Buyer shall not utilize (or cause its Affiliates to utilize) the “next day rule” in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of foreign, state or local law) for purposes of reporting such items on Buyer’s (or its Affiliates) applicable Tax Returns; provided¸ that to the extent any federal income Tax deduction is properly allocable to the post-Closing Tax period (determined using a “should” standard) the Parties agree to allocate such federal income Tax deductions to the post-Closing Tax period. The Parties shall, and shall cause their respective Affiliates to, report in a manner consistent with this Section 6.8(h) for all Tax purposes unless otherwise required by applicable Law.

(i) Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of any Company Entity. Such cooperation shall include (upon the other party’s reasonable request) the provision of records and information which are reasonably relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(j) On or before the Closing Date, Seller shall terminate, or cause to be terminated, the rights and obligations of the Company Entities with respect to any Tax sharing agreement or arrangement between any of the Company Entities, on the one hand, and any member of the Remaining Seller Group, on the other hand. Neither any member of the Remaining Seller Group, on the one hand, nor any of the Company Entities, on the other hand, shall have any rights or obligations with respect to one another after the Closing in respect of any such agreement or arrangement.

(k) The Parties acknowledge and agree that, for all Tax purposes, any Deferred Project SPV shall be treated as being owned by Seller or the applicable Affiliate of Seller unless and until such Deferred Project SPV is transferred to Buyer or an Affiliate of Buyer in accordance with Section 2.4(i). The Parties shall, and shall cause their respective Affiliates to, (i) report in a manner consistent with this Section 6.8(k) for all Tax purposes and (ii) for all Tax purposes, allocate the consideration received for any Deferred Project SPV in a manner consistent with the methodology set forth on Section 2.6(a) of the Seller Disclosure Schedule; provided that, for the avoidance of doubt, the Parties may report for any financial accounting purposes in accordance with applicable accounting rules, policies and procedures.

Section 6.9 Insurance.

(a) From and after the Closing Date (i) the Company Entities shall cease to be insured by, have access or availability to, be entitled to make claims on, or be entitled to claim benefits or seek coverage under, any of Seller’s or its Affiliates insurance policies or any of their self-insured programs and (ii) Buyer shall be solely responsible for obtaining or providing insurance coverage for the Company Entities for any event or occurrence after the Closing sufficient to comply with any and all of the contractual and statutory obligations of the Company Entities. Seller shall use reasonable best efforts to assert any reasonable claims in relation to the Business under existing insurance policies in line with the claims notification obligations of the individual policy of Seller or Seller’s Affiliates for: (i) any damages or losses covered by any such insurance policies (in particular “occurrence” policies) for periods up to Closing or (ii) any matters notified against existing insurance policies prior to Closing, in each case to the extent (x) such damages and losses continue to impact the Business following Closing, (y) no provisions have been made for such damages or losses that have already been reflected in the calculation of the Purchase Price, and (z) such damages or losses do not affect the assets and properties of the Remaining Seller Group (“Post-Closing Insurance Claims”). Seller shall transfer any proceeds received by Seller or Seller’s Affiliates under such Post-Closing Insurance Claims under the respective insurance policies in relation to the Business to Buyer, or at Buyer’s request, the respective Company Entities.

(b) For a period of six (6) years following the Closing, Buyer agrees to cause the Company Entities to indemnify and hold harmless each present and former director and officer of the Company Entities (the “D&O Indemnified Persons”) against any judgments, claims and Damages incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company Entities, as the case may be, would have been permitted under applicable Law and its respective Governing Documents in effect on the date of this Agreement to indemnify the D&O Indemnified

Persons (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, for a period of six (6) years following the Closing, Buyer shall cause the Company Entities to maintain in effect exculpation, indemnification and advancement of expenses provisions no less favorable than those in effect as of the date of this Agreement and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Closing were directors and officers of the Company Entities; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(c) In the event Buyer or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or converts into any other Person or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall cause proper provision to be made so that the successors and assigns of Buyer or the Company shall assume the obligations set forth in this Section 6.9.

Section 6.10 Support Obligations.

(a) Buyer shall, at its sole risk, cost and expense, use reasonable best efforts, including offering substitute guarantees, letters of credit, bonds, credit assurances or similar support of or procured by Buyer’s Affiliates other than the Company Entities, and Seller shall provide, and Seller shall cause the Company Entities to provide, all reasonable support, cooperation and assistance (it being understood that such support, cooperation and assistance shall not include any requirement to pay any consideration or offer or grant any financial accommodation), to ensure that, effective as of the Closing Date, Seller and its Affiliates (other than any Company Entity) shall be released from all obligations and Liabilities relating to or arising under or out of or in connection with each Support Obligation entered into on or before the date of this Agreement or in the Interim Period in accordance with the terms of this Agreement and Seller or its Affiliates shall continue to maintain the applicable Support Obligations.

(b) Without limiting Buyer’s obligations under the preceding sentence, if such releases are not obtained as of the Closing Date, Seller or its Affiliates shall continue to maintain the applicable Support Obligations, in each case, at the same levels as provided as of the Closing Date, and Buyer shall continue to use its reasonable best efforts to replace such Support Obligations as promptly as practicable following the Closing Date (but in no event later than thirty-six (36) months following the Closing Date). Subject to the terms hereof, effective as from the Closing Date and limited to any Support Obligations to the extent and for as long as not released, Buyer shall (i) reimburse Seller and its Affiliates for, and hold each of them harmless from, all amounts paid or payable to the relevant beneficiary, (ii) reimburse Seller and its Affiliates for any Third Party expenses reasonably incurred by Seller or its Affiliates for any Support Obligations issued by Third Parties on Seller’s behalf (excluding any internal costs or administrative overhead) and (iii) pay to Seller a fee equal to, during the first twelve (12) months following the Closing Date, 1.5% p.a., and thereafter 2.25% p.a. on the aggregate nominal amount of Support Obligations issued by Seller itself, as applicable. The fee pursuant to (iii) shall be due and payable by Buyer to Seller in monthly instalments and the reimbursement pursuant to (i) and (ii) shall occur within ten (10) Business Days of Seller providing Buyer with evidence and documentation thereof reasonably satisfactory to Buyer.

(c) To the extent that Support Obligations are issued after the date hereof, Seller shall use reasonable best efforts to ensure that all recipients of Support Obligations issued by a member of the Remaining Seller Group and all issuers providing Support Obligations on behalf of a member of the Remaining Seller Group for the benefit of the Company Entities agree to accept an assurance provided by Buyer Parent or other Affiliate of Buyer (other than the Company Entities) as a substitute.

Section 6.11 Employee Relations and Benefits.

(a) No later than ten (10) days prior to the Closing, Seller shall provide to Buyer an updated correct and complete copy of the Company Employee Census. Prior to the Closing Date, Seller and its Affiliates shall take all steps as are reasonably required to (i) transfer the employment of each employee who is primarily dedicated to servicing the Business and employed by Seller or one of its Affiliates (other than a Company Entity) to a Company Entity (each such employee, a “Transferred Employee”, who shall be deemed a Company Employee for purposes of Article III and Section 6.1), and (ii) transfer the employment of each individual who is employed by any of the Company Entities and is not primarily dedicated to servicing the Business to Seller or one of its Subsidiaries (other than a Company Entity).

(b) From and after the Closing Date, Buyer shall, or shall cause the Company Entities to, honor all employment, severance, termination, retention, change in control, consulting, and similar Contracts and plans to which any Company Entity is a party or which are sponsored by any Company Entity in accordance with its terms as of the date hereof, in each case, to the extent disclosed on Section 3.15(a) of the Seller Disclosure Schedule and denoted as a Company Entity Plan. On or prior to the Closing Date, Seller shall cause all Benefit Plans set forth on Section 6.11(b)(i) of the Seller Disclosure Schedule (and all rights and obligations thereunder) to be assumed by the Company Entities (the “Assumed Benefit Plans”). From and after the Closing Date, Buyer shall, or shall cause its Affiliates (including the Company Entities) to, honor, comply with the terms of, and fulfill all obligations (whether in respect of service prior to, on or after the Closing Date) under, the Assumed Benefit Plans, and, except as set forth on Section 6.11(b)(ii) of the Seller Disclosure Schedule or as set forth in Section 6.11(e) of this Agreement, Seller and its Affiliates (other than the Company Entities) shall not retain any Liability with respect to the Assumed Benefit Plans on or after the Closing.

(c) For a period of one (1) year following the Closing Date, Buyer shall, or shall cause the Company Entities to, provide each Transferred Employee and Company Employee who, in each case, continues in the employ of Buyer, the Company Entities or any of their respective Affiliates following the Closing Date (“Continuing Employees”) with: (i) annual base salary or base wage rate that is no less than the annual base salary or base wage rate, respectively, provided to such Continuing Employee immediately prior to the Closing Date, (ii) short-term incentive compensation opportunities (including bonuses (annual or more frequent) and commissions) that are no less than the short-term incentive compensation opportunities (including bonuses (annual or more frequent) and commissions) provided to such Continuing Employee immediately prior to the Closing Date (excluding any special, one-time or other non-recurring incentives), (iii)

compensation that is substantially equivalent in value to the long-term incentive compensation opportunities in effect immediately prior to the Closing Date, and (iv) other employee benefits (including retirement, health and welfare benefits, but excluding defined benefit pension benefits, long-term incentive compensation opportunities, and equity or equity-based benefits) that are substantially equivalent in value in the aggregate to those provided to such Continuing Employee immediately prior to the Closing Date.

(d) 401(k) Plan.

(i) Effective not later than the Closing Date, Buyer shall have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(a) of the Code (the “Buyer 401(k) Plan”) and a related trust exempt from tax under Section 501(a) of the Code. Each Continuing Employee who immediately prior to the Closing Date is participating in a Benefit Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(a) of the Code (a “Seller 401(k) Plan”) shall become a participant in the corresponding Buyer 401(k) Plan as of the Closing Date in accordance with the terms of the Buyer 401(k) Plan.

(ii) Buyer agrees to cause the Buyer 401(k) Plan to allow each Continuing Employee to make a “direct rollover” to the Buyer 401(k) Plan of the account balances of such Continuing Employee (including promissory notes evidencing any outstanding loans) under the Seller 401(k) Plan in which such Continuing Employee participated prior to the Closing if such Seller 401(k) Plan permits such a direct rollover and if such direct rollover is elected in accordance with applicable law by such Continuing Employee. The rollovers described herein shall comply with applicable Law, and each party shall make all filings and take any actions required of such party under applicable Law in connection therewith.

(e) With respect to each Continuing Employee who is a participant in the Con Edison Clean Energy Businesses, Inc. Retention Bonus Plan for Key Executives (the “Executive Retention Plan”) and who also was, immediately prior to the Closing Date, a participant in the Con Edison Clean Energy Businesses, Inc. Annual Incentive Plan (“CEB AIP”) or the Consolidated Edison Clean Energy Businesses, Inc. Long Term Incentive Plan (the “CEB LTIP”), Buyer agrees to provide (or cause its Affiliates, including the Company after the Closing, to provide) Seller and its Affiliates with such information as is reasonably necessary to allow Seller to timely satisfy any of its obligations to pay, or cause to be paid, such Continuing Employees certain payments and benefits under such plans for the period prior to the Closing Date, including to determine the amounts to be paid under Sections 3.6(a) and 3.6(b) of the Executive Retention Plan. Seller and Buyer agree that Seller’s obligations under such Sections shall be satisfied by Seller instructing Buyer or the Company or an applicable Affiliate thereof as to the amounts to pay to the applicable Continuing Employees thereunder and that Buyer or the Company or an applicable Affiliate thereof shall timely make such payments. No later than ten (10) Business Days following such payments, Seller shall reimburse Buyer, the Company or the applicable Affiliate for any such payments made, including the applicable employer portion of payroll taxes therefor, in each case other than to the extent already deducted from the Base Purchase Price as part of the Adjustment

Amount. In the event that a participant in the Executive Retention Plan reimburses the Company or any Affiliate thereof following the Closing Date pursuant to Section 3.1(e) of the Executive Retention Plan, within ten (10) Business Days following any such reimbursement, Buyer shall pay Seller, or cause the Company to pay Seller, such reimbursed amounts to the extent that they were funded by Seller.

(f) Seller and its Subsidiaries (other than the Company Entities) shall retain the Consolidated Edison Company of New York, Inc. Deferred Income Plan, the Consolidated Edison Retirement Plan, the Consolidated Edison Company of New York, Inc. Supplemental Retirement Income Plan and the Consolidated Edison, Inc. Supplemental Defined Contribution Pension Plan (collectively, the “Seller Deferred Compensation Plans”) and all account balances for Continuing Employees thereunder. All unvested account balances under the Seller Deferred Compensation Plans held by Continuing Employees shall vest as of the Closing Date. After the Closing Date, with respect to each Continuing Employee who, immediately prior to the Closing Date, is a participant in a Seller Deferred Compensation Plan and whose name is set forth on Section 6.11(f) of the Seller Disclosure Schedule, Buyer shall promptly notify Seller when such Continuing Employee experiences a “separation from service” (within the meaning of Section 409A of the Code and the guidance issued thereunder) from the Company.

(g) After the Closing Date, Buyer shall promptly notify Seller of the termination of employment of each employee set forth on Section 6.11(g) of the Seller Disclosure Schedule and to specify the reason for any such termination, including whether such termination was by Buyer or its Affiliates for “Cause” or without “Cause” or a resignation by the employee without “Good Reason” or for “Good Reason” as such terms are defined in the Executive Retention Plan. Buyer agrees to indemnify Seller and its Affiliates for any and all claims relating to the determination whether such employee has terminated from employment with or without Cause or resigned with or without Good Reason.

(h) From and after the Closing, Buyer (x) shall use reasonable best efforts to give each Continuing Employee full credit for all purposes, including eligibility to participate, level of benefits, vesting and benefit accrual, under any employee benefit plans, programs and arrangements (including severance and vacation/paid time off policies (and any accruals thereunder)) provided, sponsored, maintained or contributed to by Buyer or any of its Affiliates (“Buyer Plans”) for such Continuing Employee’s service with the Company Entities, and with any predecessor employer, to the same extent recognized by the Company Entities, except to the extent such credit would result in the duplication of benefits for the same period of service, and (y) shall credit to each Continuing Employee under the applicable vacation or paid time off program of Buyer or its Affiliates for all unused vacation or other paid time off days of such Continuing Employee that accrued on or prior to the Closing Date, and shall cooperate in good faith with any vacation commitments communicated by such Continuing Employees to the Company Entities in accordance with the applicable Benefit Plan in respect of periods occurring subsequent to the Closing. Notwithstanding the foregoing, to the extent permitted under applicable Law, Buyer shall not be required to provide credit for such service (x) for benefit accrual purposes under any Buyer Plan that is a defined benefit pension plan or post-retirement welfare plan or (y) for purposes of vesting any equity-based incentive compensation awards.

(i) Buyer shall use reasonable best efforts to (x) waive or cause to be waived for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Buyer or any of its Affiliates applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to (or was previously satisfied by) such Continuing Employee under the terms of the comparable Benefit Plan, and (y) give or cause to be given full credit under the Buyer Plans applicable to each Continuing Employee and his or her dependents for all co-payments and deductibles under any Benefit Plan satisfied prior to the Closing in the same plan year as the Closing for purposes of any annual and lifetime maximums, as if there had been a single continuous employer.

(j) Seller shall notify Buyer prior to the Closing of any layoffs of any Company Employees in the 90-day period prior to the Closing. On and after the Closing Date, Buyer shall assume responsibility for compliance with, as well as any liability that may exist under, WARN on account of any Continuing Employee terminated on or after the Closing Date.

(k) Buyer shall adopt the “alternate procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53, with respect to the Continuing Employees for the calendar year in which the Closing Date occurs. Under this procedure, (i) Buyer as the successor employer shall provide Forms W-2 to Continuing Employees reflecting all wages paid and Taxes withheld with respect to such Continuing Employees for the calendar year in which the Closing Date occurs and (ii) Seller as the predecessor employer shall have no employment Tax reporting responsibilities for the Continuing Employees following the Closing Date. Buyer shall also adopt the “alternate procedure” of Revenue Procedure 2004-53 for purposes of IRS Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate). Seller and Buyer shall cooperate in good faith to adopt similar procedures under applicable state, municipal, county, local or other Laws. In furtherance of the foregoing, and without limiting the generality of this Section 6.11(k), Seller will, and will cause its Affiliates to, cooperate with Buyer and Buyer’s agents to provide Buyer adequate payroll tax records required by federal and state agencies necessary for Buyer to optimize federal and state payroll tax Law relating to successor-in-interest transactions, including the transactions contemplated by this Agreement.

(l) Nothing in this Agreement, including the provisions of this Section 6.11 and the definition of “Company Indebtedness Amount”, shall be applied or interpreted as an item that reduces the Adjustment Amount by the amount of the obligations set forth on Section 6.11(l) of the Seller Disclosure Schedule.

(m) The Parties acknowledge and agree that all provisions contained in this Section 6.11 are included for the sole benefit of the Parties. This Agreement is not intended by the Parties to, and nothing in this Section 6.11 or otherwise in this Agreement, whether express or implied, shall, (i) constitute an amendment to or an undertaking to establish, amend or modify any Benefit Plan, Buyer Plan or any other employee benefit plan, program, agreement or arrangement, (ii) alter or limit Buyer’s ability to amend, modify or terminate any Benefit Plan, Buyer Plan or any other employee benefit plan, program, agreement or arrangement or (iii) confer on any

Company Service Provider or any other Person (other than the Parties) any rights or remedies (including any right to employment or other service relationship or any third party beneficiary rights).

(n) Without duplication of Section 6.11(e), in the event any post-closing retention bonuses under the Executive Retention Plan or the Con Edison Clean Energy Business, Inc. Retention Bonus Plan for Designated Employees are forfeited by a Continuing Employee (each such amount, a “Forfeited Retention Payment”), then within ten days of such forfeiture, Buyer shall, or shall cause one of its Affiliates to, pay to Seller or its designated Affiliate an amount in cash equal to such Forfeited Retention Payment to the extent such Forfeited Retention Payment was included in Change in Control Payments.

Section 6.12 Wrong Pockets. If, following the Closing, any Party becomes aware that any asset, property, right or facility (i) used or held for use exclusively in the operation or conduct of the Business by Seller or any of its Affiliates as of the date of this Agreement or as of Closing or required for the operation or conduct of the Business as reflected in the Financial Statements, other than any of the Seller Marks, is held by any member of the Remaining Seller Group, or (ii) used or held for use exclusively in the business of the Remaining Seller Group other than the Business is held by the Buyer and its Affiliates (including the Company Entities) (each, a “Wrong Pocket Asset”), the Party that holds the Wrong Pocket Asset shall promptly notify the other Party in writing and the Parties shall cooperate as soon as reasonably practicable to ensure that such Wrong Pocket Asset is transferred to the applicable Party, without the payment of any further consideration by the Party to whom the Wrong Pocket Asset is being transferred.

Section 6.13 No Solicitation, No Hire.

(a) Seller agrees that, from and after the Closing until the third (3rd) anniversary of the Closing Date, it shall not, and shall cause each other member of the Remaining Seller Group not to, directly or indirectly, hire, retain, solicit for employment or induce or attempt to induce to leave the employ or service of Buyer and its Affiliates (including the Company Entities) any Company Service Provider; provided that the foregoing shall not apply to (i) solicitations (or hires) approved by Buyer in writing, (ii) any Company Service Provider whose employment or retention was terminated by Buyer or any of its Affiliates (including the Company Entities) at any time after the Closing or (iii) generalized searches for officers or employees, including through search firms, bona fide public advertisements on websites or in periodicals of general circulation, so long as such searches are not targeted at any Company Service Providers (or hiring any Person as a result of such searches, so long as Seller uses, and causes each other member of the Remaining Seller Group to use, reasonable best efforts to not hire any Company Service Provider).

(b) The Parties agree that, if any court of competent jurisdiction in a final non-appealable judgment determines that a specified time period or any other relevant feature of this Section 6.13 is unreasonable, arbitrary or against public policy, then a lesser time period or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy shall be enforced to the maximum extent permitted under applicable Law.

Section 6.14 Financing.

(a) Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Debt Commitment, including using reasonable best efforts to no later than the Closing Date:

(i) satisfy, or cause to be satisfied, on a timely basis all conditions to Buyer obtaining the Financing set forth therein (in each case, to the extent satisfaction thereof is within its control);

(ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Commitment or on other terms (not related to conditionality) that are (A) acceptable to Lender and (B) in the aggregate not materially less favorable, taken as a whole, to Buyer; and

(iii) consummate the Financing or cause the Financing to be consummated at or prior to Closing if the conditions thereto set forth in the Debt Commitment have been satisfied (other than those which are dependent upon, or are to occur simultaneously with, the funding of the Financing).

Buyer shall give Seller reasonably prompt written notice (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in breach or default) by any party to the Debt Commitment or other Debt Document of which Buyer becomes aware, (B) if and when Buyer becomes aware that any portion of the Financing contemplated by the Debt Commitment has become unavailable for the Financing Purposes, (C) of the receipt of any written notice or other written communication from any Person with respect to any (1) actual or threatened in writing breach, default, termination or repudiation by any party to the Debt Commitment or other Debt Document or (2) material dispute or disagreement between or among any parties to the Debt Commitment or other Debt Document (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or Debt Documents), and (D) of any expiration or termination of the Debt Commitment or other Debt Document. Without limiting the foregoing, upon the written request of Seller, Buyer shall keep Seller informed on a reasonably current basis in reasonable detail of the status of their efforts to arrange the Financing and provide to Seller executed copies of the definitive documents related to the Financing (other than customary engagement letters that are confidential by their terms, and that do not affect the conditionality of the Financing) and copies of any of the written notices or communications described in the preceding sentence. If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment (other than any reduction in commitments pursuant to the terms of the Debt Commitment in respect of the proceeds of public or private equity or debt capital markets transactions), Buyer shall use reasonable best efforts to arrange and obtain alternative financing, including from alternative sources, on terms that in the aggregate are not materially less favorable to Buyer than the Financing contemplated by the Debt Commitment and in an amount that is sufficient, together with available cash of Buyer and other liquidity available to Buyer, for Buyer to pay the Financing Purposes (“Alternative Financing”) as promptly as practicable following the occurrence of such event and the provisions of Section 5.5(b) and this Section 6.14 shall be applicable to the Alternative Financing, and, for the purposes of Section 5.5(b) and this Section

6.14, all references to the Financing shall be deemed to include such Alternative Financing and all references to the Debt Financing Documents or other Debt Documents shall include the applicable documents for the Alternative Financing. Buyer shall (1) comply in all material respects with the Debt Commitment and each definitive agreement with respect thereto (collectively, the “Debt Documents”), (2) enforce their rights under the Debt Commitment and other Debt Document and (3) not permit, without the prior written consent of Seller, any amendment or modification to be made to, or any termination, rescission or withdrawal of, or any waiver of any provision or remedy under the Debt Financing Documents or other Debt Document that (individually or in the aggregate with any other amendments, modifications or waivers) would reasonably be expected to (x) reduce the aggregate amount of the Financing thereunder (including by changing the amount of fees to be paid or original issue discount thereof) such that Buyer cannot, taking into account available cash of Buyer and other liquidity available to Buyer, pay the Financing Purposes, or (y) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Financing in a manner that would reasonably be expected to (I) materially delay or prevent the Closing Date, or (II) materially adversely impact the ability of Buyer to enforce its rights against any other party to the Debt Commitment or other Debt Document; provided that, in any event, Buyer may amend the Debt Commitment to join additional financing sources, arrangers, bookrunners, syndication agents, documentation agents or other agents, managers, co-managers or similar entities to the Debt Commitment that had not executed the Debt Commitment as of the date hereof. Buyer shall provide notice to Seller promptly upon receiving the Financing. Notwithstanding anything contained herein to the contrary, Buyer may cancel or terminate a portion of the commitments provided under the Debt Commitment or Debt Documents to the extent Buyer Parent has completed any public or private equity or debt capital markets transactions and received proceeds therefrom in an amount of the commitments so cancelled or terminated so long as no term or condition related to such transaction is reasonably likely to prevent, impede, delay or impair the availability of the Financing (other than the portion so cancelled or terminated) or the ability of Buyer to consummate the transactions contemplated by this Agreement.

(b) Buyer shall indemnify, defend and hold harmless Seller, the Company Entities, and any officer, director, manager, employee, agent and representative of Seller or any Company Entity from and against any and all damages incurred, directly or indirectly, in connection with the Financing, any public or private equity or debt capital markets transactions to finance the transactions contemplated by this Agreement, any cooperation pursuant to clause (d) below, or, in each case, any information provided in connection therewith (other than as a result of the gross negligence, bad faith or willful misconduct of Seller or any Company Entity). Buyer shall promptly reimburse Seller and the Company Entities for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) incurred by Seller or the Company Entities in connection with the Financing, any public or private equity or debt capital markets transactions to finance the transactions contemplated by this Agreement or any cooperation pursuant to clause (d) below.

(c) Prior to the Closing, Seller shall use reasonable best efforts, and shall cause the Company Entities to use reasonable best efforts and shall use reasonable best efforts to cause its and their directors, officers and employees to provide such assistance in connection with the Financing or any public or private equity or debt capital markets transactions to finance the transactions contemplated by this Agreement as may be reasonably requested by Buyer. Without limiting the generality of the foregoing, such assistance shall include:

(i) furnishing, or causing to be furnished to (A) Buyer, the Debt Financing Sources and financing sources for any public or private equity or debt capital markets transactions to finance the transactions contemplated by this Agreement, such financial information and other pertinent information (including diligence information) regarding the Company Entities as promptly as reasonably practicable following the reasonable request therefor by Buyer, by any Debt Financing Source or by any financing source for any public or private equity or debt capital markets transactions to finance the transactions contemplated by this Agreement and (B) Buyer such other historical financial information reasonably necessary to enable Buyer to prepare pro forma or similar financial information (provided that the Company Entities shall have no obligation to prepare such pro forma or similar financial information);

(ii) providing reasonable assistance to Buyer in its preparation of (A) customary rating agency presentations and (B) bank books and confidential information memoranda, notes offering memoranda or presentation materials and similar documents customary for the Financing or any public or private equity or debt capital markets transactions to finance the transactions contemplated by this Agreement (including (1) a “private” supplement to any such materials and (2) customary representation and authorization letters with respect thereto) regarding the Company Entities;

(iii) causing the management team of the Company Entities, with appropriate seniority and expertise, to participate in a reasonable number of meetings, lender presentations, due diligence sessions, drafting sessions and meetings with prospective lenders or other investors and ratings agencies, in each case, upon reasonable advance notice and at mutually agreed times;

(iv) (A) causing the management team of the Company Entities, with appropriate seniority and expertise, to assist in the negotiation of the debt documents and (B) facilitating the execution and delivery at the Closing of customary debt documents, including by requesting that the appropriate officers of the Company Entities be available upon reasonable notice to Buyer and its counsel to sign debt documents (other than a solvency certificate), officer’s certificates, secretary’s certificates and perfection certificates (in each case to be held in escrow pending the Closing) in anticipation of the Closing; provided, however, that (x) no obligation of the Company Entities under any such document, agreement or pledge shall be effective until the Closing other than for any prepayment notices required by the Payoff Indebtedness (to the extent such notices may be conditioned on the Closing Date) and (y) the directors, officers and managers of Company Entities shall not be required to adopt resolutions approving the debt documents and other documents and certificates in connection with the Financing or any public or private equity or debt capital markets transactions to finance the transactions contemplated by this Agreement;

(v) at least three (3) Business Days prior to the Closing providing all documentation and other information about the Company Entities as is reasonably requested by the Debt Financing Sources or any financing source for any public or private equity or debt capital markets transactions to finance the transactions contemplated by this Agreement at least ten (10) Business Days prior to the Closing Date with respect to applicable “know your customer” and anti-money laundering rules and regulations including the Patriot Act;

(vi) to the extent required in connection with the Financing or any public or private equity or debt capital markets transactions to finance the transactions contemplated by this Agreement, requesting the Company Entities’ independent accountants to provide reasonable assistance to Buyer consistent with customary practices (including to provide consent to Buyer to use audit reports relating to the Financial Statements, on customary terms in connection with the Financing or any public or private equity or debt capital markets transactions to finance the transactions contemplated by this Agreement );

(vii) providing reasonable cooperation in connection with the termination of the Payoff Indebtedness (if any), the pay-off of the Indebtedness thereunder and the release of related liens and termination of security interests, including delivering prepayment notices (to the extent such notices may be conditioned on the Closing Date), the Payoff Letters and UCC-3 or equivalent financing statements;

provided, that, in the case of each of clauses (i) through (vii) above and clause (d) below, (A) none of Seller or any Company Entity or any of their respective officers, directors, managers, or employees shall be required to pay (or agree to pay) any commitment or other fee, pay any expense, provide any indemnities or incur any liability or enter into any agreement in connection with the Financing (or any public or private equity or debt capital markets transactions to finance the transactions contemplated by this Agreement) prior to the Closing Date unless promptly reimbursed in accordance with Section 6.14(b), (B) nothing in this Section 6.14 shall require any director, manager or officer to execute or deliver any document or instrument: (1) other than in such person’s capacity as a director, manager or officer upon and following the Closing and solely on behalf of the applicable Company Entity (and not in any personal capacity); (2) if such person believes in good faith that any representation, warranty or certification contained therein is not true; or (3) if such person believes in good faith that execution or delivery of such document or instrument could result in personal liability, (B) the Company Entities and their respective officers and employees shall not be required to take any action that would unreasonably interfere with the operation of the business of the Company Entities, (C) neither Seller nor the Company Entities shall be required to disclose any information that is legally privileged (provided that Seller and the Company Entities shall use reasonable best efforts to provide such information in a manner which would not jeopardize such privilege), (D) Seller and the Company Entities shall not be required to take any action that would reasonably be expected to conflict with, or result in any violation of or default under, any contract, Law or any organizational documents of Seller or any Company Entity, (E) nothing in this Section 6.14 shall require any action that would violate any applicable confidentiality obligation of any Company Entity so long as the Seller, to the extent practical in the circumstances, provides Buyer written notice of any information so withheld and reasonably cooperates in good faith with Buyer in seeking to allow disclosure of such information in a manner that is not reasonably likely to cause such competitive harm, violate applicable Law or contract, jeopardize such attorney-client or other legal privilege or violate any such confidentiality obligation and (F) nothing in this Section 6.14 shall obligate Seller or any Company Entity to provide any financial (or other) information that is not produced in the ordinary course of business or is not otherwise readily available to Seller or any Company Entity.

(d) Seller shall use reasonable best efforts, and shall cause the Company Entities to use reasonable best efforts, and shall use reasonable best efforts to cause its and their directors, officers, employees, legal counsel, consultants and other relevant advisors, to cooperate with Buyer in connection with the efforts of Buyer to obtain waivers of, or amendments to, change of control or other applicable provisions in the Indebtedness of the Company Entities, on such terms and conditions as specified and reasonably requested by Buyer following consultation with Seller, in each case in accordance with the terms of the applicable Indebtedness. For the avoidance of doubt, nothing in this clause (d) shall require the Seller or Company Entities to pay (or agree to pay) any fee or other amount or to otherwise incur any liability prior to the Closing Date and any such cooperation provided for herein shall be subject to the indemnification and expense reimbursement provisions in clause (b) above.

(e) Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 7.3(b), as applied to the Sellers’ and Company Entities’ obligations under this Section 6.14, shall be deemed to be satisfied unless the Debt Financing or any public or private equity or debt capital markets transactions to finance the transactions contemplated by this Agreement has not been obtained as a direct result of the Seller’s breach of its obligations under this Section 6.14.

Section 6.15 R&W Insurance Policy. Following the date of this Agreement, in the event Buyer or any of its Affiliates elects to obtain a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, a “R&W Insurance Policy”), (a) all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such R&W Insurance Policy shall be borne solely by Buyer or such Affiliate, (b) such R&W Insurance Policy shall not provide for any “seller retention” (as such phrase is commonly used in the R&W Insurance Policy industry), (c) Buyer shall ensure that such R&W Insurance Policy shall expressly waive any claims of subrogation rights, and the insurer thereunder shall not otherwise be entitled to other forms of recovery including through claims of indemnity, recompensation, offset, assignment, contribution or otherwise, against Seller (except in the case of Damages resulting from Fraud with respect to the making of the representations and warranties contained in Article III or Article IV of this Agreement, in each case, as qualified by the Seller Disclosure Schedule) against Seller, and the Seller is a third-party beneficiary of the foregoing waiver, and (d) none of Buyer or any of its Affiliates shall amend, waive, modify or otherwise revise the R&W Insurance Policy in any manner inconsistent with the foregoing.

Section 6.16 Intercompany Accounts; Termination of Affiliate Contracts. Except as set forth in Section 6.16(i) of the Seller Disclosure Schedule, (i) Seller and its Affiliates (other than the Company Entities), on the one hand, and the Company Entities, on the other hand, shall have paid, settled, netted, cancelled, forgiven or released any Liabilities under the Intercompany Accounts between such parties, Seller shall have caused any such Intercompany Accounts to be transferred to the Company Entities, such that the Company Entities, on the one hand, and any member of the Remaining Seller Group, on the other hand, do not have any further Liability to one another in respect of such Intercompany Accounts following Closing and (ii) the Affiliate Contracts, except for the agreements listed in Section 6.16(ii) of the Seller Disclosure Schedule, shall be terminated without any further force or effect and in each case without any further obligation or liability of any Company Entity such as any liabilities associated with termination fees, compensation of costs or other kind of reimbursement.

Section 6.17 Use of Certain Names.

(a) As soon as practicable following the Closing, (x) but in no event later than fifteen (15) Business Days after the Closing, Buyer shall, and shall cause the applicable Company Entities to, file such documents and take, or cause to be taken, such necessary actions, to file with competent Governmental Authorities to change the corporate names of the Company Entities, and (y) but in no event later than one hundred and fifty (150) days after the Closing, Buyer shall, and shall cause the applicable Company Entities to, cease and permanently discontinue any and all uses of the names “Consolidated Edison”, “Con Edison”, “conEdison”, “Con Ed”, “ConEd” and any Trademark comprising or including any of the foregoing terms, and all logos associated therewith, including, as shown on Section 6.17(a) of the Seller Disclosure Schedule, as used by the applicable Company Entities, in connection with the conduct of the business of the applicable Company Entities (the “Seller Marks”), and any words or expressions similar thereto or constituting an abbreviation or extension thereof or that would, in each case, raise a reasonable likelihood of confusion with the Seller Marks and remove or cover all Seller Marks from, or destroy, any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials or things in the applicable Company Entities’ possession or under the applicable Company Entities’ control bearing any of the Seller Marks . For the avoidance of doubt, nothing in this Section 6.17(a) shall require Buyer to take any action to update the name of any Company Entity in any Contract prior to its expiry or termination in accordance with its terms including in any Contract filed with any competent Governmental Authorities.

(b) Without limiting any of the obligations in Section 6.17(a), in no event shall Buyer or any of its Affiliates use any of the Seller Marks after the Closing in any manner or for any purpose different from the use of such Seller Marks by the applicable Company Entities preceding the Closing, and neither Buyer nor any of its Affiliates shall affix any of the Seller Marks or words or expressions similar thereto or constituting an abbreviation or extension thereof or that would, in each case, raise a reasonable likelihood of confusion with the Seller Marks on any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials or things that are created or produced after the Closing.

(c) Buyer expressly acknowledges and confirms that, except the limited right to use Seller Marks as provided in Section 6.17(a), (i) Buyer shall not receive any right, title or interest in or to the Seller Marks and (ii) from and after the Closing, Buyer shall not, and shall cause the applicable Company Entities not to, use Seller Marks, and Buyer acknowledges that it, its Affiliates and the Company Entities have no rights whatsoever to apply to register the Seller Marks.

(d) Notwithstanding the foregoing, Buyer and its Affiliates shall have the perpetual right to use the Seller Marks solely (i) as required by applicable Law, and (ii) in a manner consistent with the doctrine of “nominative fair use”, including to accurately describe the facts relating to Seller’s previous ownership of the Company Entities; provided, that, for a period of one-hundred and eighty (180) days following the Closing Date, if any communication using the Seller Marks is proposed to be sent by Buyer or any of its Affiliates (including the Company Entities) to utility customers in New York or New Jersey of any Seller Regulated Affiliate, Buyer shall, or shall cause its relevant Affiliate to, coordinate with the appropriate Seller Regulated Affiliate to provide a copy of such communication to the staff of the New York Department of Public Service or the staff of the New Jersey Board of Public Utilities, as appropriate, for review prior to issuing such communication. Seller shall cause the appropriate Seller Regulated Affiliate, within five (5) Business Days after receiving notice of such communication, to make the appropriate outreach to the applicable staff. It is acknowledged and agreed by both Parties that, under applicable Governmental Orders, such staff will thereafter have five (5) Business Days to raise objections, if any, to such communication.

Section 6.18 Transition Services. Prior to Closing, Seller and Buyer shall enter into a Transition Services Agreement substantially in the form attached hereto as Exhibit F.

Section 6.19 Westside.

(a) In the event that the completion of the Project “Westside Canal BESS 1” (“Westside”) and its subsequent divestment to San Diego Gas & Electric (“SDG&E”) does not occur as intended by Seller prior to the Closing, all benefits and burdens arising in connection with Westside and its completion shall be for the account of the Seller in accordance with the following principles:

(i) After the Closing, Buyer shall as developer and agent of Seller use reasonable best efforts to cause the Company Entities to (i) complete Westside in accordance with all Contracts (including the existing financing agreements), Permits and Laws applicable to Westside, including using reasonable best efforts to meet the milestones for completion and conditions for acceptance by SDG&E in such Contracts, (ii) transfer Westside to SDG&E pursuant to the Build-Own-Transfer Agreement by and between SDG&E and CED Westside Canal Battery Storage, LLC, dated December 13, 2021 (the “Westside BOT Agreement”) and (iii) perform all obligations, settle all Liabilities, promptly (in coordination with Seller) enforce all rights and collect all claims under the Westside BOT Agreement (collectively, the “Westside Activities”), in each case on behalf of Seller. Neither Buyer nor any of its Affiliates (including the Company Entities) shall have any Liability in connection with Westside or any Westside Activities to Seller other than for willful misconduct or fraud.

(ii) After the Closing, Seller shall reimburse, indemnify and hold harmless Buyer and its Affiliates (including the Company Entities) (the “Buyer Indemnified Parties”) for all costs and expenses, losses and Liabilities incurred by, including any Taxes imposed on, any Buyer Indemnified Party (whether incurred prior to, on or after the Effective Date) in connection with Westside or any

Westside Activities (“Westside Expenses”), and to the extent any Buyer Indemnified Party makes any payment in respect of any Westside Expenses, such payment shall be made on behalf of Seller as Seller’s agent. Buyer shall, as Seller’s agent, collect and promptly remit to Seller any and all consideration received from SDG&E in connection with the Westside BOT Agreement. The Buyer Indemnified Parties shall be entitled to net off any reasonably documented claim against Seller for Westside Expenses against such consideration. Buyer shall be deemed to have been reimbursed for any Liabilities incurred by the Company Entities in respect of the financing of Westside prior to Closing to the extent such Liabilities are reflected in the Company Indebtedness Amount and have reduced the Purchase Price.

(iii) The only obligations of the Parties in connection with the Westside Activities are those set forth in this Section 6.19 and to be set forth in the development management and agency agreement, and no fiduciary duty or other duty or obligation shall apply, or be implied, in fact, Law or equity.

(iv) Prior to Closing, Buyer and Seller shall enter into a development management and agency agreement effective as of Closing that shall include the terms set forth in clauses (i), (ii) and (iii) above and otherwise be on terms substantially in accordance with the Transition Services Agreement.

(b) Until the Closing, Seller shall provide to Buyer monthly reports on the status of Westside and the Westside Activities. After the Closing until the Westside Activities are completed, Buyer shall provide to Seller monthly reports on the status of Westside and the Westside Activities.

(c) The Parties agree that, for U.S. federal and applicable state and local income Tax purposes, (i) the execution of the agreement described in Section 6.19(a)(iv) shall constitute a distribution of the beneficial ownership interest in Westside by one of the Company Entities to Seller immediately prior to the Closing, and (ii) from and after such distribution, Seller shall be treated as the sole owner of Westside and shall be entitled to the benefits and burdens of such ownership. The Parties shall, and shall cause their respective Affiliates to, report in a manner consistent with this Section 6.19(c) for all Tax purposes.

ARTICLE VII.

CONDITIONS TO CLOSING

Section 7.1 Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, where legally permissible, waiver in writing by such Party) at or prior to the Closing Date of each of the following conditions:

(a) No Adverse Law or Order. There shall be no Law or Governmental Order that is in effect that makes illegal or prohibits the consummation of the transactions contemplated hereby.

(b) HSR. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

(c) FPA Matters. FERC authorization under Section 203 of the FPA required to consummate the transactions contemplated hereby shall have been obtained and be in full force and effect.

(d) CFIUS Approval. CFIUS Approval shall have been obtained.

Section 7.2 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Seller) at or prior to the Closing Date of each of the following additional conditions:

(a) Accuracy of Buyer’s Representations and Warranties. The representations and warranties of Buyer contained in this Agreement, disregarding all qualifications contained herein relating to materiality, material adverse effect or similar qualifications therein, shall be true and correct in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not reasonably be expected to prevent or materially delay the performance by Buyer or its Affiliates of any obligation under, or the consummation of the transactions contemplated by, this Agreement; provided, that the Fundamental Representations of Buyer shall be true and correct in all material respects.

(b) Covenants and Agreements of Buyer. Buyer shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by it prior to the Closing.

(c) Certificate of Buyer. Seller shall have received a certificate signed by a duly authorized officer of Buyer confirming the matters set forth in Section 7.2(a) and Section 7.2(b) as of the Closing Date.

Section 7.3 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Buyer) at or prior to the Closing Date of each of the following additional conditions:

(a) Accuracy of Seller’s Representations and Warranties. The representations and warranties of Seller contained in this Agreement, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect or similar qualifications therein, shall be true and correct, in each case on and as of the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date) with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Company Entities taken as a whole; provided, that (i) the representations and warranties set forth in Section 3.8(c) shall be true and correct in all respects, (ii) the Fundamental Representations set forth in Section 3.3 and Section 4.6 shall be true and correct in all but de minimis respects and (iii) the other Fundamental Representations of the Company and Seller shall be true and correct in all material respects.

(b) Covenants and Agreements of Seller. Seller shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by Seller prior to the Closing.

(c) Certificate of Seller. Buyer shall have received a certificate signed by a duly authorized officer of Seller confirming the matters set forth in Section 7.3(a) and Section 7.3(b) as of the Closing Date.

ARTICLE VIII.

LIMITATIONS

Section 8.1 Remedies(a) . Notwithstanding anything in this Agreement to the contrary and subject to Section 8.1(b), (i) each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement shall cause the other Party to sustain irreparable harm for which it would not have an adequate remedy at Law, and therefore in the event of any such breach the aggrieved Party shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to the remedy of specific performance of such covenants and agreements, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled, (ii) a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and (iii) in the event that any action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law.

(b) Until such time as Buyer pays and Seller accepts the Buyer Termination Fee, the remedies available to Seller pursuant to this Section 8.1 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit Seller from, in the alternative, seeking to terminate this Agreement and collect the Buyer Termination Fee under Section 10.3. For the avoidance of doubt, while Seller may pursue both a grant of specific performance to the extent permitted by this Section 8.1 and the payment of the Buyer Termination Fee, under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance to require Buyer to consummate the Closing and payment of the Buyer Termination Fee. In the event that Seller pursues and obtains the payment of the Buyer Termination Fee, the Buyer Termination Fee shall be the exclusive and final remedy for this Agreement not being consummated, for whatever reason; in no event shall Seller be entitled a grant of specific performance after receiving the Buyer Termination Fee. In furtherance of the foregoing, the Parties hereby further acknowledge and agree that prior to the Closing, Seller shall be entitled to specific performance (i) to enforce specifically the terms and provisions of, and to prevent or cure breaches of, this Agreement (including Section 6.14) by Buyer, (ii) to cause Buyer to pay the Buyer

Termination Fee to the extent such Buyer Termination Fee is payable pursuant to Section 10.3 or to fulfill its indemnification and reimbursement obligations pursuant Section 6.14(b) and (iii) to cause Buyer to draw down the full proceeds of the Debt Commitment and to cause Buyer to consummate the transactions contemplated hereby, including to effect the Closing in accordance with the terms and subject to the conditions in this Agreement, if, solely in the case of this clause (iii), (A) all conditions in Section 7.1 and Section 7.3 have been satisfied (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date; provided that such conditions would be satisfied if the Closing were to occur at such time), (B) Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.3, (C) the Debt Financing (or, if Alternative Financing is being used in accordance with Section 6.14, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing and (D) Seller has irrevocably confirmed that if specific performance is granted and the Debt Financing (or, if Alternative Financing is being used in accordance with Section 6.14, pursuant to the commitments with respect thereto) are funded, then the Closing will occur. In furtherance of the foregoing, it is hereby acknowledged and agreed that Seller shall be entitled to specific performance to cause Buyer to enforce the terms of the Debt Commitment, including by demanding that Buyer file one or more lawsuits against the Debt Financing Sources to fully enforce such Debt Financing Sources’ obligations thereunder and Buyer’s rights thereunder, if (i) all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date; provided that such conditions would be satisfied if the Closing were to occur at such time), and Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.3 and (ii) all of the conditions to the consummation of the Debt Financing provided by the Debt Commitment (or, if Alternative Financing is being used in accordance with Section 6.14 pursuant to the commitments with respect thereto) have been satisfied (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date; provided that such conditions would be satisfied if the Closing were to occur at such time).

Section 8.2 Waiver and Release. Effective as of the Closing, each of Buyer and Seller, for itself and each of its respective Affiliates (including, in respect of Seller, the Company Entities prior to the Closing and, in respect of Buyer, the Company Entities after the Closing) and its and their respective former, current or future directors, officers, employees, general or limited partners, managers, members, direct or indirect equityholders, controlling persons, Affiliates, attorneys, assignees, agents, representatives or representatives of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (each, a “Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any Releasor has, may have, or might have or may assert now or in the future, against the other Party or any of its Affiliates or any of its or their respective former, current and future directors, officers, employees, general and limited partners, managers, members, direct and indirect equityholders, controlling persons, affiliates, attorneys, assignees, agents, representatives and representatives of any of the foregoing, and any and all former, current and future estates, heirs, executors, administrators, trustees, successors and assigns of any of the foregoing (each, a “Releasee”) arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing to the extent relating to any of the Company Entities, the ownership of the Company Interests, the business or the operation, management, use or control of the businesses of the Company Entities or the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that nothing contained in this Section 8.2 shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Person under this Agreement or any other Transaction Document or any rights or obligations resulting from Fraud. Each Releasee to whom this Section 8.2 applies shall be a third party beneficiary of this Section 8.2.

ARTICLE IX.

NO SURVIVAL

Section 9.1 No Survival. None of the representations, warranties, covenants and other agreements in this Agreement or any certificates delivered pursuant to this Agreement shall survive the Closing, except for such covenants and agreements contained herein which by their terms expressly apply in whole or in part after the Closing and then only in accordance with their respective terms. Without limiting the generality of the foregoing, the Parties hereby acknowledge that:

(a) the provisions of and the limitations of remedies provided in Section 8.2, this Section 9.1 and Section 10.3 were specifically bargained for between the Parties and were taken into account by the Parties in arriving at the Purchase Price;

(b) the Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement and the other Transaction Documents; and

(c) this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and the Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

ARTICLE X.

TERMINATION

Section 10.1 Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer by giving written notice to the other Party if the Closing shall not have occurred on or before the date that is nine (9) months following the date of this Agreement (the “Termination Date”); provided, that (i) if on such date, the conditions to

Closing set forth in Section 7.1(a), Section 7.1(b), Section 7.1(c), or Section 7.1(d) have not been satisfied but all other conditions to Closing set forth in Section 7.1, Section 7.2 and Section 7.3 shall be satisfied or waived (in writing) or shall be capable of being satisfied or waived on such date, then the Termination Date shall be automatically extended by six (6) months, without any action on the part of the Parties, and such date shall become the “Termination Date” for the purposes of this Agreement, and (ii) if on the date contemplated by the foregoing sub-clause (i), the conditions to Closing set forth in Section 7.1(a), Section 7.1(b), Section 7.1(c), or Section 7.1(d) have not been satisfied but all other conditions to Closing set forth in Section 7.1, Section 7.2 and Section 7.3 shall be satisfied or waived (in writing) or shall be capable of being satisfied or waived on such date, then the Termination Date shall be automatically extended by an additional three (3) months, without any action on the part of the Parties, and such date shall become the “Termination Date” for the purposes of this Agreement; provided, that the right to terminate this Agreement under this subsection (b) shall not be available to any Party if such failure of the Closing to occur by the Termination Date was primarily due to the breach or violation of any representations, warranties, covenants or agreements contained in this Agreement by such Party;

(c) by either Seller or Buyer by giving written notice to the other Party if such other Party has breached any of its representations, warranties, covenants or agreements hereunder in a manner that would reasonably be expected to cause any condition of such Party giving notice set forth in Article VII not to be satisfied and such breach has not been cured within the earlier of thirty (30) days after written notification thereof by the Party seeking termination hereunder and the Termination Date; or

(d) by either Seller or Buyer by giving written notice to the other Party if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall not be subject to appeal or shall have become final and unappealable; provided, that the right to terminate this Agreement under this subsection (d) shall not be available to any Party if such order, decree, ruling or other Action was primarily due to the failure of such Party to perform any of its obligations hereunder.

Section 10.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 10.1, all rights and obligations of the Parties hereunder shall terminate without any Liability on the part of either Party or its Affiliates in respect thereof, except that (i) provisions of, and the obligations of Buyer and Seller under, Section 6.2(b), Section 6.6, Section 8.1, this Article X and Article XI of this Agreement shall remain in full force and effect and (ii) subject to Section 10.3, such termination shall not relieve any Party of any Liability for any breach of this Agreement prior to such termination.

Section 10.3 Termination Fee.

(a) In the event that (i) the conditions set forth in Section 7.1(a) (where such Government Order arises under the HSR Act, the Clayton Act, the Federal Trade Commission Act, or the Sherman Act), Section 7.1(b), Section 7.1(c) or Section 7.1(d) are not satisfied and (ii) this Agreement is terminated (x) by Seller pursuant to Section 10.1(c) due to Buyer’s breach of Section 6.5(c), or (y) by either Seller or Buyer pursuant to Section 10.1(b) at a time when this Agreement may have been terminated by Seller pursuant to Section 10.1(c) due to Buyer’s breach of Section 6.5(c), then Buyer shall, promptly and in any event within five (5) Business Days of such termination, pay the Company a non-refundable termination fee, without offset or reduction of any kind, in an amount of $220,000,000 (the “Buyer Termination Fee”), it being understood that in no event shall Buyer be required to pay the Buyer Termination Fee on more than one occasion. Any amount that becomes payable pursuant to this Section 10.3(a) shall be paid by wire transfer of immediately available funds to an account or accounts that have been designated by Seller.

(b) In the event that the Buyer Termination Fee is paid pursuant to Section 10.3(a), Buyer shall not have any liability of any nature whatsoever to Seller with respect to any breach of this Agreement or the failure of the Closing to occur, other than the liability of Buyer to pay (i) the Buyer Termination Fee in accordance with Section 10.3(a), as applicable, or (ii) any amounts payable under Section 6.14 or this Section 10.3(b); provided, however, that, if Buyer fails to pay the Buyer Termination Fee when due, (A) Buyer shall additionally pay to Seller interest on the amount of the Buyer Termination Fee from the date such payment was required to be made until the date of payment at a rate per annum (calculated daily on the basis of a year of 365 days and the actual number of days elapsed) equal to the rate then-payable on U.S. government treasury bills with a maturity of three months on the date such payment was required to be made and (B) if, in order to obtain such payment, Seller commences an Action that results in a judgment against Buyer, Buyer shall reimburse Seller for its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Action.

(c) Seller and Buyer acknowledge and agree that the Buyer Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which the Buyer Termination Fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation transactions contemplated by this Agreement, which amount would otherwise be uncertain and incapable of accurate determination.

(d) Seller and Buyer acknowledge and agree that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Buyer nor Seller would enter into this Agreement.

ARTICLE XI.

MISCELLANEOUS

Section 11.1 Parties in Interest.

(a) Nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than (a) the Parties and their respective successors and permitted assigns, (b) directors and officers of the Company Entities with respect to Section 6.9, (c) the Buyer Indemnified Parties with respect to Section 6.19, (d) each Party’s Affiliates with respect to Section 8.2, (e) the Non-Party Affiliates with respect to Section 11.11 and (f) Seller’s Counsel with respect to Section 11.12, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, Seller on behalf of itself and each Company Entity, hereby agrees that (i) none of the Debt Financing Sources will have any liability to the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives relating to or arising out of this Agreement or the Debt Financing, the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and (ii) the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 11.1(b) and Section 11.14 and that such provisions and any definitions used in such provisions or any other provision of this Agreement that modify such provisions in a manner adverse to the Debt Financing Sources shall not be amended in any way adverse to the Debt Financing Sources without the prior written consent of such Debt Financing Sources.

Section 11.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by Contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void; provided, that Buyer may assign this Agreement and any of its rights, interests, or obligations hereunder to any Affiliate, so long as Buyer continues to remain secondarily liable for all of such rights, interests, or obligations.

Section 11.3 Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by e-mail transmission, charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties:

If to Seller:	Consolidated Edison, Inc.
4 Irving Place
New York, NY 10003
Attention: Yukari Saegusa, Vice President and Treasurer; Michelle Hyland, Associate General Counsel, Commercial Transactions
Email: saegusay@coned.com; hylandm@coned.com

with a copy to:	Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Christopher Cross; Leah Sauter
Email: christopher.cross@lw.com; leah.sauter@lw.com

If to Buyer:	RWE Renewables Americas, LLC
c/o RWE Aktiengesellschaft
RWE Platz 1
D-45141 Essen

Attention: Ulrich Rust, General Counsel
Claas Westermann, Head of Legal M&A
Email: Ulrich.Rust@rwe.com; Claas.Westermann@rwe.com

with copies to:	Hengeler Mueller
Benrather Straße 18-20
D-40213 Düsseldorf
Germany
Attention: Thomas Meurer; Martin Ulbrich e-mail: Thomas.Meurer@hengeler.com; Martin.Ulbrich@hengeler.com

Cravath, Swaine & Moore LLP.
Worldwide Plaza 825 Eighth Avenue
New York, NY 10019-7475
Attention: Richard Hall; Aaron Gruber e-mail: RHall@cravath.com; AGruber@cravath.com

All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by e-mail (with acknowledgment received), three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

Section 11.4 Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the Parties. No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

Section 11.5 Exhibits and Schedules. All Exhibits and Schedules and the Disclosure Schedules attached hereto are hereby incorporated herein by reference and made a part hereof. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller that, in and of itself, such information is material or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. Each numbered Schedule in the Disclosure Schedules qualifies only the correspondingly numbered representation, warranty or covenant, and will be deemed to qualify any other representations, warranties or covenants only to the extent that such qualification is reasonably apparent on the face of the relevant disclosure.

Section 11.6 Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.

Section 11.7 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.8 Entire Agreement. This Agreement (including the Schedules and the Exhibits hereto), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

Section 11.9 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible. Notwithstanding anything contained herein, under no circumstance shall the obligation of Seller to deliver the Company Interests be enforceable absent enforceability of the obligation of Buyer to pay the Purchase Price, and vice versa.

Section 11.10 Expenses.

(a) Buyer shall bear any filing fees and expenses with respect to any filings required under the HSR Act, FERC and CFIUS in connection with this Agreement and the transactions contemplated hereby, regardless of which Party is obligated under applicable Law or otherwise incurs any such fees, costs and expenses.

(b) Any and all fees, costs or expenses incurred in connection with obtaining the Required Project Consents or any other Third Party Consent required in connection with the consummation of the transactions contemplated hereby or the SPV Carve-Out shall be borne by Seller.

(c) Unless otherwise provided herein, including as provided in Section 2.2, each of Buyer and Seller agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it incidental to the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated.

Section 11.11 No Recourse Against Non-Party Affiliates. Other than pursuant to and to the extent provided in the Transaction Documents, all claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in equity or at Law, or granted by statute) that may be based upon or in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). Other than pursuant to and to the extent provided in the Transaction Documents, no Person who is not a Contracting Party, including any past, present or future Representative, incorporator, stockholder or Affiliate of such Contracting Party or Affiliate of any of the foregoing (the “Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in equity or at Law, or granted by statute) for any claims, causes of action, obligations, or Liabilities arising under, out of or in connection with this Agreement; and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action and obligations against any such Non-Party Affiliates. Without limiting the generality of the foregoing, to the maximum extent permitted by applicable Law, other than pursuant to and to the extent provided in the Transaction Documents, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available in equity or at Law, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect to this Agreement.

Section 11.12 Legal Representation.

(a) It is acknowledged by each of the Parties that the Company Entities and Seller have retained Latham & Watkins LLP (“Seller’s Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that Seller’s Counsel has not acted as counsel for any other Party in connection with the transactions contemplated hereby and that none of the other Parties has the status of a client of Seller’s Counsel for conflict of interest or any other purposes as a result thereof. Seller and Buyer hereby agree that, in the event that any dispute, or any other matter in which the interests of Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates (including any of the Company Entities), on the other hand, are adverse, arises after the Closing between Buyer or any of its Affiliates (including the Company Entities), on the one hand, and Seller and its Affiliates, on the other hand, Seller’s Counsel may represent any or all of Seller or any of its Affiliates in such dispute even though the interests of Seller and its Affiliates may be directly adverse to Buyer or the Company Entities, and even though Seller’s Counsel formerly may have represented the Company Entities in any matter substantially related to such dispute.

(b) Seller and Buyer and their respective Affiliates, including following the Closing with respect to the Company Entities, acknowledge and agree that, in connection with any future disputes, lawsuits, actions, proceedings, investigations or other matters, including any dispute between Buyer, any of the Company Entities or any of its or their respective Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, or with or between any other Persons, with respect to the transactions contemplated by this Agreement or otherwise, (i) as to all communications among Seller’s Counsel, the Company Entities, Seller or any of its Affiliates with respect to the negotiation, performance and consummation of the transactions contemplated by this Agreement, the attorney-client privilege, attorney work product protection and the expectation of client confidence belongs solely to Seller or its Affiliates (other than the Company Entities), and may be controlled by Seller or its Affiliates (other than the Company Entities), and shall not pass to or be claimed by Buyer, the Company Entities, or any of their respective Affiliates, and (ii) Seller’s Counsel may disclose to Seller or its Affiliates any information with respect to the negotiation, performance and consummation of the transactions contemplated by this Agreement learned by Seller’s Counsel in the course of its representation of Seller, the Company Entities or their respective Affiliates in connection with the transactions contemplated hereby, whether or not such information is subject to attorney-client privilege, attorney work product protection or Seller’s Counsel’s duty of confidentiality. Accordingly, Buyer and its Affiliates shall not have access to any such communications, or to the files of Seller’s Counsel, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (A) to the extent that files of Seller’s Counsel with respect to the negotiation, performance and consummation of the transactions contemplated by this Agreement constitute property of the client, only Seller and its Affiliates shall hold such property rights and (B) Seller’s Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or any of the Company Entities by reason of any attorney-client relationship between Seller’s Counsel and any of the Company Entities or otherwise.

(c) If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates (including the Company Entities) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company Entities or its Affiliates and any Person representing them with respect to the negotiation, performance and consummation of the transactions contemplated by this Agreement that occurred at any time prior to the Closing, Buyer, on behalf of itself and its Affiliates (including the Company Entities), shall be entitled to waive such privilege only with the consent of Seller.

Section 11.13 Governing Law. This Agreement and all claims or causes of action based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and be construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict or choice of laws, other than Section 5-1401 of the New York General Obligations Law.

Section 11.14 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) state courts of the State of New York located in New York County and (ii) the United States District Court for the Southern District of the State of New York for the purposes of any Action arising out of or relating to this Agreement or any transaction contemplated hereby (and irrevocably agrees not to commence any Action relating hereto except in such courts). Each of the Parties further irrevocably agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 11.3 shall be effective service of process for any Action in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of or relating to this Agreement or the transactions contemplated hereby in (i) state courts of the State of New York located in New York County or (ii) the United States District Court for the Southern District of the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.

(b) EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE PARTIES OR THE DEBT FINANCING SOURCES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

Section 11.15 Counterparts. This Agreement may be executed in any number of original, PDF or facsimile counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No Party will raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

SELLER:

CONSOLIDATED EDISON, INC.

By:	/s/ Robert Hoglund
	Name:	Robert Hoglund
	Title:	Senior Vice President and Chief Financial Officer

[PURCHASE AND SALE AGREEMENT]

BUYER:

RWE RENEWABLES AMERICAS, LLC

By:	/s/ Jan Philipp Kastka
	Name:	Jan Philipp Kastka
	Title:	Head of M&A – RWE AG

RWE RENEWABLES AMERICAS, LLC

By:	/s/ Claas Westermann
	Name:	Claas Westermann
	Title:	Head of M&A Legal – RWE AG

[PURCHASE AND SALE AGREEMENT]